As filed with the Securities and Exchange Commission on February 6, 2004

Registration No. 333-110924

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BANK OF AMERICA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	6021	56-0906609
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Bank of America Corporate Center

100 N. Tryon Street

Charlotte, North Carolina 28255

(704) 386-8486

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Paul J. Polking, Esq.

Executive Vice President and General Counsel

Bank of America Corporation

Bank of America Corporate Center

Charlotte, North Carolina 28255

(704) 386-5724

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Gary A. Spiess, Esq. Executive Vice President, General Counsel and Secretary FleetBoston Financial Corporation 100 Federal Street Boston, Massachusetts 02110 (617) 434-2870	Edward D. Herlihy, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	John C. Murphy, Jr., Esq. Cleary, Gottlieb, Steen & Hamilton 2000 Pennsylvania Avenue, NW Washington, DC 20006 (202) 974-1500

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Bank of America Corporation and FleetBoston Financial Corporation each have unanimously approved a strategic merger that will combine our two franchises to create the first banking institution with a truly national scope, with an unrivaled presence in America’s growth and wealth markets. After completion of the merger, we expect that current Bank of America stockholders will, as a group, own approximately 72% of the combined company and FleetBoston stockholders will, as a group, own approximately 28% of the combined company.

If the merger is completed, FleetBoston stockholders will have the right to receive 0.5553 of a share of Bank of America common stock for each share of FleetBoston common stock held immediately prior to the merger. Bank of America stockholders will continue to own their existing Bank of America common stock. Each share of each series of FleetBoston preferred stock issued and outstanding immediately prior to the completion of the merger will be converted into a share of a series of Bank of America preferred stock with the same terms (to the fullest extent possible) as the corresponding FleetBoston preferred stock. The following table shows the closing sale prices of Bank of America common stock and FleetBoston common stock as reported on the New York Stock Exchange on October 24, 2003, the last trading day before we announced the merger, and on February 5, 2004, the last practicable trading day before the distribution of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of FleetBoston common stock, which we calculated by multiplying the closing price of Bank of America common stock on those dates by 0.5553, the exchange ratio.

	Bank of America Common Stock	FleetBoston Common Stock	Implied Value per Share of FleetBoston Common Stock
At October 24, 2003	$81.86	$31.80	$45.46
At February 5, 2004	$82.00	$44.98	$45.53

Since announcement of the merger, Bank of America common stock has generally traded below the closing price on the trading day preceding the announcement of the merger, and the market price of Bank of America common stock may fluctuate up or down prior to the merger, which will result in corresponding fluctuations in the implied value per share of FleetBoston common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Bank of America common stock. You should obtain current market quotations for the shares of both companies.

We expect that the merger will generally be tax free to FleetBoston stockholders, except for taxes on cash received by FleetBoston stockholders instead of receiving fractions of shares of Bank of America common stock.

We cannot complete the merger unless the stockholders of both of our companies approve it. Each of us will hold a special meeting of our stockholders to vote on this merger proposal. Your vote is important. Whether or not you plan to attend your special stockholders’ meeting, please take the time to vote your shares in accordance with the instructions contained in this document. Your failure to vote will have the same effect as voting against the merger. The places, dates and times of the special meetings are as follows:

For Bank of America stockholders:	For FleetBoston stockholders:

the Bank of America board of directors unanimously recommends that Bank of America stockholders vote FOR adoption of the merger agreement.	the FleetBoston board of directors unanimously recommends that FleetBoston stockholders vote FOR approval of the merger agreement.

This document describes the special meetings, the merger, the documents related to the merger and certain other matters. Please carefully read this entire document, including “Risk Factors Relating to the Merger” beginning on page 19 for a discussion of the risks relating to the merger. You also can obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

KENNETH D. LEWIS Chairman, President and Chief Executive Officer Bank of America Corporation	CHARLES K. GIFFORD Chairman and Chief Executive Officer FleetBoston Financial Corporation

Bank of America common stock is quoted on the NYSE under the symbol “BAC.” FleetBoston common stock is quoted on the NYSE under the symbol “FBF.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Bank of America common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate.

Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is February 6, 2004, and it is first being mailed or otherwise delivered to Bank of America stockholders and FleetBoston stockholders on or about February 9, 2004.

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Bank of America Corporation will hold a special meeting of stockholders in the Palmetto Ballroom of the International Trade Center, 200 North College Street, Charlotte, North Carolina, at 10:00 a.m., local time, on March 17, 2004 to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, dated as of October 27, 2003, by and between Bank of America Corporation and FleetBoston Financial Corporation, pursuant to which FleetBoston will merge with and into Bank of America;

•	a proposal to adopt the Amended and Restated Bank of America 2003 Key Associate Stock Plan;

•	a proposal to adopt an amendment to the Bank of America amended and restated certificate of incorporation, to increase the number of authorized shares of Bank of America common stock from 5 billion to 7.5 billion; and

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals.

The Bank of America board of directors has fixed the close of business on January 26, 2004 as the record date for the Bank of America special meeting. Only Bank of America stockholders of record at that time are entitled to notice of, and to vote at, the Bank of America special meeting, or any adjournment or postponement of the Bank of America special meeting. Holders of the Bank of America common stock, 7% Cumulative Redeemable Preferred Stock, Series B, which we refer to as the Series B Preferred Stock, and ESOP Convertible Preferred Stock, Series C, which we refer to as the ESOP Preferred Stock, vote together without regard to class and will be entitled to vote at the special meeting. A complete list of the Bank of America stockholders entitled to vote at the Bank of America special meeting will be made available for inspection by any Bank of America stockholder for ten days prior to the Bank of America special meeting at the principal executive offices of Bank of America, and at the time and place of the Bank of America special meeting. Each share of Bank of America common stock and Series B Preferred Stock is entitled to one vote, and each share of ESOP Preferred Stock is entitled to two votes. Adoption of the merger agreement and the approval of the proposal to increase the number of authorized shares of Bank of America common stock each requires the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock entitled to vote at the special meeting, voting together without regard to class. Adoption of the Amended Stock Plan requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of the Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock, voting together without regard to class.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the Internet site listed on the Bank of America proxy card, by calling the toll-free number listed on the Bank of America proxy card, or by submitting your proxy card by mail. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Bank of America common stock, Series B Preferred Stock or ESOP Preferred Stock who is present at the Bank of America special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Bank of America special meeting in the manner described in the accompanying joint proxy statement/prospectus.

The Bank of America board of directors approved, by the unanimous vote of the directors present, the merger agreement and unanimously recommends that Bank of America stockholders vote “FOR” adoption of the merger agreement and the other proposals. Each of the proposals is independent, and is not contingent on approval by stockholders, of the other proposals.

BY ORDER OF THE BOARD OF DIRECTORS,

Rachel R. Cummings Corporate Secretary

February 6, 2004

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

FLEETBOSTON FINANCIAL CORPORATION

100 Federal Street

Boston, Massachusetts 02110

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

FleetBoston Financial Corporation will hold a special meeting of stockholders in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts, at 10:00 a.m., local time, on March 17, 2004 to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of October 27, 2003, by and between Bank of America Corporation and FleetBoston Financial Corporation, pursuant to which FleetBoston will merge with and into Bank of America; and

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal.

The FleetBoston board of directors has fixed the close of business on January 26, 2004 as the record date for the FleetBoston special meeting. Only FleetBoston stockholders of record at that time are entitled to notice of, and to vote at, the FleetBoston special meeting, or any adjournment or postponement of the special meeting. A complete list of FleetBoston stockholders entitled to vote at the special meeting will be made available for inspection by any FleetBoston stockholder at the time and place of the FleetBoston special meeting. In order for the merger agreement to be approved, the holders of a majority of the outstanding shares of FleetBoston common stock entitled to vote thereon must vote in favor of approval of the merger agreement.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions. Please vote as soon as possible by accessing the Internet site listed on the FleetBoston proxy card, by calling the toll-free number listed on the FleetBoston proxy card, or by submitting your proxy card by mail. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of FleetBoston common stock who is present at the FleetBoston special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the FleetBoston special meeting in the manner described in the accompanying joint proxy statement/prospectus.

The FleetBoston board of directors has unanimously approved the merger agreement and unanimously recommends that FleetBoston stockholders vote “FOR” approval of the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

Gary A. Spiess

Secretary

February 6, 2004

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Bank of America and FleetBoston from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

Bank of America Corporation	FleetBoston Financial Corporation
Bank of America Corporate Center	100 Federal Street
Charlotte, North Carolina 28255	Boston, Massachusetts 02110
Attention: Investor Relations	Mail Stop MA DE 10032F
Telephone: (704) 386-5681	Attention: Investor Relations
Telephone: (617) 434-7858

You will not be charged for any of these documents that you request. Bank of America stockholders and FleetBoston stockholders requesting documents should do so by March 10, 2004 in order to receive them before the special meetings.

See “Where You Can Find More Information” on page 114.

i

APPENDICES:

Page
APPENDIX A

Agreement and Plan of Merger, dated as of October 27, 2003, by and between FleetBoston Financial Corporation and Bank of America Corporation	A-1

APPENDIX B

Stock Option Agreement, dated as of October 27, 2003, between FleetBoston Financial Corporation, as issuer, and Bank of America Corporation, as grantee	B-1

APPENDIX C

Stock Option Agreement, dated as of October 27, 2003, between Bank of America Corporation, as issuer, and FleetBoston Financial Corporation, as grantee	C-1

APPENDIX D

Opinion of Goldman, Sachs & Co.	D-1

APPENDIX E

Opinion of Morgan Stanley & Co. Incorporated	E-1

APPENDIX F

Chapter 7-1.1-74 of the Rhode Island Business Corporation Act	F-1

APPENDIX G

Section 262 of the Delaware General Corporation Law	G-1

APPENDIX H

Bank of America’s 2003 Key Associate Stock Plan, as Amended and Restated	H-1

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS

Q:	What matters will be considered at the special meetings?

A:	At the Bank of America special meeting, Bank of America stockholders will be asked to vote in favor of adopting the merger agreement. Bank of America stockholders will also be asked to vote in favor of adopting Bank of America’s Amended Stock Plan, as well as a proposal to increase the number of authorized shares of Bank of America common stock. Each of the proposals is independent, and is not contingent on approval by stockholders, of the other proposals. At the FleetBoston special meeting, FleetBoston stockholders will be asked to vote in favor of adopting the merger agreement.

Q:	What do I need to do now?

A:	After you have carefully read this document and have decided how you wish to vote your shares, please vote by accessing the Internet site listed on your proxy card, by calling the toll-free number listed on your proxy card or by submitting your proxy card by mail. To submit your proxy card by mail, you must complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. This will enable your shares to be represented and voted at the Bank of America special meeting or the FleetBoston special meeting.

Q:	Why is my vote important?

A:	The failure of a Bank of America or a FleetBoston stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger and, for Bank of America stockholders, the proposal to increase the number of authorized shares of Bank of America common stock. In the case of Bank of America, the merger and the proposal to increase the number of authorized shares of Bank of America common stock must be approved by the holders of a majority of the votes represented by the outstanding shares of Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock entitled to vote at its special meeting, voting together without regard to class. Bank of America’s Amended Stock Plan must be approved by the affirmative vote of a majority of the votes cast at the special meeting by the holders of the Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock, voting together without regard to class. In the case of FleetBoston, the merger must be approved by the holders of a majority of the outstanding shares of FleetBoston common stock entitled to vote at its special meeting.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting “broker non-vote” will be counted toward a quorum at your special meeting, but it will have the same effect as a vote against the merger. In the case of the Bank of America special meeting, abstentions and broker non-votes also will have the same effect as votes cast against the proposal to increase the number of authorized shares of Bank of America common stock. Each of the proposals is independent, and is not conditioned on approval by stockholders, of the other proposals. Abstentions from voting, as well as broker non-votes, are not treated as votes cast and, therefore, will have no effect on the proposal to approve Bank of America’s Amended Stock Plan.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke your signed proxy card at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to, in the case of Bank of America, Rachel R. Cummings, Corporate Secretary, or in the case of FleetBoston, Gary A. Spiess, Secretary, or by attending the appropriate special meeting in person, notifying Ms. Cummings or Mr. Spiess, as the case may be, and voting by ballot at the special meeting. Ms. Cummings’s mailing address is Bank of America Corporation, NC1-007-56-11, 100 North Tryon Street, Charlotte, North Carolina 28255, and Mr. Spiess’s mailing address is FleetBoston Financial Corporation, 100 Federal Street, MA DE 10026A, Boston, Massachusetts 02110. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using telephone or Internet voting, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any stockholder entitled to vote in person at the appropriate special meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying Ms. Cummings or Mr. Spiess, as the case may be) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am a FleetBoston stockholder, should I send in my FleetBoston stock certificates now?

A:	No. You should NOT send in your FleetBoston stock certificates at this time. We will send you instructions for exchanging FleetBoston stock certificates for shares of Bank of America stock. Unless FleetBoston stockholders specifically request to receive Bank of America stock certificates, the shares of Bank of America stock they receive in the merger will be issued in book-entry form. Bank of America stockholders do not need to exchange or take any other action regarding their Bank of America stock certificates in connection with the merger.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger in the first half of 2004. However, we cannot assure you when or if the merger will occur. We must first obtain the approvals of our stockholders at the special meetings and the necessary regulatory approvals.

Q:	Whom should I call with questions?

A:	Bank of America stockholders should call the Bank of America Investor Relations Department at (704) 386-5681 with any questions about the merger and related transactions.

FleetBoston stockholders should call the FleetBoston Investor Relations Department at (617) 434-7858 with any questions about the merger and related transactions.

SUMMARY

This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to carefully read the entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 114. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

In the Merger FleetBoston Common Stockholders Will Have the Right to Receive 0.5553 of a Share of Bank of America Common Stock Per Share of FleetBoston Common Stock (page 30)

We are proposing the merger of FleetBoston with and into Bank of America. If the merger is completed, FleetBoston stockholders other than FleetBoston and Bank of America will have the right to receive 0.5553 of a share of Bank of America common stock for each share of FleetBoston common stock held immediately prior to the merger. We refer to this 0.5553-to-1 ratio as the exchange ratio. Upon completion of the merger, current holders of Bank of America common stock will, as a group, own approximately 72% of the outstanding common stock of the combined company and current holders of FleetBoston common stock will, as a group, own approximately 28% of the outstanding common stock of the combined company. Bank of America will not issue any fractional shares of Bank of America common stock in the merger. FleetBoston stockholders who would otherwise be entitled to a fractional share of Bank of America common stock will instead receive an amount in cash based on the average of the closing sale prices of Bank of America common stock on the five full trading days immediately prior to the date on which the merger is completed.

Example: If you hold 110 shares of FleetBoston common stock, you will receive 61 shares of Bank of America common stock and a cash payment instead of the 0.083 of a share of Bank of America common stock that you otherwise would have received (i.e., 110 shares x 0.5553 = 61.083 shares).

Tax-Free Transaction to FleetBoston Stockholders (page 77)

The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, holders of FleetBoston stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their FleetBoston stock for Bank of America stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Bank of America common stock, and Bank of America and FleetBoston will not recognize any gain or loss for U.S. federal income tax purpose in the merger. It is a condition to our respective obligations to complete the merger that Bank of America receive the opinion of Cleary, Gottlieb, Steen & Hamilton, and FleetBoston receive the opinion of Wachtell, Lipton, Rosen & Katz, in each case, that the merger qualifies as a reorganization for U.S. federal income tax purposes. In connection with the filing of the registration statement, Cleary, Gottlieb, Steen & Hamilton, counsel to Bank of America, and Wachtell, Lipton, Rosen & Katz, counsel to FleetBoston, have delivered to Bank of America and FleetBoston, respectively, their opinions that the merger will qualify as a “reorganization” for United States federal income tax purposes.

The federal income tax consequences described above may not apply to all holders of FleetBoston stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparative Market Prices and Share Information (page 103)

Bank of America common stock is quoted on the NYSE under the symbol “BAC.” FleetBoston common stock is quoted on the NYSE under the symbol “FBF.” The following table shows the closing sale prices of Bank of America common stock and FleetBoston common stock as reported on the NYSE on October 24, 2003, the last trading day before we announced the merger, and on February 5, 2004, the last practicable trading day before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of FleetBoston common stock, which we calculated by multiplying the closing price of Bank of America common stock on those dates by 0.5553, the exchange ratio.

	Bank of America Common Stock	FleetBoston Common Stock	Implied Value of One Share of FleetBoston Common Stock
At October 24, 2003	$81.86	$31.80	$45.46
At February 5, 2004	$82.00	$44.98	$45.53

Because the 0.5553 exchange ratio is fixed and will not be adjusted as a result of changes in the market price of Bank of America common stock, the implied value of the merger consideration will fluctuate with the market price of Bank of America common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Bank of America common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the internet or your broker. In addition, set forth below is a table showing the implied value of the merger consideration to FleetBoston stockholders based on a range of hypothetical Bank of America common stock prices. This table is for illustrative purposes only, and the actual prices at which shares of Bank of America common stock may trade between the date hereof and closing and thereafter may be above or below the range set forth below.

Bank of America Common Stock Hypothetical Value	Implied Value of One Share of FleetBoston Common Stock
$65	$36.09
$70	$38.87
$75	$41.65
$80	$44.42
$85	$47.20
$90	$49.98

Bank of America anticipates that it will repurchase approximately 67 million shares through 2004 and 23 million shares in 2005, net of option exercises. Actual share repurchases may be more or less than anticipated due to various factors including capital requirements, market conditions and legal considerations affecting the amount and timing of repurchase activity.

Goldman Sachs Provided an Opinion to the Bank of America Board of Directors that the Exchange Ratio was Fair from a Financial Point of View to Bank of America (page 39)

In connection with the merger, Bank of America retained Goldman, Sachs & Co., sometimes referred to as Goldman Sachs, and Banc of America Securities, LLC as financial advisors. In deciding to approve the merger, the Bank of America board of directors considered the oral opinion of Goldman Sachs provided to the Bank of America board of directors on October 26, 2003, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as Goldman Sachs considered relevant, the exchange ratio was fair to Bank of America from a financial point of view. A copy of the opinion is attached to this document as Appendix D. Bank of America stockholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by Goldman Sachs in providing the opinion. The opinion of Goldman Sachs will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Bank of America does not currently expect that it will request an updated opinion from Goldman Sachs. Bank of America agreed to pay a transaction fee of up to $25 million to Goldman Sachs for its services in connection with the merger. The principal portion of this fee is payable upon completion of the merger. The Goldman Sachs opinion is not a recommendation as to how any stockholder of Bank of America should vote with respect to the merger or any other matter. Banc of America Securities did not provide an opinion to the Bank of America board and did not receive fees in connection with the transaction.

Morgan Stanley Provided an Opinion to the FleetBoston Board of Directors that the Exchange Ratio was Fair from a Financial Point of View to Holders of FleetBoston Common Stock (page 47)

In deciding to approve the merger, the FleetBoston board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, sometimes referred to as Morgan Stanley, provided to the FleetBoston board of directors on October 26, 2003, that as of the date of the opinion, and based on and subject to the considerations in its opinion, the exchange ratio in the merger agreement was fair from a financial point of view to holders of FleetBoston common stock. A copy of the opinion is attached to this document as Appendix E. FleetBoston stockholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Morgan Stanley in providing its opinion. The opinion of Morgan Stanley will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. FleetBoston does not currently expect that it will request an updated opinion from Morgan Stanley. FleetBoston agreed to pay Morgan Stanley a transaction fee of up to $25 million in connection with the merger. The principal portion of such fee is payable upon completion of the merger. The Morgan Stanley opinion is not a recommendation as to how any stockholder of FleetBoston should vote with respect to the merger or any other matter.

Bank of America Currently Expects to Continue to Pay a Quarterly Cash Dividend of at Least $0.80 per Share (page 56)

During 2002, Bank of America paid cash dividends on its common stock totaling $2.44 per share. Bank of America currently expects to continue to pay a quarterly dividend of at least $0.80 per share of common stock. Based on the 0.5553 exchange ratio and this annual dividend rate, holders of FleetBoston common stock would experience an anticipated annual dividend rate increase of approximately 27% (from $1.40 to $1.78 per share of FleetBoston common stock equivalent). Although there is no present plan or intention to decrease this dividend, the Bank of America board of directors may, subject to applicable law, change this dividend amount at any time, and Bank of America’s ability to pay dividends on its common stock is subject to various legal and regulatory limitations.

Our Reasons for the Merger (pages 33 and 36)

Our companies are proposing to merge because, among other things, we believe that both sets of stockholders will benefit from the facts that:

•	the merger will create the first banking institution with a truly national scope, with an unrivaled presence in America’s growth and wealth markets;

•	the merger would establish a new Bank of America that will serve approximately 33 million consumer relationships, with leading market shares throughout the Northeast, Southeast, Midwest, Southwest and West regions of the United States; and

•	the resulting banking franchise will be America’s best, with unrivaled retail distribution in the most attractive markets.

The Bank of America Board of Directors Recommends that Bank of America Stockholders Vote “FOR” Adoption of the Merger Agreement, the Increase in the Number of Authorized Shares and the Amended Stock Plan (page 24)

The Bank of America board of directors believes that the merger is in the best interests of Bank of America and its stockholders and has unanimously approved the merger agreement. The Bank of America board of directors unanimously recommends that Bank of America stockholders vote “FOR” adoption of the merger agreement. The Bank of America board of directors has also unanimously approved the proposals to increase the number of authorized shares of Bank of America common stock and to adopt the Amended Stock Plan. The Bank of America board of directors unanimously recommends that Bank of America stockholders vote “FOR” the proposals to increase the number of authorized shares of Bank of America common stock and to adopt the Amended Stock Plan.

The FleetBoston Board of Directors Recommends that FleetBoston Stockholders Vote “FOR” Approval of the Merger Agreement (page 28)

The FleetBoston board of directors believes that the merger is in the best interests of FleetBoston and its stockholders and has unanimously approved the merger agreement. The FleetBoston board of directors unanimously recommends that FleetBoston stockholders vote “FOR” approval of the merger agreement.

FleetBoston’s Directors and Officers Have Financial Interests in the Merger That Differ From Your Interests (page 62)

FleetBoston’s executive officers and directors have economic interests in the merger that are different from, or in addition to, their interests as FleetBoston stockholders. The FleetBoston board of directors considered these interests in its decision to approve the merger agreement. Several executive officers of FleetBoston have existing agreements that provide severance benefits in the case of qualifying terminations of employment following a change in control of FleetBoston. As further described on page 62, in the event that a qualifying termination of employment were to occur immediately following the completion of the merger, the amount of the cash severance payable under the existing FleetBoston agreements is currently estimated to be $0 for Mr. Gifford (due to the reduction described on page 62), $7,850,000 for Mr. McQuade, $7,400,000 for Mr. Sarles, $0 for Mr. Warner (due to the reduction described on page 62) and $5,025,000 for Mr. Moynihan, although at completion of the merger the right of each of Messrs. McQuade, Sarles and Moynihan to this cash severance will be replaced by the right to receive a deferred amount under his new employment agreement with Bank of America. As further described on page 62, in the event that qualifying terminations of employment were to occur immediately following the completion of the merger, the aggregate amount of the cash severance payable under the existing FleetBoston agreements with the ten other FleetBoston executive officers is currently estimated to be approximately $30.2 million.

Four of FleetBoston’s executive officers — Eugene McQuade, Brian Moynihan, Jay Sarles and Bradford Warner — have entered into employment agreements with Bank of America that provide for their employment after completion of the merger. Under the new employment agreements with Bank of America, the annual base salary payable to each of Messrs. McQuade, Sarles, Warner and Moynihan will be $1,250,000, $850,000, $700,000 and $600,000, respectively. Some of FleetBoston’s compensation and benefits plans, including its equity award plans, provide for the payment or accelerated vesting of rights or benefits upon a transaction such as the merger. Also, Messrs. Gifford and McQuade will join the board of directors of the combined company, with Mr. Gifford serving as its Chairman.

FleetBoston officers and directors who serve on the combined company’s board of directors are expected to be compensated for their services in that capacity in accordance with Bank of America’s standard director compensation policy. While subject to modification by the board of directors, currently this policy provides for an annual retainer of $100,000, payable in cash and restricted stock, and an attendance fee of $1,500 for each meeting of the board or committee of the board, in each case for non-employee directors. In addition, non-employee directors will be eligible to receive restricted stock under Bank of America’s Directors’ Stock Plan based on a total award value determined from time to time by the Bank of America board of directors. Non-employee directors who chair certain committees also receive a committee chairperson annual retainer

(currently $20,000 for the chairpersons of the asset quality review committee, audit committee, compensation committee and executive committee, and $10,000 for the chairperson of the corporate governance committee). Consistent with Bank of America’s standard director compensation policy, it is anticipated that non-employee directors of FleetBoston who become directors of the combined company will receive remuneration for the period served as directors between the merger date and the next annual meeting of stockholders, and employee directors will receive no additional compensation for their service as directors.

Holders of Bank of America Preferred Stock Have Appraisal Rights (page 56)

Bank of America is incorporated in Delaware. Under Delaware law, holders of Bank of America common stock do not have any right to dissent from the merger or to a related court determination, in a proceeding known as an appraisal, of the fair value of their shares in connection with the merger. However, holders of Bank of America Series B Preferred Stock and ESOP Preferred Stock are entitled to appraisal rights in connection with the merger.

Holders of FleetBoston Series VII Preferred Stock Have Appraisal Rights (page 56)

FleetBoston is incorporated in Rhode Island. Under Rhode Island law, holders of FleetBoston common stock do not have any right to dissent from the merger or to a related court determination, in a proceeding known as an appraisal, of the fair value of their shares in connection with the merger. However, holders of FleetBoston Series VII Fixed/Adjustable Rate Cumulative Preferred Stock are entitled to appraisal rights in connection with the merger.

Information about the Companies (page 29)

Bank of America Corporation

Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company under U.S. federal law. Through its banking and various nonbanking subsidiaries, Bank of America provides a diversified range of banking and nonbanking financial services and products, primarily throughout the Mid-Atlantic (Maryland, Virginia and the District of Columbia), the Midwest (Illinois, Iowa, Kansas and Missouri), the Southeast (Florida, Georgia, North Carolina, South Carolina and Tennessee), the Southwest (Arizona, Arkansas, New Mexico, Oklahoma and Texas), the Northwest (Oregon, Idaho and Washington) and the West (California and Nevada) regions of the United States and in selected international markets. As of September 30, 2003, Bank of America had total consolidated assets of approximately $737.1 billion, total consolidated deposits of approximately $408.5 billion and total consolidated stockholders’ equity of approximately $50.4 billion. The principal executive offices of Bank of America are located in the Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255, and our telephone number is (704) 386-8486.

FleetBoston Financial Corporation

FleetBoston Financial Corporation is a Rhode Island corporation and a diversified financial services company offering a comprehensive array of financial solutions to its customers. FleetBoston’s three major domestic business lines are Personal Financial Services, Regional Commercial Financial Services and Investment Management, and National Commercial Financial Services. FleetBoston’s other lines of business are International Banking and Capital Markets. As of September 30, 2003, FleetBoston had total consolidated assets of approximately $196.4 billion, total consolidated deposits of approximately $132.5 billion and total consolidated stockholders’ equity of approximately $17.6 billion. The principal executive offices of FleetBoston are located at 100 Federal Street, Boston, Massachusetts 02110, and our telephone number is (617) 434-2200.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 71)

Currently, we expect to complete the merger in the first half of 2004. However, as more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval by the stockholders of each company, the receipt of all required regulatory approvals, such as approval by the Board of Governors of the Federal Reserve System, and the receipt of legal opinions by each company regarding the tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 71)

We may agree to terminate the merger agreement before completing the merger, even after stockholder approval, as long as the termination is approved by each of our boards of directors.

In addition, either of us may decide to terminate the merger agreement, even after stockholder approval, if certain conditions have not been met, such as obtaining the necessary regulatory approvals or the other company’s material breach of a representation, warranty or covenant. Either of us may terminate the merger agreement if the merger has not been completed by October 27, 2004, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement. If either of us fails to obtain stockholder approval of the merger, we may not terminate the merger agreement before October 27, 2004 as long as both of us continue to make specified efforts to restructure the transaction for the purpose of presenting it to the stockholders again for approval.

Board of Directors and Management of Bank of America following Completion of the Merger (page 53)

After the merger, the board of directors of the combined company will have a total of nineteen members, twelve of whom will be individuals who are currently Bank of America directors and seven of whom will be individuals who are currently FleetBoston directors or officers. Charles K. Gifford will be the Chairman of the Board of the combined company. Kenneth D. Lewis will be the Chief Executive Officer, Eugene M. McQuade will be the President and James H. Hance, Jr. will be the Vice Chairman and Chief Financial Officer.

Following completion of the merger, executive officers of the combined company will comprise an eleven-member Risk and Capital Committee, chaired by the Chief Executive Officer, which will be composed of seven current Bank of America executives and four current FleetBoston executives.

The Rights of FleetBoston Stockholders will be Governed by Delaware Law and by New Governing Documents after the Merger (page 84)

The rights of FleetBoston stockholders will change as a result of the merger due to differences in Bank of America’s and FleetBoston’s governing documents and due to the fact that the companies are incorporated in different states (FleetBoston in Rhode Island and Bank of America in Delaware). Bank of America’s stockholders’ rights will not change as a result of the merger. This document contains descriptions of stockholder rights under each of the Bank of America and FleetBoston governing documents and applicable state law, and describes the material differences between them, including the following:

•

Amendments to the Bank of America amended and restated certificate of incorporation and amendments by stockholders to the Bank of America bylaws require an affirmative vote of a majority of its outstanding voting shares, while amendments to the FleetBoston restated articles of incorporation and bylaws relating to various matters (such as the number of directors and business combinations with significant shareholders) require a supermajority vote of such shares;

•	Bank of America’s stockholder notice procedures require that a stockholder’s director nominations must be received by the Secretary of Bank of America not later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date Bank of America commenced mailing its proxy materials for the preceding year’s annual meeting. FleetBoston’s stockholder notice procedures require that a stockholder’s director nominations must be received by the Secretary of FleetBoston not less than 30 days prior to the date of the meeting of FleetBoston stockholders;

•	Bank of America does not have a classified board of directors, whereas FleetBoston’s board of directors is divided into three classes, with each class being elected for a three year term;

•	Directors of Bank of America may be removed by shareholders with or without cause, whereas directors of FleetBoston may only be removed for cause by a vote of holders of 80% or more of the outstanding shares; and

•	The Bank of America board of directors has adopted a policy of requiring stockholder approval for severance agreements with senior executives that provide severance benefits in amounts exceeding two times the sum of any senior executive’s base salary and bonus, as well as a policy of requiring stockholder approval prior to the adoption of any stockholder rights plan. The FleetBoston board of directors has not adopted any specific policies requiring stockholder approval prior to these actions by the board.

FleetBoston Granted a Stock Option to Bank of America (page 73)

To induce Bank of America to enter into the merger agreement, FleetBoston granted Bank of America an option to purchase up to 209,496,275 shares of FleetBoston common stock at a price per share of $31.80; however, in no case may Bank of America acquire more than 19.9% of the outstanding shares of FleetBoston common stock under this stock option agreement. Bank of America cannot exercise the option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving FleetBoston and a third party. We do not know of any event that has occurred as of the date of this document that would allow Bank of America to exercise the option.

The option could have the effect of discouraging a company from trying to acquire FleetBoston prior to completion of the merger or termination of the merger agreement. Upon the occurrence of certain triggering events, FleetBoston may be required to repurchase the option and any shares of FleetBoston common stock purchased under the option at a predetermined price, or Bank of America may choose to surrender the option to FleetBoston for a cash payment of $1.8948 billion. In no event will the total profit received by Bank of America with respect to this option exceed $2.3685 billion.

The FleetBoston stock option agreement is attached to this document as Appendix B.

Bank of America Granted a Stock Option to FleetBoston (page 73)

To induce FleetBoston to enter into the merger agreement, Bank of America granted FleetBoston an option to purchase up to 297,374,945 shares of Bank of America common stock at a price per share of $81.86; however, in no case may FleetBoston acquire more than 19.9% of the outstanding shares of Bank of America common stock under this stock option agreement. FleetBoston cannot exercise the option unless the merger is not completed and specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Bank of America and a third party. We do not know of any event that has occurred as of the date of this document that would allow FleetBoston to exercise the option.

The option could have the effect of discouraging a company from trying to acquire Bank of America prior to completion of the merger or termination of the merger agreement. Upon the occurrence of certain triggering events, Bank of America may be required to repurchase the option and any shares of Bank of America common stock purchased under the option at a predetermined price, or FleetBoston may choose to surrender the option to Bank of America for a cash payment of $1.8948 billion. In no event will the total profit received by FleetBoston with respect to the option exceed $2.3685 billion.

The Bank of America stock option agreement is attached to this document as Appendix C.

Regulatory Approvals Required for the Merger (page 59)

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board and various federal, state and foreign regulatory authorities. Bank of America and FleetBoston have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Although we do not know of any reason why we cannot obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

Bank of America will Hold its Special Meeting on March 17, 2004 (page 22)

The Bank of America special meeting will be held on March 17, 2004, at 10:00 a.m., local time, in the Palmetto Ballroom of the International Trade Center, 200 North College Street, Charlotte, North Carolina. At the Bank of America special meeting, Bank of America stockholders will be asked to:

•	adopt the merger agreement;

•	adopt Bank of America’s Amended Stock Plan;

•	approve the proposal to increase the number of authorized shares of Bank of America common stock from 5 billion to 7.5 billion; and

•	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals.

Record Date. Only holders of record at the close of business on January 26, 2004 will be entitled to vote at the Bank of America special meeting. Holders of Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock vote together without regard to class. Each share of Bank of America common stock and Series B Preferred Stock is entitled to one vote, and each share of ESOP Preferred Stock is entitled to two votes. As of the record date of January 26, 2004, there were 1,448,614,603 shares of Bank of America common stock, 7,776 shares of Series B Preferred Stock, and 1,261,824 shares of ESOP Preferred Stock entitled to vote at the Bank of America special meeting.

Required Vote. Adoption of the merger agreement and approval of the proposal to increase the number of authorized shares of Bank of America common stock each requires the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock entitled to vote, voting together without regard to class. Because the required vote is based on the affirmative vote of a majority of votes outstanding, your failure to vote, including a broker non-vote or an abstention, will have the same effect as a vote against the merger and the proposal to increase the number of authorized shares of Bank of America common stock. Each of the proposals is independent, and is not contingent on approval by stockholders, of the other proposals.

Adoption of Bank of America’s Amended Stock Plan requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock, voting together without regard to class. Because the required vote is based on the affirmative vote of the majority of votes cast, your failure to vote, including a broker non-vote or an abstention, will not be treated as a vote cast and, therefore, will have no effect on the proposal to approve Bank of America’s Amended Stock Plan.

If you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting abstention or “broker non-vote” will be counted toward a quorum at the special meeting.

As of the Bank of America record date, directors and executive officers of Bank of America and their affiliates had the right to vote 17,840,505 shares of Bank of America common stock, or approximately 1.2% of the outstanding Bank of America common stock entitled to be voted at the Bank of America special meeting; 0 shares of Series B Preferred Stock, or 0% of the outstanding Series B Preferred Stock; and 1,375 shares of ESOP Preferred Stock, or approximately 0.1% of the outstanding shares of ESOP Preferred Stock. At that date, directors and executive officers of FleetBoston and their affiliates, including FleetBoston and its subsidiaries acting as fiduciaries, custodians or agents, had the right to vote 5,116,889 shares of Bank of America common stock entitled to be voted at the Bank of America special meeting, or approximately 0.4% of the outstanding Bank of America common stock; 0 shares of Series B Preferred Stock, or 0% of the outstanding Series B Preferred Stock; and 0 shares of ESOP Preferred Stock, or 0% of the outstanding shares of ESOP Preferred Stock. While it is currently expected that Bank of America’s directors and executive officers will vote their shares of Bank of America common stock in favor of the merger, Bank of America’s directors and executive officers have not entered into any agreements with respect to the voting of their shares.

FleetBoston will Hold its Special Meeting on March 17, 2004 (page 26)

The FleetBoston special meeting will be held on March 17, 2004, at 10:00 a.m., local time, in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts. At the FleetBoston special meeting, FleetBoston stockholders will be asked to:

•	approve the merger agreement; and

•	approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Record Date. Only common stockholders of record at the close of business on January 26, 2004 will be entitled to vote at the FleetBoston special meeting. Each share of FleetBoston common stock is entitled to one vote. As of the record date of January 26, 2004, there were 1,068,227,252 shares of FleetBoston common stock entitled to vote at the FleetBoston special meeting.

Required Vote. To approve the merger agreement, the holders of a majority of the outstanding shares of FleetBoston common stock entitled to vote must vote in favor of approving the merger agreement. Because approval is based on the affirmative vote of a majority of shares outstanding, a FleetBoston stockholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger.

As of the FleetBoston record date, directors and executive officers of FleetBoston and their affiliates had the right to vote 3,832,234 shares of FleetBoston common stock, or approximately 0.4% of the outstanding

FleetBoston common stock entitled to be voted at the FleetBoston special meeting. At that date, directors and executive officers of Bank of America and their affiliates, including Bank of America and its subsidiaries acting as fiduciaries, custodians or agents, had the right to vote approximately 17,635,400 shares of FleetBoston common stock entitled to be voted at the FleetBoston special meeting, or approximately 1.7% of the outstanding FleetBoston common stock. While it is currently expected that FleetBoston’s directors and executive officers will vote their shares of FleetBoston common stock in favor of the merger, FleetBoston’s directors and executive officers have not entered into any agreements with respect to the voting of their shares.

Comparative Market Prices and Dividends

Bank of America common stock and FleetBoston common stock are listed on the NYSE, among other stock exchanges. The following table sets forth the high and low closing prices of shares of Bank of America common stock and FleetBoston common stock as reported on the NYSE, and the quarterly cash dividends paid per share in the periods indicated.

	Bank of America Common Stock				FleetBoston Common Stock
	High	Low	Dividend		High	Low	Dividend
2001
First Quarter	$55.47	$46.75	$0.56		$43.64	$34.39	$0.33
Second Quarter	61.94	49.59	0.56		42.28	36.06	0.33
Third Quarter	65.00	51.00	0.56		39.73	32.65	0.33
Fourth Quarter	64.99	52.15	0.60		38.64	31.45	0.33
2002
First Quarter	69.18	58.85	0.60		37.21	31.10	0.35
Second Quarter	76.90	67.45	0.60		36.60	30.70	0.35
Third Quarter	71.94	57.90	0.60		31.75	18.75	0.35
Fourth Quarter	71.42	54.15	0.64		27.49	17.75	0.35
2003
First Quarter	72.48	65.63	0.64		27.64	21.98	0.35
Second Quarter	79.89	68.00	0.64		31.15	24.55	0.35
Third Quarter	83.53	74.87	0.80		31.54	29.35	0.35
Fourth Quarter	82.50	72.85	0.80		43.65	31.18	0.35

Through February 5, 2004	82.24	78.30	n/a	*	44.98	42.44	0.35

Bank of America stockholders and FleetBoston stockholders are advised to obtain current market quotations for Bank of America common stock and FleetBoston common stock. The market price of Bank of America common stock and FleetBoston common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Bank of America common stock or FleetBoston common stock before or after completion of the merger.

*	$0.80 dividend declared on January 28, 2004 and payable on March 26, 2004.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF BANK OF AMERICA

Set forth below are highlights from Bank of America’s consolidated financial data as of and for the years ended December 31, 2002 through 1998 and Bank of America’s unaudited consolidated financial data as of and for the nine months ended September 30, 2003 and 2002. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results of operations for the full year or any other interim period. Bank of America management prepared the unaudited information on the same basis as it prepared Bank of America’s audited consolidated financial statements. In the opinion of Bank of America management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Bank of America’s consolidated financial statements and related notes included in Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2002, and Bank of America’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 114.

Bank of America — Summary of Selected Financial Data(1)

	Years Ended December 31,					Nine Months Ended September 30,
(Dollars in millions, except per share information)	2002	2001	2000	1999	1998	2003	2002
Income statement
Net interest income	$20,923	$20,290	$18,349	$18,127	$18,298	$15,878	$15,549
Noninterest income	13,571	14,348	14,582	14,179	12,189	12,379	10,141
Total revenue	34,494	34,638	32,931	32,306	30,487	28,257	25,690
Provision for credit losses	3,697	4,287	2,535	1,820	2,920	2,256	2,532
Gains on sales of securities	630	475	25	240	1,017	802	326
Noninterest expense	18,436	20,709	18,633	18,511	20,536	14,845	13,604
Income before income taxes	12,991	10,117	11,788	12,215	8,048	11,958	9,880
Income tax expense	3,742	3,325	4,271	4,333	2,883	3,874	3,245
Net income	9,249	6,792	7,517	7,882	5,165	8,084	6,635
Average common shares issued and outstanding (in thousands)	1,520,042	1,594,957	1,646,398	1,726,006	1,732,057	1,494,369	1,526,946
Average diluted common shares issued and outstanding (in thousands)	1,565,467	1,625,654	1,664,929	1,760,058	1,775,760	1,523,523	1,573,203

Performance ratios
Return on average assets	1.40%	1.05%	1.12%	1.28%	0.88%	1.43%	1.36%
Return on average common shareholders’ equity	19.44	13.96	15.96	16.93	11.56	21.85	18.71
Total equity to total assets (period end)	7.62	7.80	7.42	7.02	7.44	6.84	7.31
Total average equity to total average assets	7.19	7.49	7.02	7.55	7.67	6.53	7.29
Dividend payout ratio	40.07	53.44	45.02	40.54	50.18	38.53	41.37

Per common share data
Earnings	$6.08	$4.26	$4.56	$4.56	$2.97	$5.41	$4.34
Diluted earnings	5.91	4.18	4.52	4.48	2.90	5.31	4.22
Cash dividends paid	2.44	2.28	2.06	1.85	1.59	2.08	1.80
Book value	33.49	31.07	29.47	26.44	26.60	33.83	32.07

Average balance sheet
Total loans and leases	$336,819	$365,447	$392,622	$362,783	$347,840	$351,119	$334,703
Total assets	662,401	649,547	671,573	616,838	584,487	758,140	651,257
Total deposits	371,479	362,653	353,294	341,748	345,485	401,985	368,142
Long-term debt (2)	66,045	69,622	70,293	57,574	49,969	67,702	66,161
Common shareholders’ equity	47,552	48,609	47,057	46,527	44,467	49,455	47,396
Total shareholders’ equity	47,613	48,678	47,132	46,601	44,829	49,512	47,457

Capital ratios
Risk-based capital:
Tier 1	8.22%	8.30%	7.50%	7.35%	7.06%	8.25%	8.13%
Total	12.43	12.67	11.04	10.88	10.94	12.17	12.38
Leverage	6.29	6.56	6.12	6.26	6.22	5.96	6.35

Market price per share of common stock
Closing	$69.57	$62.95	$45.88	$50.19	$60.13	$78.04	$63.80
High closing	76.90	65.00	59.25	75.50	87.94	83.53	76.90
Low closing	54.15	46.75	38.00	48.00	48.06	65.63	57.90

(1)	As a result of the adoption of SFAS 142 on January 1, 2002, Bank of America no longer amortizes goodwill. Goodwill amortization expense was $662, $635, $635 and $633 in 2001, 2000, 1999 and 1998, respectively.
(2)	Includes long-term debt related to trust preferred securities.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FLEETBOSTON

Set forth below are highlights from FleetBoston’s consolidated financial data as of and for the years ended December 31, 2002 through 1998 and FleetBoston’s unaudited consolidated financial data as of and for the nine months ended September 30, 2003 and 2002. Discontinued operations reported in FleetBoston’s historical consolidated statements of income have been excluded. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results of operations for the full year or any other interim period. The unaudited information was prepared on the same basis as FleetBoston’s audited consolidated financial statements. In the opinion of FleetBoston management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with FleetBoston’s consolidated financial statements and related notes included in FleetBoston’s Annual Report on Form 10-K for the year ended December 31, 2002, and FleetBoston’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 114.

FleetBoston — Summary of Selected Financial Data(1)

	Years Ended December 31,					Nine Months Ended September 30,
(Dollars in millions, except per share information)	2002	2001	2000	1999	1998	2003	2002
Income statement
Net interest income	$6,420	$7,287	$7,756	$7,973	$7,555	$4,736	$4,869
Noninterest income	5,036	4,555	7,559	6,091	5,303	3,698	3,725
Total revenue	11,456	11,842	15,315	14,064	12,858	8,434	8,594
Provision for credit losses	2,760	2,324	1,290	1,056	907	830	2,010
Noninterest expense	6,404	7,977	8,100	9,089	7,454	4,778	4,738
Income from continuing operations before income taxes	2,292	1,541	5,925	3,919	4,498	2,826	1,846
Income tax expense	768	573	2,353	1,538	1,693	1,003	619
Income from continuing operations	1,524	968	3,572	2,381	2,805	1,823	1,227
Average common shares issued and outstanding (in thousands)	1,045,336	1,074,204	1,081,377	1,095,740	1,094,700	1,047,454	1,045,092
Average diluted common shares issued and outstanding (in thousands)	1,048,734	1,083,676	1,098,740	1,121,488	1,119,721	1,050,655	1,049,208

Performance ratios
Return on average assets(2)	0.82%	0.48%	1.66%	1.12%	1.41%	1.26%	0.88%
Return on average common shareholders’ equity	8.84	4.96	20.12	13.88	17.73	14.23	9.44
Total equity to total assets (period end)	8.84	8.64	8.84	7.97	8.01	8.96	9.01
Total average equity to total average assets	9.12	9.25	8.10	7.83	8.12	8.88	9.15
Dividend payout ratio	125.00	159.52	34.36	50.23	40.32	59.32	120.69

Per common share data
Earnings from continuing operations	$1.44	$0.88	$3.27	$2.12	$2.51	$1.73	$1.16
Diluted earnings from continuing operations	1.44	0.87	3.22	2.07	2.45	1.72	1.16
Cash dividends paid	1.40	1.32	1.20	1.08	0.98	1.05	1.05
Book value	15.78	16.61	17.31	15.92	14.78	16.46	15.84

Average balance sheet
Total loans and leases	$119,932	$128,792	$138,609	$138,571	$130,098	$123,283	$120,320
Total assets	189,866	208,931	223,238	223,238	201,042	194,506	190,887
Total deposits	120,488	124,489	130,381	138,152	134,146	128,724	120,157
Long-term debt	22,658	27,945	31,191	26,198	12,957	18,827	23,306
Common shareholders’ equity	17,046	18,949	17,562	16,788	15,480	16,995	17,186
Total shareholders’ equity	17,316	19,330	18,134	17,479	16,319	17,266	17,457

Capital ratios
Risk-based capital:
Tier 1	8.24%	7.37%	8.08%	7.15%	7.56%	8.64%	8.24%
Total	11.72	10.95	11.87	11.44	11.65	11.79	11.77
Leverage	8.27	7.50	8.01	6.85	7.30	8.38	8.34

Market price per share of common stock
Closing	$24.30	$36.50	$37.56	$34.81	$44.69	$30.15	$20.33
High closing	37.21	43.64	43.00	46.75	45.00	31.54	37.21
Low closing	17.75	31.45	25.25	33.81	31.69	21.98	18.75

(1)	As a result of the adoption of SFAS 142 on January 1, 2002, FleetBoston no longer amortizes goodwill. Goodwill amortization expense was $301, $292, $269 and $209 in 2001, 2000, 1999 and 1998, respectively.
(2)	Net income from continuing operations divided by total average assets less average assets of discontinued operations.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following table shows information about our financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma financial information in this document. The table sets forth the information as if the merger had become effective on September 30, 2003, with respect to financial condition data, and on January 1, 2002, with respect to results of operations data. This pro forma financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. See “Accounting Treatment” on page 76. The pro forma financial information includes adjustments to record the assets and liabilities of FleetBoston at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial statements do not currently include any amount related to the estimated $800 million after-tax ($1.27 billion pre-tax) merger related costs that will be incurred to combine the operations of Bank of America and FleetBoston. The estimated merger related costs will result from actions taken with respect to both Bank of America and FleetBoston operations, facilities and associates. The charges will be recorded based on the nature and timing of these integration actions. See the Notes to the Unaudited Pro Forma Condensed Combined Financial Information for a further discussion of the treatment of integration charges. This table should be read in conjunction with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of Bank of America and FleetBoston incorporated by reference in this document and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” on page 114 and “Unaudited Pro Forma Condensed Combined Financial Information” on page 104.

The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL INFORMATION

	Twelve Months Ended December 31, 2002	Nine Months Ended September 30, 2003
(Dollars in millions, except per share information)
Income statement
Net interest income	$27,548	$20,771
Noninterest income	18,601	15,973
Total revenue	46,149	36,744
Provision for credit losses	6,457	3,086
Gains on sales of securities	636	906
Noninterest expense	25,347	19,961
Income from continuing operations before income taxes	14,981	14,603
Income tax expense	4,399	4,810
Income from continuing operations	10,582	9,793
Average common shares issued and outstanding (in thousands)	2,100,497	2,076,046
Average diluted common shares issued and outstanding (in thousands)	2,147,810	2,106,977
Performance ratios(1)
Return on average assets	n/m	1.33%
Return on average common shareholders’ equity	n/m	13.72
Total equity to total assets (period end)	n/m	10.03
Total average equity to total average assets	n/m	9.71
Dividend payout ratio	48.51%	44.16
Per common share data(1)
Earnings	$5.03	$4.71
Diluted earnings	4.93	4.65
Cash dividends paid	2.44	2.08
Book value	n/m	46.50
Average balance sheet(1)
Total loans and leases	n/m	$474,538
Total assets	n/m	983,481
Total deposits	n/m	531,004
Long-term debt(2)	n/m	87,606
Common shareholders’ equity	n/m	95,174
Total shareholders’ equity	n/m	95,502

Capital Ratios(1)
Risk-based capital:
Tier 1	n/m	7.75%
Total	n/m	11.51
Leverage	n/m	5.97

(1)	Average balance sheet amounts and capital and other ratios as of December 31, 2002 are not meaningful (n/m) as purchase accounting adjustments were calculated as of September 30, 2003.
(2)	Includes long-term debt related to trust preferred securities.

COMPARATIVE PER SHARE DATA

The following table sets forth for Bank of America common stock and FleetBoston common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2002, in the case of the income from continuing operations and dividends paid data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. See “Accounting Treatment” on page 76. The pro forma financial adjustments record the assets and liabilities of FleetBoston at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission and the pro forma financial information that appears elsewhere in this document. See “Where You Can Find More Information” on page 114 and “Unaudited Pro Forma Condensed Combined Financial Information” on page 104.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods. Upon completion of the merger, the operating results of FleetBoston will be reflected in the consolidated financial statements of Bank of America on a prospective basis.

	Comparative Per Share Data
	Bank of America Historical	FleetBoston Historical	Pro Forma Combined	Per Equivalent FleetBoston Share(1)
Income from continuing operations for the twelve months ended December 31, 2002
Basic	$6.08	$1.44	$5.03	$2.79
Diluted	5.91	1.44	4.93	2.74
Income from continuing operations for the nine months ended September 30, 2003
Basic	5.41	1.73	4.71	2.62
Diluted	5.31	1.72	4.65	2.58
Cash Dividends Paid
For the twelve months ended December 31, 2002	2.44	1.40	2.44	1.35
For the nine months ended September 30, 2003	2.08	1.05	2.08	1.16
Book Value(2)
As of December 31, 2002	33.49	15.78	n/m	n/m
As of September 30, 2003	33.83	16.46	46.50	25.82

(1)	Reflects FleetBoston shares at the exchange ratio after giving effect to the pro forma adjustments. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 104.
(2)	Book value as of December 31, 2002 is not meaningful (n/m) as purchase accounting adjustments were calculated as of September 30, 2003.

RECENT DEVELOPMENTS

Bank of America Corporation

On January 15, 2004, Bank of America announced fourth quarter earnings of $2.73 billion, or $1.83 per share (diluted) compared to $2.61 billion, or $1.69 per share (diluted), earned in the fourth quarter of 2002. For the full year, Bank of America earned $10.8 billion, or $7.13 per share (diluted) compared to $9.25 billion, or $5.91 per share (diluted) in 2002.

Bank of America’s Tier I Capital Ratio was 7.85% at December 31, 2003 down from 8.25% at September 30, 2003. The decrease was due to increased repurchases of common stock related to favorable market conditions. During the fourth quarter, Bank of America repurchased 56 million shares offset, in part, by the issuance of 7 million shares related to the exercise of stock options.

On January 28, 2004, Bank of America announced that its board of directors had approved the repurchase of up to 90 million shares of common stock, authorizing management to spend up to $9 billion within 18 months. This repurchase program is intended to be implemented through purchases made from time to time either in the open market or through private transactions, including accelerated buyback programs.

FleetBoston Financial Corporation

On January 15, 2004, FleetBoston announced fourth quarter earnings of $732 million, or $.68 per share (diluted) compared to $261 million, or $.24 per share (diluted), earned in the fourth quarter of 2002. For the full year, FleetBoston earned $2.6 billion, or $2.45 per share (diluted) compared to $1.2 billion, or $1.12 per share (diluted) in 2002.

FleetBoston’s Tier I Capital Ratio was 8.91% at December 31, 2003 up from 8.64% at September 30, 2003.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors in deciding whether to vote in favor of the merger.

The implied market value of the shares of Bank of America common stock to be received by holders of shares of FleetBoston common stock in the merger will fluctuate

Upon completion of the merger, each share of FleetBoston common stock will be exchanged for the right to receive 0.5553 of a share of Bank of America common stock. There will be no adjustment to the exchange ratio for changes in the market price of either shares of FleetBoston common stock or shares of Bank of America common stock and the merger agreement does not include a price-based termination right. Accordingly, the market value of the shares of Bank of America common stock that holders of shares of FleetBoston common stock will become entitled to receive upon completion of the merger will depend on the market value of the shares of Bank of America common stock at the time of completion of the merger, and could vary significantly from the market value on the date of this document or the date of the FleetBoston special meeting. The market value of the shares of Bank of America common stock to be received in the merger will also continue to fluctuate after completion of the merger. For historical market prices of shares of Bank of America common stock, please refer to “Comparative Market Prices and Dividends” on page 103. You should obtain current market quotations for shares of Bank of America common stock and for shares of FleetBoston common stock.

The fairness opinions obtained by Bank of America and FleetBoston from Goldman Sachs and Morgan Stanley, respectively, will not reflect changes in circumstances between the signing of the agreement and the merger

Bank of America and FleetBoston have not obtained updated opinions as of the date of this document from Goldman Sachs and Morgan Stanley, Bank of America’s and FleetBoston’s respective financial advisors. Changes in the operations and prospects of Bank of America or FleetBoston, general market and economic conditions and other factors which may be beyond the control of Bank of America and FleetBoston, and on which the fairness opinions were based, may alter the value of Bank of America or FleetBoston or the prices of shares of Bank of America common stock and shares of FleetBoston common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the dates of such opinions. For a description of the opinions that Bank of America and FleetBoston received from their respective financial advisors, please refer to “The Merger — Opinion of Goldman Sachs” on page 39 and “The Merger — Opinion of Morgan Stanley” on page 47. For a description of the other factors considered by Bank of America’s board of directors in determining to approve the merger, please refer to “The Merger — Bank of America’s Reasons for the Merger” on page 33. For a description of the other factors considered by FleetBoston’s board of directors in determining to approve the merger, please refer to “The Merger — FleetBoston’s Reasons for the Merger” on page 36.

The combined company may fail to realize all of the anticipated benefits of the merger

The merger is expected to generate after-tax cost savings and expense reductions of $1.1 billion when fully phased-in. The expense reductions are intended to be achieved by eliminating duplicative technology operations and redundant staff, reductions in business units, facility consolidations and purchasing efficiencies. The combined company may fail to realize some or all of the anticipated cost savings and other benefits of the transaction as a result of, among other things, unanticipated costs, deterioration in the U.S. economy and other factors. In addition, the integration of FleetBoston’s business and operations with those of Bank of America, including systems conversions, may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to FleetBoston’s or Bank of America’s existing businesses or customer base.

The merger agreement limits FleetBoston’s ability to pursue alternatives to the merger

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit FleetBoston’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company. In addition, FleetBoston has granted to Bank of America an option to acquire up to approximately 209.5 million shares of FleetBoston common stock under the FleetBoston stock option agreement. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of FleetBoston from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire FleetBoston than it might otherwise have proposed to pay.

The 10 percent national deposit cap may restrict the combined company’s ability to make additional bank acquisitions in the U.S.

Federal banking law contains provisions that limit the ability of the Federal Reserve Board to approve an application by a bank holding company to acquire banks located outside of the acquiror’s home state without regard to state law if the acquisition would result in the combined company holding more than 10 percent of the deposits held by insured depository institutions in the United States. The combined company’s home state will be North Carolina. While the percentage of the combined company’s deposits will change from time to time as deposits flow into and between institutions and the total level of deposits in the United States changes, we expect that the combined company will hold a percentage of deposits that approaches the 10 percent limit. While this limit does not impede the combined company’s ability to grow by attracting additional deposits from new or existing customers, by acquiring thrifts or by other transactions that do not involve the acquisition of a bank located outside of North Carolina, unless it is repealed or modified, or unless a transaction can be structured appropriately to avoid its application, the national deposit cap will restrict the ability of the combined company to acquire additional banks located outside of North Carolina that would result in holding deposits in excess of the 10 percent limit. Repeal or modification of the national deposit cap would require an act of Congress, and it is the responsibility of the Federal Reserve Board as part of its application approval process to determine if an acquisition would or would not surpass the 10 percent national limit.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook, business and prospects of Bank of America, FleetBoston and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Bank of America or FleetBoston to predict results or the actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed above under “Risk Factors Relating to the Merger” on page 19, as well as the following:

•	projected business increases following process changes and other investments are lower than expected;

•	competitive pressure among financial services companies increases significantly;

•	general economic conditions are less favorable than expected;

•	political conditions and related actions by the United States military abroad may adversely affect either company’s businesses and economic conditions as a whole;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in foreign exchange rates increase risk to foreign currency exposure;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or regulatory environments, requirements or changes adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses; and

•	decisions to downsize, sell or close units or otherwise change the business mix of either company.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. Bank of America stockholders and FleetBoston stockholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Bank of America or FleetBoston or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Bank of America and FleetBoston undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE BANK OF AMERICA SPECIAL MEETING

This section contains information from Bank of America for Bank of America stockholders about the special meeting of Bank of America stockholders that has been called to consider and adopt the merger agreement.

Together with this document, we are also sending you a notice of the Bank of America special meeting and a form of proxy that is solicited by the Bank of America board of directors. The Bank of America special meeting will be held on March 17, 2004, at 10:00 a.m., local time, in the Palmetto Ballroom of the International Trade Center, 200 North College Street, Charlotte, North Carolina.

Matters to Be Considered

The purpose of the Bank of America special meeting is to vote upon the following matters:

•	a proposal to adopt the merger agreement;

•	a proposal to adopt Bank of America’s Amended Stock Plan;

•	a proposal to adopt an amendment to increase the number of authorized shares of Bank of America common stock from 5 billion to 7.5 billion;

You also will be asked to vote on a proposal to approve the adjournment of the Bank of America special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals.

Proxies

Each copy of this document mailed to Bank of America stockholders is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the Internet. If voting by mail, you should complete and return the proxy card accompanying this document in order to ensure that your vote is counted at the Bank of America special meeting, or at any adjournment or postponement of the Bank of America special meeting, regardless of whether you plan to attend the Bank of America special meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions.

You may revoke your signed proxy card at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to Bank of America’s Corporate Secretary, or by attending the Bank of America special meeting in person, notifying the Corporate Secretary, and voting by ballot at the Bank of America special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any stockholder entitled to vote in person at the Bank of America special meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Corporate Secretary) of a stockholder at the Bank of America special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Bank of America Corporation

NC1-007-56-11

100 North Tryon Street

Charlotte, North Carolina 28255

Attention: Rachel R. Cummings

Corporate Secretary

If your shares are held in street name by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement, adoption of Bank of America’s Amended Stock Plan, approval of the proposal to increase the number of authorized shares of Bank of America common stock and approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposals. According to the Bank of America bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to Bank of America’s notice of meeting. Accordingly, no matters other than the matters described in this joint proxy statement/prospectus will be presented for action at the Bank of America special meeting or at any adjournment or postponement of the Bank of America special meeting.

Bank of America stockholders should NOT send Bank of America stock certificates with their proxy cards. If the merger is completed, Bank of America stockholders will not need to exchange their current Bank of America stock certificates.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other nominees send proxies and proxy material to the beneficial owners of Bank of America common stock and secure their voting instructions, if necessary. We will reimburse the banks, brokers and other nominees for their reasonable expenses in taking those actions. We also have made arrangements with Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies and have agreed to pay them $20,000 plus reasonable expenses for these services. If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from Bank of America stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Householding

Unless it has received contrary instructions, Bank of America may send a single copy of this joint proxy statement/prospectus to any household at which two or more Bank of America stockholders reside if Bank of America believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce Bank of America’s expenses.

If you would like to receive your own joint proxy statement/prospectus, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single joint proxy statement/prospectus, follow these instructions:

If your shares are registered in your own name, please contact our transfer agent, Mellon Investor Services, and inform them of your request by calling them at (800) 642-9855 or writing to them at P.O. Box 3315, South Hackensack, New Jersey 07606-1915.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Record Date

The Bank of America board of directors has fixed the close of business on January 26, 2004 as the record date for determining the Bank of America stockholders entitled to receive notice of and to vote at the Bank of America special meeting. At that time, 1,448,614,603 shares of Bank of America common stock, 7,776 shares of Series B Preferred Stock and 1,261,824 shares of ESOP Preferred Stock were outstanding.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the votes represented by the aggregate of all of the outstanding shares of Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock is necessary to constitute a quorum at the Bank of America special meeting. You are entitled to one vote for each share of Bank of America common stock and Series B Preferred Stock you held as of the record date, and two votes for each share of ESOP Preferred Stock you held as of the record date. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. When we refer to broker non-votes, we are referring to unvoted proxies submitted by brokers, who are not able to vote on a proposal absent instructions from the applicable beneficial owner.

Adoption of the merger agreement and approval of the proposal to increase the number of authorized shares of Bank of America common stock each requires the affirmative vote of a majority of the votes represented by the outstanding shares of Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock entitled to vote, voting together without regard to class. Because the required vote is based on the affirmative vote of a majority of the votes outstanding, your failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the merger and the proposal to increase the number of authorized shares of Bank of America common stock. Each of the proposals is independent, and is not contingent on approval by stockholders, of the other proposals.

Adoption of Bank of America’s Amended Stock Plan requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of the Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock, voting together without regard to class. Because the required vote is based on the affirmative vote of a majority of the votes cast, your failure to vote, a broker non-vote or an abstention will not be treated as a vote cast and, therefore, will have no effect on the proposal to approve Bank of America’s Amended Stock Plan.

The Bank of America board of directors urges Bank of America stockholders to: complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope if voting by mail; call the toll-free number listed in the proxy card instructions if voting by telephone; or access the Internet site listed in the proxy card instructions if voting through the Internet.

As of the record date:

•	Directors and executive officers of Bank of America and their affiliates had the right to vote 17,840,505 shares of Bank of America common stock, or approximately 1.2% of the Bank of America common stock outstanding on that date; 0 shares of Series B Preferred Stock, or 0% of the outstanding Series B Preferred Stock; and 1,375 shares of ESOP Preferred Stock, or approximately 0.1% of the outstanding shares of ESOP Preferred Stock.

•	Directors and executive officers of FleetBoston and their affiliates, including FleetBoston and its subsidiaries acting as fiduciaries, custodians or agents (excluding the shares subject to the Bank of America stock option described in “The Stock Option Agreements” on page 73), had the right to vote 5,116,889 shares of Bank of America common stock, or approximately 0.4% of the Bank of America common stock outstanding on that date; 0 shares of Series B Preferred Stock, or 0% of the outstanding Series B Preferred Stock; and 0 shares of ESOP Preferred Stock, or 0% of the outstanding shares of ESOP Preferred Stock.

Recommendations of the Bank of America Board of Directors

The Bank of America board of directors has unanimously approved the merger agreement and the transactions it contemplates. The Bank of America board of directors determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of Bank of America and its stockholders, and unanimously recommends that you vote “FOR” adoption of the merger agreement. See “The Merger — Bank of America’s Reasons for the Merger; Recommendation of the Merger by the Bank of America Board of Directors” on page 33 for a more detailed discussion of the Bank of America board of directors’ recommendation.

The Bank of America board of directors also has unanimously approved the proposals to increase the authorized number of shares of Bank of America common stock and adopt the Amended Stock Plan. The Bank of America board of directors determined that the proposals are advisable and in the best interests of Bank of America and its stockholders. The Bank of America board of directors unanimously recommends that you vote “FOR” the proposals to increase the authorized number of shares of Bank of America common stock and to adopt the Amended Stock Plan.

Attending the Meeting

All Bank of America stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Bank of America special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

THE FLEETBOSTON SPECIAL MEETING

This section contains information from FleetBoston for FleetBoston stockholders about the special meeting of FleetBoston stockholders that has been called to consider and approve the merger agreement.

Together with this document, we are also sending you a notice of the FleetBoston special meeting and a form of proxy that is solicited by the FleetBoston board of directors. The FleetBoston special meeting will be held on March 17, 2004 at 10:00 a.m., local time, in the Auditorium on the ground floor of The Federal Reserve Bank of Boston, 600 Atlantic Avenue, Boston, Massachusetts.

Matters to Be Considered

The purpose of the FleetBoston special meeting is to vote on a proposal for approval of the merger agreement.

You also will be asked to vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Proxies

Each copy of this document mailed to FleetBoston common stockholders is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the Internet. If voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the FleetBoston special meeting, or at any adjournment or postponement of the FleetBoston special meeting, regardless of whether you plan to attend the FleetBoston special meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions.

You may revoke your signed proxy card at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to FleetBoston’s Secretary, or by attending the FleetBoston special meeting in person, notifying the Secretary, and voting by ballot at the FleetBoston special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

Any stockholder entitled to vote in person at the FleetBoston special meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying the Secretary) of a stockholder at the FleetBoston special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

FleetBoston Financial Corporation

100 Federal Street

MA DE 10026A

Boston, Massachusetts 02110

Attention: Gary A. Spiess

Secretary

If your shares are held in street name by a broker, bank or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement. According to the FleetBoston bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to FleetBoston’s notice of meeting. Accordingly, no matters other than the matters described in this joint proxy statement/prospectus will be presented for action at the FleetBoston special meeting or at any adjournment or postponement of the FleetBoston special meeting.

FleetBoston stockholders should NOT send FleetBoston stock certificates with their proxy cards. FleetBoston stockholders will be mailed a transmittal form with instructions on how to exchange their FleetBoston stock certificates for Bank of America stock certificates and cash instead of fractional shares, if applicable.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of FleetBoston common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay them $10,000 plus reasonable expenses for these services. If necessary, we may use several of our regular employees, who will not be specially compensated, to solicit proxies from FleetBoston stockholders, either personally or by telephone, facsimile, letter or other electronic means.

Record Date

The FleetBoston board of directors has fixed the close of business on January 26, 2004 as the record date for determining the FleetBoston stockholders entitled to receive notice of and/or vote at the FleetBoston special meeting. At that time, 1,068,227,252 shares of FleetBoston common stock were outstanding.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of FleetBoston common stock is necessary to constitute a quorum at the FleetBoston special meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. When we refer to broker non-votes, we are referring to unvoted proxies submitted by brokers, who are not able to vote on the merger agreement absent instructions from the applicable beneficial owner.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FleetBoston common stock entitled to vote at the FleetBoston special meeting. You are entitled to one vote for each share of FleetBoston common stock you held as of the record date. Holders of shares of FleetBoston preferred stock are not entitled to vote at the FleetBoston special meeting.

Because the affirmative vote of the holders of a majority of the outstanding shares of FleetBoston common stock entitled to vote at the FleetBoston special meeting is needed for us to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger. Abstentions and broker non-votes also will have the same effect as a vote against the merger. Accordingly, the FleetBoston board of directors urges FleetBoston stockholders to: complete, date, and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope if voting by mail; call the toll-free number listed in the proxy card instructions if voting by telephone; or access the Internet site listed in the proxy card instructions if voting through the Internet.

As of the record date:

•	Directors and executive officers of FleetBoston and their affiliates had the right to vote 3,832,234 shares of FleetBoston common stock, or approximately 0.4% of the outstanding FleetBoston common stock at that date.

•	Directors and executive officers of Bank of America and their affiliates, including Bank of America and its subsidiaries acting as fiduciaries, custodians or agents (excluding the shares subject to the FleetBoston stock option described in “The Stock Option Agreements” on page 73), had the right to vote approximately 17,635,400 shares of FleetBoston common stock, or approximately 1.7% of the outstanding FleetBoston common stock on that date.

Recommendation of the FleetBoston Board of Directors

The FleetBoston board of directors has unanimously approved the merger agreement and the transactions it contemplates. The FleetBoston board of directors determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of FleetBoston and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — FleetBoston’s Reasons for the Merger; Recommendation of the Merger by the FleetBoston Board of Directors” on page 36 for a more detailed discussion of the FleetBoston board of directors’ recommendation.

Attending the Meeting

All FleetBoston stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the FleetBoston special meeting. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

INFORMATION ABOUT THE COMPANIES

Bank of America Corporation

Bank of America Corporate Center

100 N. Tryon Street

Charlotte, North Carolina 28255

(704) 386-8486

Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company under federal law. Through its banking and various nonbanking subsidiaries, Bank of America provides a diversified range of banking and nonbanking financial services and products, primarily throughout the Mid-Atlantic (Maryland, Virginia and the District of Columbia), the Midwest (Illinois, Iowa, Kansas and Missouri), the Southeast (Florida, Georgia, North Carolina, South Carolina and Tennessee), the Southwest (Arizona, Arkansas, New Mexico, Oklahoma and Texas), the Northwest (Oregon, Idaho and Washington) and the West (California and Nevada) regions of the United States and in selected international markets. As of September 30, 2003, Bank of America had total consolidated assets of approximately $737.1 billion, total consolidated deposits of approximately $408.5 billion, and total consolidated stockholders’ equity of approximately $50.4 billion. The principal executive offices of Bank of America are located in the Bank of America Corporate Center, 100 N. Tryon Street, Charlotte, North Carolina 28255, and its telephone number is (704) 386-8486.

Additional information about Bank of America and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 114.

FleetBoston Financial Corporation

100 Federal Street

Boston, Massachusetts 02110

(617) 434-2200

FleetBoston is a Rhode Island corporation and a diversified financial services company offering a comprehensive array of financial solutions to its customers. FleetBoston’s three major domestic business lines are Personal Financial Services, Regional Commercial Financial Services and Investment Management, and National Commercial Financial Services. FleetBoston’s other lines of business are International Banking and Capital Markets. As of September 30, 2003, FleetBoston had total consolidated assets of approximately $196.4 billion, total consolidated deposits of approximately $132.5 billion and total consolidated stockholders’ equity of approximately $17.6 billion. The principal executive offices of FleetBoston are located at 100 Federal Street, Boston, Massachusetts 02110, and its telephone number is (617) 434-2200.

On February 1, 2004, FleetBoston completed its acquisition of Progress Financial Corporation. Based on the exchange ratio formula in the merger agreement with Progress, Progress stockholders will receive approximately 5.5 million shares of FleetBoston common stock in the merger. As of December 31, 2003, Progress had total consolidated assets of approximately $1.2 billion, total consolidated deposits of approximately $766 million and total consolidated stockholders’ equity of approximately $67.5 million.

Additional information about FleetBoston and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 114.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is subject, and qualified in its entirety by reference, to the merger agreement, stock option agreements and financial advisor opinions attached as Appendices to this document. We encourage you to read and review those documents as well as the discussion in this document.

General

The next sections of this document, “The Merger Agreement” on pages 66 through 72 and “The Stock Option Agreements” on pages 73 through 76, have additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to completion of the merger and the provisions for terminating or amending the merger agreement.

We are furnishing this document to Bank of America stockholders and FleetBoston stockholders in connection with the solicitation of proxies by the boards of directors of Bank of America and FleetBoston for use at their respective special meetings of stockholders and any adjournment or postponement of their respective special meetings.

Structure

The merger agreement provides for the merger of FleetBoston with and into Bank of America. Bank of America will be the surviving corporation upon completion of the merger.

Upon completion of the merger, FleetBoston stockholders other than FleetBoston or Bank of America will have the right to receive 0.5553 of a share of Bank of America common stock for each share of FleetBoston common stock that they hold immediately prior to the merger. If the number of shares of common stock of Bank of America or FleetBoston changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the exchange ratio. FleetBoston stockholders will receive cash instead of any fractional shares of Bank of America common stock that would have otherwise been issued at the completion of the merger. Each share of each series of FleetBoston preferred stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of FleetBoston preferred stock held by FleetBoston and Bank of America, will be converted into a share of a series of Bank of America preferred stock with the same terms (to the fullest extent possible) as the corresponding FleetBoston preferred stock.

Upon completion of the merger, holders of Bank of America common stock immediately prior to the merger will own approximately 72%, and holders of FleetBoston common stock immediately prior to the merger will own approximately 28%, of the outstanding Bank of America common stock.

Bank of America will account for the merger as a purchase for financial reporting purposes. The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and it is a condition to our respective obligations to complete the merger that Bank of America and FleetBoston each receive a legal opinion to that effect. Bank of America and FleetBoston may alter the method of effecting the combination of the companies if requested by either company and consented to by the other company (such consent not to be unreasonably withheld). However, the change will not be made if it alters or changes the number or type of shares of Bank of America stock into which shares of FleetBoston stock will be converted, adversely affects the tax treatment of FleetBoston stockholders pursuant to the merger, or materially impedes or delays completion of the merger.

Background of the Merger

The FleetBoston board of directors has periodically discussed and reviewed FleetBoston’s business, strategic direction, performance and prospects in the context of developments in the financial services industry and the competitive landscape in the markets in which FleetBoston operates and elsewhere. The FleetBoston board of directors has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance the company’s competitive strengths and strategic position. Also, senior management of FleetBoston has, from time to time, had informal discussions with representatives of other financial institutions regarding industry trends and issues and exploratory discussions of the potential benefits and issues arising from possible combinations among various industry players including FleetBoston.

Bank of America’s board of directors and senior management also regularly review the financial services industry environment, including the trend towards consolidation in the industry, and periodically discuss ways in which to enhance the company’s competitive position. Senior management of Bank of America have, over time, considered the possibility of acquisitions and strategic combinations with a variety of financial institutions and the potential strategic fit with such institutions based on their lines of businesses, their management and employee cultures and their geographic locations.

During 2003, senior management of FleetBoston continued to have informal discussions with various financial institutions concerning possible strategic opportunities. Included were discussions with senior management of Bank of America. Over time, these discussions increased the interest of FleetBoston senior management in the strategic benefits of a possible transaction with Bank of America, based on their assessment of FleetBoston’s strategies, competitive position and prospects, Bank of America’s and its senior management’s track record and the apparent fit between the people, business models and cultures of the two institutions. During this period, FleetBoston senior management periodically apprised the FleetBoston board of directors of its informal discussions, including those with Bank of America. Although no decision was made to pursue any business combination at that time, the FleetBoston board of directors determined that exploratory discussions should continue.

Discussions continued periodically, and during September and early October 2003, Messrs. Gifford (Chairman and Chief Executive Officer of FleetBoston), McQuade (President and Chief Operating Officer of FleetBoston) and Sarles (Vice Chairman and Chief Administrative Officer of FleetBoston) spoke with Messrs. Lewis (Chairman, President and Chief Executive Officer of Bank of America) and Hance (Vice Chairman and Chief Financial Officer of Bank of America) on several occasions, during which the participants began to discuss more specifically the potential benefits of a transaction and some of the key issues in a possible transaction, including governance and key management arrangements for a combined company and the importance of continued commitment to New England communities and other key FleetBoston constituencies, as well as a broad range of possible values potentially to be offered to FleetBoston stockholders. Senior management of FleetBoston reported to the FleetBoston board of directors regarding the status of discussions, and although no conclusion was reached that FleetBoston should pursue any particular strategic alternative, Mr. Gifford was authorized to engage in further discussions. During this period, senior management of Bank of America reported to the Executive Committee of its board of directors on the status of discussions with FleetBoston, and the Executive Committee authorized Mr. Lewis to have further conversations with FleetBoston.

On October 21, 2003, senior management of FleetBoston reviewed with the FleetBoston board of directors its most recent discussions regarding possible strategic alternatives for FleetBoston. Based on this review of the most recent discussions with Bank of America and others, the FleetBoston board of directors authorized FleetBoston management to pursue a potential business combination transaction with Bank of America. Senior management of FleetBoston so advised Wachtell, Lipton, Rosen & Katz, its outside counsel, and arrangements were discussed to facilitate mutual due diligence and management discussions between the parties. Senior management of FleetBoston also informed Bank of America senior management of the outcome of the most recent meeting of the FleetBoston board of directors, and advised Bank of America that FleetBoston was prepared to engage in a discussion with respect to the consideration to be received by FleetBoston stockholders in a business combination. On October 22, 2003, the Bank of America board of directors authorized Bank of America management to pursue, along with Cleary, Gottlieb, Steen & Hamilton, its outside counsel, negotiations with FleetBoston.

Also on October 22, 2003, Bank of America and FleetBoston entered into a confidentiality agreement and continued discussions among senior management relating to the key terms of a transaction. The terms discussed included a stock-for-stock merger with a fixed exchange ratio. After further discussion, Mr. Lewis and Mr. Gifford determined that, assuming satisfactory conclusion of due diligence and negotiation of the terms of a definitive agreement, they were each prepared to present to their respective boards of directors a proposed merger with an exchange ratio that reflected an approximately $45 per share valuation for each outstanding share of FleetBoston common stock. This determination, arrived at through arm’s length negotiations, took into account, among other things, the impact of FleetBoston’s unique franchise, the companies’ respective contributions to the business, operations, financial condition and prospects of the combined company, anticipated cost savings and the merger consideration on the combined company’s earnings and prospects. Other terms discussed included strong commitments by the combined company to FleetBoston representation on the board of directors and in senior management, as well as commitments to employment, charitable giving and corporate presence in Boston, Massachusetts and New England, as well as other FleetBoston communities. At the conclusion of these discussions, Messrs. Lewis and Gifford reached a general understanding on these key terms (which terms were reflected in the merger agreement as ultimately executed, with the final exchange ratio being calculated based on Bank of America common stock price at the close of trading that day) subject to continuing due diligence, legal documentation and board approval, and agreed that the two companies would work expeditiously towards finalizing a transaction.

The parties and their counsel met in New York City early on Friday, October 24, 2003 for mutual confidential due diligence and management discussions. Counsel for the parties continued discussions regarding the legal documentation for the transaction. The FleetBoston board of directors met telephonically on Friday afternoon and was apprised of the status of discussions, anticipated pricing and the progress of due diligence investigations. Later that day, senior managements of the companies reached an understanding as to the 0.5553 exchange ratio, which reflected a $45 per share valuation for shares of FleetBoston common stock based on the October 22, 2003 closing price for Bank of America common stock. FleetBoston recognized that the fixed exchange ratio by its nature would not be adjusted to compensate for possible declines in Bank of America’s stock price and that the terms of the merger agreement would not include any price-based termination right or “collar” provisions, and determined not to pursue such provisions in the context of the merger discussions in view of the factors discussed under “—FleetBoston’s Reasons for the Merger; Recommendation of the Merger by the FleetBoston Board of Directors” on page 36. FleetBoston and Bank of America asked their outside financial advisors to be prepared to discuss the transaction with the respective board of directors on Sunday, October 26, 2003.

Due diligence continued throughout the weekend as the parties and their counsel continued to discuss the terms of the definitive merger agreement and other related agreements. The parties also negotiated the terms of post-closing employment arrangements with Messrs. McQuade, Moynihan, Sarles and Warner of FleetBoston and commenced drafting agreements reflecting those terms.

At mid-afternoon on Sunday, October 26, 2003, the Bank of America board of directors met with members of Bank of America senior management and Bank of America’s outside financial advisor, Goldman Sachs. Bank of America senior management reviewed with the Bank of America board of directors information regarding Bank of America, FleetBoston and the terms of the proposed transaction. Bank of America senior management apprised the Bank of America board of directors of its due diligence investigations of FleetBoston. Goldman Sachs reviewed with the Bank of America board of directors additional information, including financial information regarding the two companies and the transaction. Goldman Sachs rendered to the Bank of America board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of its opinion and based upon and subject to the considerations described in its opinion and other matters as Goldman Sachs considered relevant, the proposed exchange ratio was fair, from a financial point of view, to Bank of America. Bank of America’s general counsel discussed with the board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the legal terms of the proposed merger. Following review and discussion among the members of the Bank of America board of directors, the 14 members of the board of directors in attendance (three directors being unable to attend the meeting) voted unanimously to approve the merger with FleetBoston. At a subsequent meeting, the full Bank of America board of directors, with all directors present, unanimously reaffirmed and ratified the actions taken at the October 26, 2003 meeting.

Late in the afternoon on Sunday, October 26, 2003, the FleetBoston board of directors met with members of FleetBoston’s senior management and FleetBoston’s outside legal and financial advisors. FleetBoston senior management reviewed with the FleetBoston board of directors information regarding Bank of America, FleetBoston and the terms of the proposed transaction. FleetBoston senior management apprised the FleetBoston board of directors of its due diligence investigations of Bank of America. Morgan Stanley reviewed its financial analysis regarding the proposed merger with the FleetBoston board of directors and rendered to the FleetBoston board of directors its oral opinion (subsequently confirmed in writing) that, as of the date of its opinion and based on and subject to the considerations in its opinion, the proposed exchange ratio was fair, from a financial point of view, to holders of FleetBoston common stock. Representatives of Wachtell, Lipton, Rosen & Katz discussed with the board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the legal terms of the proposed merger. Management then reviewed with the FleetBoston board of directors human resources and employment matters arising in connection with the transaction. Following review and discussion among the members of the FleetBoston board of directors, the board of directors voted unanimously to approve the merger with Bank of America.

Following approval of each board of directors, the parties and their counsel continued to finalize and document the legal terms of the definitive agreements for the transaction, and later the merger agreement, the stock option agreements and the employment agreements were executed by the parties to the agreements. The transaction was announced in a joint press release early on the morning of October 27, 2003.

Bank of America’s Reasons for the Merger; Recommendation of the Merger by the Bank of America Board of Directors

The Bank of America board of directors expects the merger to create the first banking institution with a truly national scope, with an unrivaled presence in America’s growth and wealth markets. The merger would establish a new Bank of America that will serve approximately 33 million consumer relationships, with leading market shares throughout the Northeast, Southeast, Midwest, Southwest and West regions of the United States. The Bank of America board of directors also expects the combined company to feature the most extensive and convenient delivery network through more than 5,600 retail banking offices, more than 16,500 ATMs, leading online and electronic bill pay services, and 24-hour telephone banking.

The Bank of America board of directors consulted with Bank of America management as well as financial and legal advisors and determined that the merger is in the best interests of Bank of America and Bank of America stockholders. In reaching its conclusion to approve the merger agreement, the Bank of America board considered the following factors as generally supporting its decision to enter into the merger agreement:

•	its understanding of Bank of America’s business, operations, financial condition, earnings and prospects and of FleetBoston’s business, operations, financial condition, earnings and prospects, including FleetBoston’s unique franchise in the regions in which it operates;

•	its understanding of the current and prospective environment in which Bank of America and FleetBoston operate, including national and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the likely effect of these factors on Bank of America in light of, and in absence of, the proposed transaction;

•	the review by the Bank of America board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger and stock option agreements, including the exchange ratio, the expectation of Bank of America’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to stockholders for U.S. federal income tax purposes and, based on the exchange ratio and assuming continuation of Bank of America’s current per share dividend rate of $0.80 per quarter, an anticipated annual dividend rate increase of approximately 27% for holders of FleetBoston common stock (from $1.40 to $1.78 annually per share of FleetBoston common stock equivalent);

•	the fact that the complementary nature of the respective customer bases, business products and skills of Bank of America and FleetBoston could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the fact that FleetBoston’s and Bank of America’s branch franchises operate principally in different geographic markets, which the Bank of America board of directors believed to present a desirable strategic opportunity for expansion of its existing presence and market share. In particular, the Bank of America board of directors considered that the resulting institution’s branch network and franchise would extend across geographies that include some of the most affluent and populous regions in the country;

•	the potential expense saving opportunities, currently estimated by management to be approximately $1.1 billion per year after-tax when fully phased in after the merger (broken down into approximately $650 million from overlapping business infrastructure and redundant processes, $100 million from corporate staff functions, $100 million from lower marketing costs, $175 million from vendor leverage and $75 million from lower occupancy costs), as well as the potential incremental revenue opportunities, currently estimated by management to be approximately $195 million per year by 2005, in each case based on a review by management of the business and operations of Bank of America and FleetBoston including an assessment of the two companies’ computer systems, personnel, premises and service contracts to determine where redundancies exist, and management’s experience in the integration of businesses in connection with transactions similar to the merger. In this regard, the cost savings target was evaluated in light of the fact that the managements of Bank of America and FleetBoston each have substantial prior experience in integrating significant mergers, including (in the case of Bank of America) the NationsBank-Bank of America and the NationsBank-Barnett Banks mergers and (in the case of FleetBoston) the FleetBoston-Summit Bancorp and Fleet Financial-BankBoston mergers, and believe that in each of these respective mergers the parties achieved the cost savings goals set at the time the transactions were announced;

•	the fact that application of such potential expense savings and other transaction-related assumptions and adjustments (including assumed repurchases of 67 million shares of Bank of America common stock through 2004 and 23 million shares in 2005) to the combined net income forecasts for Bank of America and FleetBoston made by various brokerage firms and published as consensus estimates by First Call would result in projected net income for the combined company of $12.643 billion in 2004 (reflecting six months’ income contribution from FleetBoston) and, applying an assumed 9% annual growth rate to the 2004 First Call consensus estimates, $16.060 billion in 2005, or $7.10 and $7.97 per share of Bank of America common stock in 2004 and 2005, respectively, representing approximately 2% dilution and approximately 1% accretion in earnings per share for such periods when compared to the estimates for Bank of America common stock without giving effect to the transaction;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Bank of America and FleetBoston;

•	the reports of Bank of America management and the financial presentation by Goldman Sachs to Bank of America’s board of directors concerning the operations, financial condition and prospects of

FleetBoston and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and, in the case of the reports of Bank of America’s management, the regulatory capital ratios;

•	the proposed board and management arrangements which would position the combined company with strong leadership and experienced operating management;

•	the employment arrangements with key FleetBoston senior executives which would help assure the continuity of management, the likelihood of a successful integration and the successful operation of the combined company;

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	the historical and current market prices of Bank of America common stock and FleetBoston common stock, as well as the financial analyses prepared by Goldman Sachs; and

•	the opinion delivered to the Bank of America board of directors by Goldman Sachs to the effect that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as Goldman Sachs considered relevant, the exchange ratio was fair, from a financial point of view, to Bank of America.

The Bank of America board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating FleetBoston’s businesses, operations and workforce with those of Bank of America, the need to obtain FleetBoston stockholder, Bank of America stockholder and regulatory approvals in order to complete the transaction, the risks associated with achieving the anticipated cost savings, and the need and ability to retain key FleetBoston management.

The Bank of America board of directors also considered the fact that the combined institution is expected to hold aggregate deposits approaching the 10% national acquisition limit under U.S. federal law, and that Bank of America’s ability to make further acquisitions in the United States may be restricted as a result.

The Bank of America board of directors was aware of the allocation of seven of nineteen (or 37%) of the seats on the board of the combined company to FleetBoston directors, which is greater than the pro forma percentage ownership of the combined company by FleetBoston common shareholders (approximately 28%) and the percentage contributions of FleetBoston to the combined company based on various financial metrics, including total assets and estimated 2004 net income (in each case approximately 21%). The Bank of America board of directors understood that board participation at this level was a condition to the willingness of FleetBoston to enter into the merger agreement and deemed it appropriate given the strategic importance of the transaction to Bank of America.

The Bank of America board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the Bank of America board of directors is not exhaustive, but includes all material factors considered by the Bank of America board of directors. In view of the wide variety of factors considered by the Bank of America board of directors in connection with its evaluation of the merger and the complexity of these matters, the Bank of America board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Bank of America board of directors evaluated the factors described above and reached a consensus that the merger was advisable and in the best interests of Bank of America and its stockholders. In considering the factors described above, individual members of the Bank of America board of directors may have given different weights to different factors.

The Bank of America board of directors unanimously approved the merger agreement and unanimously recommends that Bank of America stockholders vote “FOR” adoption of the merger agreement.

FleetBoston’s Reasons for the Merger; Recommendation of the Merger by the FleetBoston Board of Directors

The FleetBoston board of directors expects the merger to create the first banking institution with a truly national scope, with an unrivaled presence in America’s growth and wealth markets. The merger would establish a new combined company that will serve approximately 33 million consumer relationships, with leading market shares throughout the Northeast, Southeast, Midwest, Southwest and West regions of the United States. The FleetBoston board of directors also expects the combined company to feature the most extensive and convenient delivery network through more than 5,600 retail banking offices, more than 16,500 ATMs, leading online and electronic bill pay services, and 24-hour telephone banking.

The FleetBoston board of directors consulted with FleetBoston management as well as financial and legal advisors and determined that the merger is in the best interests of FleetBoston and FleetBoston stockholders. In reaching its conclusion to approve the merger agreement, the FleetBoston board considered the following factors as generally supporting its decision to enter into the merger agreement:

•	its understanding of FleetBoston’s business, operations, financial condition, earnings and prospects and of Bank of America’s business, operations, financial condition, earnings and prospects;

•	its understanding of the current and prospective environment in which FleetBoston and Bank of America operate, including national and local economic conditions, the competitive environment for financial institutions generally, the trend toward consolidation in the financial services industry, and the likely effect of these factors on FleetBoston in light of, and in absence of, the proposed transaction;

•	the fact that, based on the closing price of Bank of America common stock on October 24, 2003, the value of the per share merger consideration to be received by FleetBoston stockholders in the merger represented a premium of approximately 43% over the closing price of FleetBoston common stock on the NYSE on October 24, 2003, and a premium of approximately 45% over the weighted average closing price of FleetBoston common stock on the NYSE for the thirty trading days prior to the approval of the transaction by the FleetBoston board;

•	the review by the FleetBoston board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger and stock option agreements, including the exchange ratio, the expectation of FleetBoston’s legal advisors that the merger will qualify as a transaction of a type that is generally tax-free to stockholders for U.S. federal income tax purposes and, based on the exchange ratio and assuming continuation of Bank of America’s current per share dividend rate of $0.80 per quarter, an anticipated annual dividend rate increase of approximately 27% for holders of FleetBoston common stock (from $1.40 to $1.78 annually per share of FleetBoston common stock equivalent);

•	its belief in Bank of America’s serious commitment to Boston and New England as well as FleetBoston’s other communities and other constituencies, as evidenced by the employment, charitable giving, board composition and business location provisions of the merger agreement;

•	the fact that the complementary nature of the respective customer bases, business products and skills of FleetBoston and Bank of America could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses;

•	the fact that FleetBoston’s and Bank of America’s branch franchises operate principally in different geographic markets, which the FleetBoston board of directors believed to present a desirable strategic opportunity for expansion of its existing presence and market share. In particular, the FleetBoston board of directors considered that the resulting institution’s branch network and franchise would extend across geographies that include some of the most affluent and populous regions in the country;

•

the potential cost saving opportunities, currently estimated to be approximately $1.1 billion per year after-tax when fully phased in after the merger (broken down into approximately $650 million from overlapping business infrastructure and redundant processes, $100 million from corporate staff functions, $100 million from lower marketing costs, $175 million from vendor leverage and $75 million from lower occupancy costs), as well as the potential incremental revenue opportunities, currently estimated to be approximately $195 million per year by 2005, in each case based on a review of the business and operations of Bank of America and FleetBoston including an assessment of the two companies’ computer systems, personnel, premises and service contracts to determine where redundancies exist, and experience in the integration of businesses in connection with transactions similar to the merger. In this regard, the cost savings target was evaluated in light of the fact that the managements of Bank of America and FleetBoston each have substantial prior experience in integrating significant mergers, including (in the case of Bank of America) the NationsBank-Bank of America and the NationsBank-Barnett Banks mergers and (in the case of FleetBoston) the FleetBoston-Summit Bancorp and Fleet Financial-BankBoston mergers, and believe that in each of these respective mergers the parties achieved the cost savings goals set at the time the transactions were announced;

•	the fact that application of such potential expense savings and other transaction-related assumptions and adjustments (including assumed repurchases of 67 million shares of Bank of America common stock through 2004 and 23 million shares in 2005) to the combined net income forecasts for Bank of America and FleetBoston made by various brokerage firms and published as consensus estimates by First Call would result in projected net income for the combined company of $12.643 billion in 2004 (reflecting six months’ income contribution from FleetBoston) and, applying an assumed 9% annual growth rate to the 2004 First Call Consensus estimates, $16.060 billion in 2005, or $7.10 and $7.97 per share of Bank of America common stock in 2004 and 2005, respectively, representing approximately 2% dilution and approximately 1% accretion in earnings per share for such periods when compared to the estimates for Bank of America common stock without giving effect to the transaction;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining FleetBoston and Bank of America;

•	the reports of FleetBoston management and the financial presentation by Morgan Stanley to FleetBoston’s board of directors concerning the operations, financial condition and prospects of Bank of America and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and, in the case of the reports of FleetBoston’s management, the regulatory capital ratios;

•	the proposed board and management arrangements of the combined company which would position the combined company with strong leadership and experienced operating management;

•	the employment arrangements with key FleetBoston senior executives which would help assure the continuity of management, the likelihood of a successful integration and the successful operation of the combined company;

•	the likelihood that the regulatory approvals needed to complete the transaction will be obtained;

•	the historical and current market prices of Bank of America common stock and FleetBoston common stock, as well as comparative valuation analyses for the two companies prepared by Morgan Stanley; and

•	the opinion delivered to the FleetBoston board of directors by Morgan Stanley to the effect that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the exchange ratio was fair, from a financial point of view, to holders of FleetBoston common stock.

The FleetBoston board of directors also considered potential risks associated with the merger in connection with its deliberations of the proposed transaction, including the challenges of integrating FleetBoston’s businesses, operations and workforce with those of Bank of America, the need to obtain Bank of America stockholder, FleetBoston stockholder and regulatory approvals in order to complete the transaction, the risks associated with achieving the anticipated cost savings, the different litigation, regulatory and reputational risks inherent in the varied businesses in which Bank of America is active, and the need and ability to retain key FleetBoston management.

The FleetBoston board of directors also considered the fact that the combined institution is expected to hold aggregate deposits approaching the 10% national acquisition limit under U.S. federal law, and that the combined institution’s ability to make further acquisitions in the United States may be restricted as a result. In addition, the board considered the interest that FleetBoston executive officers and directors have with respect to the merger in addition to their interests as holders of FleetBoston common stock and the risk that these interests might influence their decision with respect to the merger. See “The Merger — FleetBoston’s Directors and Officers Have Financial Interests in the Merger” on page 62.

The FleetBoston board also considered that the fixed exchange ratio, by its nature, would not adjust upwards to compensate for declines, or downwards to compensate for increases, in Bank of America’s stock price prior to completion of the merger, and that the terms of the merger agreement did not include stock-price-based termination rights or “collar” provisions that would be triggered by a decrease in the value of the merger consideration implied by the Bank of America stock price. The FleetBoston board determined that this structure was appropriate and the risk acceptable in view of:

•	its focus on the relative intrinsic values and financial performances of the merger partners and the percentage of the combined company to be owned by former FleetBoston stockholders, in addition to the market premium at the time of signing;

•	its recognition that price-based termination rights and collar provisions are not the norm in merger agreements between major banking institutions; the merger agreement’s inclusion of other structural protections such as the ability to terminate the merger agreement in the event of a material adverse change at Bank of America;

•	the reciprocal nature of collars, meaning that a collar would limit the ability of FleetBoston stockholders to participate in the potential upside in Bank of America’s stock price prior to completion of the merger; and

•	the structure of most collars providing only limited protection against downward price declines, and only through the date on which the merger is completed.

The FleetBoston board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

The foregoing discussion of the information and factors considered by the FleetBoston board of directors is not exhaustive, but includes all material factors considered by the FleetBoston board of directors. In view of the wide variety of factors considered by the FleetBoston board of directors in connection with its evaluation of the merger and the complexity of these matters, the FleetBoston board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The FleetBoston board of directors evaluated the factors described above, including asking questions of FleetBoston management and FleetBoston legal and financial advisors, and reached consensus that the merger was in the best interests of FleetBoston and FleetBoston stockholders. In considering the factors described above, individual members of the FleetBoston board of directors may have given different weights to different factors.

The FleetBoston board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of FleetBoston and its stockholders. Accordingly, the FleetBoston board of directors unanimously approved the merger agreement and unanimously recommends that FleetBoston stockholders vote “FOR” adoption of the merger agreement.

Analyses of Financial Advisors

FleetBoston engaged Morgan Stanley to act as its financial advisor and Bank of America engaged Goldman Sachs and Banc of America Securities to act as its financial advisors in connection with the merger based on their experience and expertise. Morgan Stanley, Goldman Sachs and Banc of America Securities are internationally recognized investment banking firms that have substantial experience in transactions similar to the merger. Banc of America Securities is a subsidiary of Bank of America.

Opinion of Goldman Sachs

On October 26, 2003, Goldman Sachs, financial advisor to Bank of America, delivered its oral opinion to the Bank of America board of directors, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as Goldman Sachs considered relevant, the exchange ratio of 0.5553 of a share of Bank of America common stock to be issued in respect of each share of FleetBoston common stock pursuant to the merger agreement was fair to Bank of America from a financial point of view.

The full text of the written opinion of Goldman Sachs, dated October 27, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached to this document as Appendix D. Holders of Bank of America common stock are urged to, and should, read this opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Bank of America board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Bank of America common stock should vote with respect to the merger or any related matter. The opinion of Goldman Sachs will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Bank of America does not currently expect that it will request an updated opinion from Goldman Sachs.

In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Bank of America and FleetBoston for the five fiscal years ended December 31, 2002;

•	interim reports to stockholders and quarterly reports on Form 10-Q of Bank of America and FleetBoston;

•	other communications from Bank of America and FleetBoston to their respective stockholders;

•	First Call research analyst estimates for each of Bank of America and FleetBoston approved by the management of Bank of America for use in connection with the opinion (First Call is a database owned and operated by Thomson Financial, which contains broker-sourced research, earnings estimates, equity and fixed income ownership information, insider trading information, and corporate news releases);

•	internal financial analyses and forecasts for Bank of America prepared by the management of Bank of America;

•	internal financial analyses and forecasts for FleetBoston prepared by the management of FleetBoston; and

•	financial analyses and forecasts for the combined company on a pro forma basis prepared by the management of Bank of America, including cost savings and operating synergies projected by the management of Bank of America to result from the merger.

Goldman Sachs also held discussions with members of the senior management of each of Bank of America and FleetBoston regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Bank of America and FleetBoston.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for FleetBoston common stock and Bank of America common stock;

•	compared financial and stock market information for Bank of America and FleetBoston with similar information for other selected companies, the securities of which are publicly traded;

•	reviewed the financial terms of selected recent business combinations in the banking industry specifically and in other industries generally; and

•	performed other studies and analyses as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed the accuracy and completeness of this information for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the Bank of America board of directors, that the forecasts reviewed by Goldman Sachs were reasonably prepared on a basis reflecting the best currently available estimates and judgments of each of Bank of America and FleetBoston, as the case may be. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any adverse effect on Bank of America or FleetBoston or on the expected benefits of the transaction in any way material to its analysis. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, Goldman Sachs assumed that the allowances for losses are in the aggregate adequate to cover those losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Bank of America or FleetBoston or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address Bank of America’s underlying business decision to engage in the merger. In addition, Goldman Sachs is not expressing any opinion as to the prices at which the shares of Bank of America common stock or FleetBoston common stock will trade at any time.

The following is a summary of the material financial analyses presented by Goldman Sachs to the Bank of America board of directors in connection with providing its opinion to the Bank of America board of directors. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to the analyses performed by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 24, 2003, and is not necessarily indicative of current market conditions.

Summary of Selected Analyses. The following is a brief overview of some of the financial analyses performed by Goldman Sachs. Goldman Sachs did not present a separate overview of its analyses to the Bank of America board of directors, as each individual analysis was discussed in detail with the Bank of America board of directors. This overview does not include the underlying assumptions or descriptions of each analysis or all other analyses performed by Goldman Sachs in connection with the delivery of its opinion. Goldman Sachs did not attribute any particular weight, or equal weight, to any factor or analysis considered by it. In order to fully understand this overview and the Goldman Sachs analyses, please read the description of each analysis that follows below.

Implied Premium and Multiple Analysis

Goldman Sachs determined the offer price implied by the exchange ratio and Bank of America’s stock price and analyzed this implied price as a percentage of FleetBoston’s core deposits and a multiple to FleetBoston’s latest twelve months’ earnings per share, estimated 2004 GAAP earnings per share and estimated 2005 GAAP earnings per share, both with and without anticipated synergies, and to stated and tangible book value.

Historical Market Performance Analysis

Goldman Sachs reviewed the historical trading prices of Bank of America and FleetBoston common stock and an index of other large banking companies and determined that, over the periods reviewed, FleetBoston common stock had generally outperformed Bank of America common stock and the index, and Bank of America common stock had generally outperformed the index.

Historical Exchange Ratio Analysis

Goldman Sachs reviewed the ratios of the market prices of FleetBoston and Bank of America common stock over various periods preceding the announcement of the merger (ranging from the closing price on October 24, 2003 to the average for the one-year period preceding the announcement) and compared these ratios to the exchange ratio.

Public Market Comparison	Goldman Sachs compared financial and market information for Bank of America and FleetBoston to corresponding information for several large and medium-to-large capitalization U.S. banking companies.

Selected Transactions Analysis

Goldman Sachs reviewed information about selected banking mergers and acquisitions valued at more than $5 billion since 1997, including multiples of merger consideration to the target’s stated book value, tangible book value, latest twelve months’ earnings per share and current-year I/B/E/S median estimated earnings per share, as well as the premiums represented by the merger consideration to core deposits and target stock price six days prior to announcement of the merger.

Pro Forma Merger Analysis

Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger using a variety of assumptions described in more detail below, and estimated that the proposed transaction would be approximately 2.3% dilutive to GAAP earnings per share and approximately 1.0% dilutive to cash earnings per share in 2004 and approximately 0.6% accretive to GAAP earnings per share and approximately 2.7% accretive to cash earnings per share in 2005.

Contribution Analysis

Goldman Sachs estimated the pro forma share ownership in the combined company of FleetBoston shareholders and compared this to the expected percentage contribution of FleetBoston to the combined company in a variety of financial measures, including market capitalization as of October 24, 2003, common equity, tangible common equity, total assets and estimated net income for 2003, 2004 and 2005.

Net Present Value Comparison

Using a variety of assumptions described in more detail below, Goldman Sachs derived a 2006 net present value per share of Bank of America common stock on a standalone basis and pro forma for the proposed merger.

Implied Premium and Multiple Analysis. Based upon the exchange ratio and the $81.03 closing market price of Bank of America common stock on October 22, 2003, Goldman Sachs calculated that each share of FleetBoston common stock would be converted into Bank of America common stock with an implied market value of $45.00, representing a premium of 40.7% to the closing price per share of FleetBoston common stock of $31.99 on October 22, 2003 and that the implied aggregate consideration of approximately $47.4 billion represented a core deposit premium of 33.6%, based on core deposits of approximately $103.1 billion. Goldman Sachs also analyzed the multiple of the implied offer price to:

•	earnings per share (EPS) for the latest twelve months ended September 30, 2003;

•	estimated earnings per share for 2004 and 2005, based on First Call mean estimates for 2004 and a long-term earnings growth rate of 9%, without any cost savings;

•	estimated earnings per share for 2004 and 2005, based on First Call mean estimates for 2004 and a long-term earnings growth rate of 9%, with assumed fully phased-in after-tax cost savings of $1.1 billion; and

•	stated and tangible book value per share as of September 30, 2003.

The results of these analyses are summarized as follows:

Price/EPS — No Synergies	EPS	Price/EPS
Latest Twelve Months (9/30/2003)	$2.00	22.5x
2004E	$2.75	16.4x
2005E	$3.00	15.0x

Price/EPS — Fully Phased-In Synergies
2004E	$3.80	11.8x
2005E	$4.14	10.9x

Price/Book Value	Book Value	Price/Book Value
Stated	$16.46	2.7x
Tangible	$12.13	3.7x

Historical Market Performance Analysis. Goldman Sachs reviewed and compared the historical daily trading prices of Bank of America common stock, FleetBoston common stock and a Bank Composite Index composed of common stock of Citigroup Inc., Wells Fargo & Company, J.P. Morgan Chase & Co., Wachovia Corporation, U.S. Bancorp, Bank One Corporation, Fifth Third Bancorp, BB&T Corporation, National City Corporation and SunTrust Banks, Inc. for the period from October 24, 2002 to October 24, 2003. The analysis indicated that for the period from October 24, 2002 to October 24, 2003, FleetBoston common stock generally outperformed both Bank of America common stock and the above index, and Bank of America common stock generally outperformed the Bank Composite Index or performed comparably with the Bank Composite Index.

Historical Exchange Ratio Analysis. Goldman Sachs reviewed the implied historical exchange ratios determined by dividing the closing price per share of FleetBoston common stock by the closing price per share of Bank of America common stock over the one-year period from October 24, 2002 through October 24, 2003. In addition, Goldman Sachs calculated the average of these historical daily exchange ratios for the one-week, three- month, six-month and one-year periods ended October 24, 2003. The following table presents the results of these calculations.

Period Average	Exchange Ratio
Merger	0.5553
October 24, 2003	0.3885
One-Week Average	0.3954
Three-Month Average	0.3889
Six-Month Average	0.3841
One-Year Average	0.3718

Public Market Comparison. Goldman Sachs reviewed and compared certain financial information for Bank of America and FleetBoston to corresponding financial information, ratios and public market multiples for the following large-capitalization and medium-to-large capitalization publicly traded corporations in the banking industry:

Large-Capitalization

•	Citigroup Inc.

•	Wells Fargo & Company

•	J.P. Morgan Chase & Co.

•	Wachovia Corporation

•	U.S. Bancorp

•	Bank One Corporation

•	Fifth Third Bancorp

Medium-to-Large Capitalization

•	BB&T Corporation

•	National City Corporation

•	SunTrust Banks, Inc.

•	The PNC Financial Services Group, Inc.

•	KeyCorp

Although none of the selected companies is directly comparable to Bank of America or FleetBoston, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Bank of America and FleetBoston.

Goldman Sachs calculated and compared various financial multiples and ratios based on publicly available financial data as of June 30, 2003, information it obtained from SEC filings and Institutional Brokers Estimate System, or I/B/E/S estimates. I/B/E/S is a database owned and operated by Thomson Financial, which contains estimated and actual earnings, cash flows, dividends, sales, and pre-tax income data for companies in the United States, Europe, Asia and emerging markets. The multiples and ratios of Bank of America were calculated using the closing price of Bank of America common stock on October 24, 2003. The multiples and ratios of FleetBoston were calculated using the closing price of FleetBoston common stock on October 24, 2003. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated:

•	the multiple of price to 2003 and 2004 I/B/E/S median estimated earnings;

•	the ratio of price to 2004 I/B/E/S median estimated earnings, as a multiple of I/B/E/S median estimated earnings growth;

•	the multiple of price to stated and tangible book value per share;

•	premium to core deposits;

•	the ratio of tangible common equity to tangible assets; and

•	dividend yield.

The following table presents the results of this analysis:

	Large-Capitalization Selected Banks		Medium-to-Large Capitalization Selected Banks		Bank of America	FleetBoston
	Range	Median	Range	Median
Price/2003E Earnings	11.2x – 18.7x	13.9x	10.2x – 13.5x	13.1x	11.6x	13.1x
Price/2004E Earnings	11.2x – 16.6x	12.5x	10.8x – 12.6x	12.1x	11.3x	11.6x
2004E P/E to Growth	1.0x – 1.3x	1.2x	1.2x – 1.7x	1.4x	1.1x	1.3x
Price/Book (Stated)	1.6x – 3.9x	2.6x	1.6x – 2.1x	1.9x	2.5x	1.9x
Price/Book (Tangible)	2.0x – 4.4x	3.7x	2.0x – 3.4x	2.4x	3.3x	2.6x
Premium to Core Deposits	20.1% – 54.2%	29.7%	13.4% – 26.7%	18.5%	26.9%	13.9%
Tangible Common Equity/Tangible Assets	4.5% – 8.6%	6.0%	5.9% – 8.0%	6.6%	5.2%	6.7%
Dividend Yield	2.0% – 3.9%	3.1%	2.8% – 4.5%	3.9%	3.9%	4.4%

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the banking industry since January 1, 1997 with values exceeding $5 billion:

•	First Bank System, Inc./U.S. Bancorp

•	NationsBank Corporation/Barnett Banks, Inc.

•	First Union Corporation/CoreStates Financial Corp.

•	National City Corporation/First of America Bank Corporation

•	Travelers Group, Inc./Citicorp

•	NationsBank Corporation/BankAmerica Corporation

•	Bank One Corporation/First Chicago NBD Corporation

•	Norwest Corporation/Wells Fargo & Company

•	Star Banc Corporation/Firstar Corporation

•	SunTrust Banks, Inc./Crestar Financial Corporation

•	Deutsche Bank AG/Bankers Trust Corporation

•	Fleet Financial Group, Inc./BankBoston Corporation

•	Firstar Corporation/Mercantile Bancorporation

•	HSBC Holdings plc/Republic New York Corporation

•	AmSouth Bancorporation/First American Corporation

•	The Chase Manhattan Corporation/J.P. Morgan & Co.

•	FleetBoston/Summit Bancorp

•	Firstar Corporation/U.S. Bancorp

•	First Union Corporation/Wachovia Corporation

The following table compares information derived by Goldman Sachs with respect to the ranges, averages and medians relating to the implied value received by stockholders in the second-named merger partner (target) for these selected transactions:

Selected Transactions
	Range	Average	Median
Multiple of implied value of equity consideration received by target stockholders to stated book value	2.1x – 5.4x	3.5x	3.4x

Multiple of implied value of equity consideration received by target stockholders to tangible book value	2.4x – 6.0x	4.1x	4.0x

Multiple of implied value of equity consideration per share received by target stockholders to latest twelve months earnings per share	13.4x – 28.8x	21.5x	21.5x

Multiple of implied value of equity consideration per share received by target stockholders to current-year estimated earnings per share based on I/B/E/S median estimates	12.1x – 24.7x	17.1x	17.1x

Premium to core deposits	16.3% – 53.8%	33.8%	33.7%

Premium of implied offer value to target stock price six days prior to announcement	0.7% – 44.6%	25.4%	27.2%

Pro Forma Merger Analysis. Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger using First Call mean 2004 earnings per share estimates for Bank of America and FleetBoston and a long-term earnings per share growth rate of 9% to arrive at 2005 earnings per share estimates for both companies and assuming:

•	completion of the merger on June 30, 2004;

•	expense savings of 25% of FleetBoston’s non-interest expense base, or $1.1 billion on an after-tax basis, partially phased in for 2004 and fully phased in for 2005 (and Goldman Sachs noted that the 25% figure was equal to the median cost savings, as a percentage of the target companies’ trailing 12-month total noninterest expense, projected at public announcement for U.S. bank and thrift mergers valued at greater than $5 billion since 1997);

•	$260 million of additional after-tax earnings from business model changes, partially offset by use of excess free cash flow for incremental share repurchases and associated opportunity cost of share repurchases of $65 million;

•	additional after-tax identifiable intangible amortization of $382 million; and

•	dividend payout ratio increases to 46% beginning in 2004.

For each of the years 2004 and 2005, Goldman Sachs compared the projected earnings per share of Bank of America common stock, on a standalone basis, to the projected pro forma earnings per share of Bank of America common stock after the merger. Based on these analyses, the proposed transaction would be approximately 2.3% dilutive to GAAP earnings per share and approximately 1.0% dilutive to cash earnings per share in 2004, and approximately 0.6% accretive to GAAP earnings per share and approximately 2.7% accretive to cash earnings per share in 2005.

Contribution Analysis. Based upon the exchange ratio, Goldman Sachs calculated that holders of Bank of America common stock and holders of FleetBoston common stock would own 72.9% and 27.1%, respectively, of the outstanding common stock of the combined company. Goldman Sachs reviewed the relative contributions of each of Bank of America and FleetBoston to the combined company on a pro forma basis in terms of market capitalization as of October 24, 2003, common equity as of September 30, 2003, tangible common equity as of September 30, 2003, total assets as of September 30, 2003 and 2003, 2004 and 2005 estimated net income based upon First Call mean estimates. The following table compares the pro forma ownership of the Bank of America and FleetBoston stockholders in the combined company with each company’s respective contribution to each element of the analysis:

	Pro Forma Ownership of Bank of America Stockholders	Pro Forma Ownership of FleetBoston Stockholders
	72.9%	27.1%

	Bank of America Contribution to Combined Company	FleetBoston Contribution to Combined Company
Market capitalization as of October 24, 2003	79.1%	20.9%
Common Equity	74.4%	25.6%
Tangible Common Equity	74.8%	25.2%
Total Assets	79.0%	21.0%
2003E Net Income	80.9%	19.1%
2004E Net Income	79.2%	20.8%
2005E Net Income	79.2%	20.8%

Net Present Value Comparison. Based upon First Call estimates of 2004 earnings per share for Bank of America and FleetBoston, earnings growth rates of 9%, a dividend payout ratio of 46%, a terminal value exit multiple of 11.6x 2006 estimated earnings per share, and a discount rate of 9%, Goldman Sachs derived a net present value of $86.43 per share of Bank of America common stock on a standalone basis in 2006. Using assumptions similar to those used for the Pro Forma Merger Analysis described above, Goldman Sachs derived a net present value of $86.87 per share of Bank of America common stock on a pro forma basis.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ analyses and opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Bank of America, FleetBoston or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing an opinion to the Bank of America board of directors as to the fairness, from a financial point of view, to Bank of America of the exchange ratio of 0.5553 of a share of Bank of America common stock to be issued in respect of each share of FleetBoston common stock pursuant to the merger agreement. These analyses do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bank of America, FleetBoston or Goldman Sachs assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Goldman Sachs to the Bank of America board of directors was one of many factors taken into consideration by the Bank of America board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Bank of America in connection with the merger.

In addition, as described in its fairness opinion to the Bank of America board of directors, Goldman Sachs has provided certain investment banking services to Bank of America from time to time, including having acted as co-manager on several note and capital securities offerings, having acted as manager of a public offering of Bank of America common stock in November 2001, and having acted as financial advisor in connection with the restructuring of Bank of America’s EquiCredit home equity business in April 2002, and Goldman Sachs also participates in certain joint ventures from time to time with respect to certain investment arrangements. For the past two years, Goldman Sachs has received fees for investment banking and financial advisory services provided to Bank of America and its affiliates (excluding fees described below in connection with the merger) of approximately $24.6 million, in the aggregate. Goldman Sachs also has provided investment banking services to FleetBoston from time to time, including having acted as co-manager or lead-manager on several note and capital securities offerings, and having acted as financial advisor to FleetBoston in connection with the acquisitions of Summit Bancorp in March 2001 and the asset management businesses of Liberty Financial Companies in November 2001, and Goldman Sachs participates in a joint venture with FleetBoston with respect to certain loan arrangements. For the past two years, Goldman Sachs has received fees for investment banking and financial advisory services provided to FleetBoston and its affiliates of approximately $1.6 million, in the aggregate. Goldman Sachs also may provide investment banking services to Bank of America or FleetBoston in the future, in connection with which it may receive compensation.

In addition, Goldman Sachs is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, and financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities of Bank of America and FleetBoston (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Bank of America selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated October 25, 2003, Bank of America engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction with FleetBoston. Pursuant to this letter agreement, Bank of America agreed to pay Goldman Sachs a transaction fee of $25 million. Of this amount, a fee of $3 million was payable upon execution of the engagement letter, a fee of $5 million was payable upon delivery of its opinion and a fee of $17 million is payable upon completion of the merger. Bank of America has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Opinion of Morgan Stanley

Pursuant to the terms of an engagement letter, Morgan Stanley was engaged to provide financial advisory services to FleetBoston in connection with the merger. FleetBoston selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, as well as its knowledge of the business and affairs of FleetBoston. On October 26, 2003, Morgan Stanley delivered its oral opinion, subsequently confirmed in writing as of the same date, to the FleetBoston board of directors that, subject to and based on the factors considered in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of FleetBoston common stock.

The full text of Morgan Stanley’s written opinion, dated as of October 26, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Appendix E. Holders of FleetBoston common stock are urged to, and should, read this opinion carefully and in its entirety. Morgan Stanley’s opinion, directed to the board of directors of FleetBoston, addresses only the fairness, from a financial point of view, of the exchange ratio pursuant to the merger agreement to the holders of shares of FleetBoston common stock, and does not address any other aspect of the acquisition or constitute a recommendation to any FleetBoston stockholder as to how to vote at the FleetBoston special meeting. This summary is qualified in its entirety by reference to the full text of the opinion. The opinion of Morgan Stanley will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. In addition, FleetBoston does not currently expect that it will request an updated opinion from Morgan Stanley.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of FleetBoston and Bank of America, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning FleetBoston and Bank of America prepared by the managements of FleetBoston and Bank of America, respectively, including among other things, limited financial forecasts and profit plans for each company;

•	discussed the past and current operations and financial condition and the prospects of FleetBoston and Bank of America, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of FleetBoston and Bank of America, respectively;

•	reviewed the pro forma impact of the merger on Bank of America’s earnings per share, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity of FleetBoston common stock and Bank of America common stock;

•	compared the financial performance of FleetBoston and Bank of America and the prices and trading activity of FleetBoston common stock and Bank of America common stock with that of certain other comparable publicly traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain precedent transactions;

•	participated in discussions among representatives of FleetBoston and Bank of America and their financial and legal advisors;

•	reviewed the draft merger agreement and certain related documents; and

•	considered other factors and performed other analyses as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to financial forecasts, profit plans and information regarding certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best available estimates and judgments of the future financial performance of FleetBoston and Bank of America. Morgan Stanley assumed that the merger will be completed in accordance with the terms of the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of FleetBoston and Bank of America, nor was Morgan Stanley furnished with any such appraisals, and Morgan Stanley did not make any independent examination of the loan loss reserves or examine any individual loan credit files of Bank of America or FleetBoston. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

The following is a summary of the material financial analyses performed by Morgan Stanley, in connection with preparing its oral opinion and its written opinion letter, dated October 26, 2003. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analysis used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

FleetBoston

Summary of Selected Analyses. Morgan Stanley performed several analyses to evaluate the exchange ratio, including, among others, analyses of comparable companies, dividend discount, implied acquisition value and precedent transactions. The table below summarizes the range of values for a share of FleetBoston common stock implied by selected Morgan Stanley analyses compared to the market price per share of FleetBoston common stock as of October 24, 2003 and the implied value of the merger consideration per share as of the same date. This summary does not include the underlying assumptions or descriptions of each analysis or all other analyses performed by Morgan Stanley in connection with the delivery of its opinion. Morgan Stanley did not attribute any particular weight, or equal weight, to any factor or analysis considered by it. In order to fully understand this summary, please read the description of each analysis that follows below:

		As of October 24, 2003:
Analysis	Price Range Implied by Analysis per FleetBoston share	Market Price per FleetBoston share	Implied Value of Merger Consideration per FleetBoston share
Comparable Company	$30-33	$31.80	$45.46
Dividend Discount	31-36	31.80	45.46
Implied Acquisition Value	41-46	31.80	45.46
Precedent Transaction	34-47	31.80	45.46

Comparable Company Analysis. As part of its analysis, Morgan Stanley compared financial information, including price-to-earnings ratios, of FleetBoston with companies that share certain characteristics with FleetBoston. This group, which we refer to in this document as the FleetBoston Peer Group, included:

•	Wachovia Corporation

•	Bank One Corporation

•	U.S. Bancorp

•	Fifth Third Bancorp

•	BB&T Corporation

•	National City Corporation

•	SunTrust Banks, Inc.

•	The PNC Financial Services Group, Inc.

•	KeyCorp

Morgan Stanley compared, for the FleetBoston Peer Group, the FleetBoston Peer Group excluding Fifth Third Bancorp and FleetBoston, the market price to 2004 GAAP earnings per share estimate from I/B/E/S, available as of October 24, 2003.

The following table reflects these multiples:

Price/2004E GAAP Earnings
FleetBoston (as of October 24, 2003)	11.6x
FleetBoston Peer Group Median	12.3
FleetBoston Peer Group Median excluding Fifth Third Bancorp	12.2

Applying a range of FleetBoston Peer Group price-to-2004 GAAP earnings per share multiples to FleetBoston’s 2004 I/B/E/S earnings per share estimate implied a range of values for FleetBoston common stock of approximately $30 to $33 per share. Morgan Stanley noted that the closing price of FleetBoston common stock, as of October 24, 2003, was $31.80 per share. Based on the merger exchange ratio of 0.5553 and the closing price of Bank of America common stock of $81.86 as of October 24, 2003, the implied value of the merger consideration was $45.46 per share of FleetBoston common stock.

Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of implied present values of FleetBoston common stock, assuming FleetBoston continued to operate as a stand-alone entity. The range was determined by adding:

•	the present value of an estimated future dividend stream for FleetBoston over the five-year period from 2004 through 2008, and

•	the present value of an estimated “terminal value” of FleetBoston common stock at the end of the year 2008.

Morgan Stanley made the following assumptions in performing its analysis:

•	a constant tangible common equity/tangible assets ratio of .0665 for a projected dividend stream,

•	earnings projections were based on I/B/E/S estimates with an assumed earnings growth rate of 9% for 2005 through 2008, consistent with the I/B/E/S long-term growth estimate for FleetBoston,

•	“terminal value” of FleetBoston common stock at the end of the period was determined by applying two different price-to-earnings multiples (11x and 12x) to year 2008 projected earnings, and

•	the dividend stream and terminal values were discounted to present values using a range of discount rates from 12% to 14%.

Based on the above assumptions, this analysis implied a fully diluted stand-alone value of FleetBoston common stock ranging from approximately $31 to $36 per share. As described above under “Comparable Company Analysis,” as of October 24, 2003, the implied value of the merger consideration was $45.46 per share of FleetBoston common stock.

Implied Acquisition Value. Morgan Stanley performed an analysis of the potential implied acquisition valuation of FleetBoston assuming that the net present value of assumed cost savings was added to the implied fully diluted stand-alone value of FleetBoston common stock as described above under “Dividend Discount Analysis.” Assuming pre-tax cost savings of 25% of FleetBoston’s non-interest expense base, 3% annual growth in expenses and an estimated pre-tax restructuring charge of $1.3 billion, and using an assumed discount rate of 13% and a terminal multiple of 11.5x (the above discount rate and terminal multiple represent the midpoint of the respective ranges), Morgan Stanley estimated the implied acquisition value of FleetBoston common stock ranged from approximately $41 to $46 per share. As described above under “Comparable Company Analysis,” as of October 24, 2003, the implied value of the merger consideration was $45.46 per share of FleetBoston common stock.

Precedent Transaction Analysis. Morgan Stanley performed an analysis of the precedent transactions announced since September 1, 2000 with transaction values of over $10 billion by commercial bank holding companies that shared characteristics with the merger to compare the premium to market price one day prior to announcement of the transaction and projected earnings indicated by the merger consideration to those multiples indicated for the precedent transactions. For each transaction, the acquired company’s estimated earnings per share was based on I/B/E/S earnings per share estimates prior to announcement of the transaction.

The three transactions constituting the precedent transactions were:

Acquiror	Target
First Union	Wachovia
Firstar	U.S. Bancorp
Chase Manhattan	J.P. Morgan

The following table reflects the results of the analysis:

	Price/Forward Earnings	Premium to Mkt. (1 day prior)*
FleetBoston/Bank of America merger	17.0x	43%
Range of precedent transactions	12.9-17.1x	7-21%

*	Two days prior to public announcement of the transaction by the parties in the case of the Chase Manhattan/J.P. Morgan transaction, which was one day prior to the first date that the news of such transaction was publicly reported.

The foregoing FleetBoston multiples indicated by the merger consideration were based on the closing prices of Bank of America and FleetBoston common stock as of October 24, 2003, and FleetBoston’s 2004 I/B/E/S earnings per share estimate as of October 24, 2003.

Using a range of price to estimated forward earnings per share multiples of 13x to 17x indicated by the precedent transactions resulted in a value of FleetBoston common stock ranging from approximately $36 to $47 per share. Using a premium to market (one day prior to announcement) range of 7-21% indicated by the precedent transactions resulted in a value of FleetBoston common stock ranging from approximately $34 to $38 per share. As described above under “Comparable Company Analysis,” as of October 24, 2003, the implied value of the merger consideration was $45.46 per share of FleetBoston common stock.

No company or transaction used in the comparable company and precedent transaction analyses is identical to FleetBoston or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of FleetBoston and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Bank of America

Trading Multiples. As part of its analysis, Morgan Stanley compared certain financial information of Bank of America with companies that share certain characteristics with Bank of America. This group, which we refer to in this document as the Bank of America Peer Group, included:

•	Citigroup, Inc.

•	Wells Fargo & Company

•	JP Morgan Chase & Co.

•	Bank One Corporation

•	Wachovia Corporation

•	U.S. Bancorp

Morgan Stanley compared, the market price to 2004 GAAP earnings per share estimate from I/B/E/S, available as of October 24, 2003 for the Bank of America Peer Group and Bank of America.

Based on the Bank of America Peer Group trading range, Morgan Stanley applied a P/E range of 11-12x to the Bank of America 2004 I/B/E/S earnings per share estimate. The implied range of values for Bank of America common stock, derived from the analysis, was $80 to $87 per share, compared to the closing price of Bank of America common stock of $81.86 as of October 24, 2003.

No company or transaction used in the comparable company analysis is identical to Bank of America or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Bank of America and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

Dividend Discount Analysis. Morgan Stanley performed a dividend discount analysis to determine a range of present values of Bank of America common stock, excluding the effects of the merger. The range was determined by adding:

•	the present value of an estimated future dividend stream for Bank of America over the five-year period from 2004 through 2008, and

•	the present value of the “terminal value” of Bank of America common stock at the end of the year 2008.

Morgan Stanley made the following assumptions in performing its analysis:

•	a constant tangible common equity/tangible assets ratio of 5.2% for a projected dividend stream,

•	earnings projections based on I/B/E/S estimates for 2004, with an assumed earnings growth rate of 9% for the years 2005 through 2008, consistent with the I/B/E/S long-term growth estimate for Bank of America,

•	“terminal value” of Bank of America common stock at the end of the period determined by applying a price-to-earnings multiple range (11x to 12x) to year 2008 projected earnings, and

•	the dividend stream and terminal values discounted to present values using a range of discount rates of 12% to 14%.

Based on the above assumptions, the fully diluted stand-alone value of Bank of America common stock ranged from approximately $81 to $93 per share. As of October 24, 2003, the market price per share of Bank of America common stock was $81.86.

Sensitivity Analysis to Dividend Discount Analysis. Using the same methodology as described above under “Dividend Discount Analysis,” Morgan Stanley performed a dividend discount analysis assuming no earnings per share growth in 2004 or 2005 from the 2003 earnings per share estimate, with annual earnings per share growth of 9% for each year from 2005 through 2008. All other assumptions were consistent with assumptions described above under “Dividend Discount Analysis.” Based on these assumptions, the fully diluted stand-alone value of Bank of America common stock ranged from approximately $74 to $86 per share.

Pro Forma Merger Analysis. Morgan Stanley analyzed the financial impact of the merger on the estimated earnings per share for Bank of America and FleetBoston common stock, as well as the estimated dividend per share for the current holders of FleetBoston common stock, using the estimated cost savings expected by Bank of America management to result from the merger as well as Bank of America earnings estimates for 2004 through 2005 based on Bank of America I/B/E/S estimates for 2004 and an assumed earnings growth rate of 9% for 2005. This analysis indicated that the merger would be approximately 27% accretive to the estimated dividend per share for the current holders of FleetBoston common stock, and with cost savings and revenue enhancements, the merger would be approximately 2.3% dilutive to the current estimate of Bank of America’s 2004 GAAP earnings per share and approximately 0.5% accretive to Bank of America’s 2005 earnings per share as well as 43% and 47% accretive to the current estimate of FleetBoston’s 2004 earnings per share and FleetBoston’s 2005 earnings per share respectively.

Contribution Analysis. Morgan Stanley compared FleetBoston and Bank of America stockholders’ respective percentage ownership of the combined company to FleetBoston and Bank of America’s respective contribution (and the implied ownership based on such contribution) to the combined company using I/B/E/S estimates of 2004 net income and tangible book value as of September 30, 2003. As a result of its analysis, Morgan Stanley noted that FleetBoston contributed 21% of the fully diluted market capitalization, 25% of the tangible book value and 21% of the 2004 estimated net income to the implied company. In addition, Morgan Stanley noted that the merger exchange ratio implied that FleetBoston stockholders would hold 28% of the pro forma ownership of the combined company.

Morgan Stanley performed a variety of financial and comparative analyses for the purpose of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its analyses and its opinion. In addition, Morgan Stanley may have given various factors more or less weight than other factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of FleetBoston or Bank of America.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FleetBoston or Bank of America. Any estimates contained in the analyses performed by Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Such analyses were prepared solely as a part of Morgan Stanley’s analysis of the fairness, from a financial point of view, of the exchange ratio to the holders of shares of FleetBoston common stock pursuant to the merger agreement and were provided to the FleetBoston board of directors in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals of value or to reflect the prices at which FleetBoston or Bank of America might actually trade. Further, the analyses should not be viewed as the sole determining factors of the value of FleetBoston. In addition, as described above, the Morgan Stanley opinion was one of many factors taken into consideration by the FleetBoston board of directors in making its determination to approve the merger. The exchange ratio pursuant to the merger agreement was determined through arm’s length negotiations between FleetBoston and Bank of America and was approved by the FleetBoston board of directors. Morgan Stanley did not recommend any specific consideration to the FleetBoston board of directors or advise that any given consideration constituted the only appropriate consideration for the acquisition.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the past, as described in its fairness opinion to the FleetBoston board of directors, Morgan Stanley and its affiliates have provided financial advisory and financing services for FleetBoston and Bank of America and have received fees for the rendering of these services. Morgan Stanley received approximately $8.1 million in such fees from FleetBoston (excluding fees in connection with the merger as described below) and approximately $9.0 million in such fees from Bank of America within the last two years. In the ordinary course of its business, Morgan Stanley and its affiliates may, from time to time, trade in the securities and indebtedness of FleetBoston or Bank of America for their own accounts or the account of investment funds and other clients under the management of Morgan Stanley and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In addition, Morgan Stanley and its affiliates may, from time to time, act as a counterparty to either FleetBoston or Bank of America and have received compensation for such activities.

Pursuant to an engagement agreement with FleetBoston, Morgan Stanley was formally retained to provide financial advisory services and a financial fairness opinion in connection with the acquisition, and FleetBoston agreed to pay Morgan Stanley a transaction fee of up to $25 million in connection with the merger. FleetBoston also agreed to reimburse Morgan Stanley for expenses incurred by Morgan Stanley in performing its services. In addition, FleetBoston also has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Board of Directors and Management of Bank of America following Completion of the Merger

Board of Directors of Bank of America. After the merger, the Bank of America board of directors will consist of nineteen members, twelve of whom will be individuals who are currently Bank of America directors and seven of whom will be individuals who are currently FleetBoston directors or officers. Continuing for a period of at least two years following completion of the merger, Bank of America will maintain the twelve to seven ratio of Bank of America directors to former FleetBoston directors. During that time, any vacancy among the twelve Bank of America directors will be filled by nominees proposed to the nominating committee by a majority of the remaining Bank of America directors, and any vacancy among the seven former FleetBoston directors or officers will be filled by nominees proposed to the nominating committee by a majority of the remaining former FleetBoston directors. The Bank of America board of directors currently has seventeen members.

Chairman and Executive Officers of Bank of America. Charles K. Gifford, currently Chairman and Chief Executive Officer of FleetBoston, will be Chairman of the combined company. Kenneth D. Lewis, currently Chairman and Chief Executive Officer of Bank of America, will be Chief Executive Officer of the combined company.

In addition, we expect that the following individuals will hold responsibilities in the combined company as follows:

•	Amy Woods Brinkley, Chief Risk Executive

•	Edward J. Brown III, President of Global Corporate and Investment Banking

•	Barbara J. Desoer, President of Consumer Products

•	James H. Hance, Jr., Vice Chairman and Chief Financial Officer

•	Liam E. McGee, President of Consumer Banking

•	Brian T. Moynihan, President of Wealth Management

•	Eugene M. McQuade, President of the combined company, whose responsibilities will also include Technology & Operations, Global Treasury Services, Principal Investing, Latin America, management services and international retail banking

•	H. Jay Sarles, Vice Chairman and special adviser to the Chief Executive Officer

•	R. Eugene Taylor, President of Commercial Banking

•	Bradford H. Warner, President of Small Business and Premier Banking

Ms. Brinkley and Ms. Desoer, as well as Messrs. Brown, Hance, McGee and Taylor, are current employees of Bank of America. Messrs. Moynihan, McQuade, Sarles and Warner are current employees of FleetBoston.

Information about the current Bank of America directors and executive officers can be found in Bank of America’s proxy statement dated March 27, 2003. Information about the current FleetBoston directors and executive officers can be found in FleetBoston’s proxy statement dated March 17, 2003. Bank of America’s and FleetBoston’s Annual Reports on Form 10-K for the year ended December 31, 2002 are incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 114.

For more information see “The Merger — FleetBoston’s Directors and Officers Have Financial Interests in the Merger” on page 62.

Distribution of Bank of America Shares

When the merger is completed, holders of FleetBoston common stock other than FleetBoston and Bank of America will have the right to receive 0.5553 of a share of Bank of America common stock for each share of FleetBoston common stock they own. No fractional shares of Bank of America common stock will be issued in the merger. Each share of each series of FleetBoston preferred stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of FleetBoston preferred stock held by FleetBoston and Bank of America, will be converted into a share of a series of Bank of America preferred stock with the same terms (to the fullest extent possible) as the corresponding FleetBoston preferred stock.

An exchange agent will mail to each holder of a FleetBoston common stock certificate a letter of transmittal and instructions for surrendering FleetBoston stock certificates in exchange for statements indicating book-entry ownership of Bank of America common stock. However, if a holder of a FleetBoston common stock certificate makes a special request, Bank of America will issue to the requesting holder a Bank of America stock certificate. When you deliver your FleetBoston stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your FleetBoston stock certificates will be cancelled and you will receive statements indicating book-entry ownership of Bank of America common stock, or, if requested, stock certificates representing the number of full shares of Bank of America common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, instead of any fractional shares of Bank of America common stock which would have been otherwise issuable to you as a result of the merger.

Holders of FleetBoston common stock should not submit their FleetBoston stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

Until you exchange your FleetBoston stock certificates for shares of Bank of America stock, you will not receive any dividends or other distributions in respect of shares of Bank of America stock. Once you exchange your FleetBoston stock certificates for shares of Bank of America stock, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of Bank of America common stock, as well as any dividends with respect to FleetBoston common stock declared before the effective time of the merger but unpaid.

If your FleetBoston stock certificate has been lost, stolen or destroyed, you may receive shares of Bank of America common stock upon the making of an affidavit of that fact. Bank of America may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Bank of America with respect to the lost, stolen or destroyed FleetBoston stock certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of FleetBoston, except as required to settle trades executed prior to completion of the merger.

There is no need for Bank of America stockholders to submit their Bank of America stock certificates to Bank of America, FleetBoston, the exchange agent or to any other person in connection with the merger or otherwise take any action as a result of the completion of the merger.

Fractional Shares

Bank of America will not issue any fractional shares of Bank of America common stock. Instead, a FleetBoston stockholder who would otherwise have received a fraction of a share of Bank of America common stock will receive an amount of cash equal to the fraction of a share of Bank of America common stock to which the holder would otherwise be entitled multiplied by the average of the closing prices of Bank of America common stock for the five full trading days immediately preceding the completion of the merger as reported on the NYSE Composite Transactions Reporting System.

Public Trading Markets

Bank of America common stock trades on the NYSE and on the Pacific Exchange under the symbol “BAC.” Bank of America common stock is also listed on the London Stock Exchange, and certain shares are listed on the Tokyo Stock Exchange. FleetBoston common stock trades on the NYSE and on the Boston Stock Exchange under the symbol “FBF.” Upon completion of the merger, FleetBoston common stock will be delisted from the NYSE and the Boston Stock Exchange and deregistered under the Securities Exchange Act of 1934. The newly issued Bank of America common stock and preferred stock issuable pursuant to the merger agreement will be listed on the NYSE. In the case of the Bank of America 6.75% Perpetual Preferred Stock, depositary shares each representing a one-fifth interest in a share of the Bank of America 6.75% Perpetual Preferred Stock will be listed on the NYSE.

The shares of Bank of America common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of FleetBoston, as discussed in “The Merger Agreement — Resales of Bank of America Stock by Affiliates” on page 72.

As reported on the NYSE, the closing sale price per share of Bank of America common stock on October 24, 2003 was $81.86. As reported on the NYSE, the closing sale price per share of FleetBoston common stock on October 24, 2003 was $31.80. Based on the Bank of America closing sale price per share and the exchange ratio, the implied per share value of FleetBoston common stock was $45.46 as of that date. The closing sale price per share of Bank of America common stock on the NYSE on February 5, 2004, the last practicable trading day before the date of this document, was $82.00. The closing sale price per share of FleetBoston common stock on the NYSE on February 5, 2004, the last practicable trading day before the date of this document, was $44.98. The implied per share value of FleetBoston common stock was $45.53 as of that date based on the Bank of America closing sale price per share on that date and the exchange ratio. The implied value of one share of FleetBoston common stock as of these dates was calculated by multiplying Bank of America’s closing sale price per share by 0.5553, the exchange ratio. Because the stock price of both companies will fluctuate, you should obtain current market quotations for the shares.

Bank of America Dividends

During 2002, Bank of America paid cash dividends on its common stock totaling $2.44 per share. Bank of America currently expects to continue to pay a quarterly dividend of at least $0.80 per share of common stock. Based on the 0.5553 exchange ratio and this annual dividend rate, holders of FleetBoston common stock would experience an anticipated annual dividend rate increase of approximately 27% (from $1.40 to $1.78 per share of FleetBoston common stock equivalent). Although there is no present plan or intention to decrease this dividend, the Bank of America board of directors may, subject to applicable law, change this dividend amount at any time, and Bank of America’s ability to pay dividends on its common stock is subject to various legal and regulatory limitations.

Bank of America currently pays a quarterly dividend of $0.80 per share of common stock, and, although there is no present plan or intention to decrease this dividend, the Bank of America board of directors may, subject to applicable law, change this dividend amount at any time. During the first half of 2003, FleetBoston paid cash dividends totaling $0.70 per share of common stock, and Bank of America paid cash dividends totaling $1.28 per share of common stock.

Bank of America stockholders will be entitled to receive dividends when and if declared by the Bank of America board of directors out of funds legally available for dividends. The Bank of America board of directors periodically will consider the payment of dividends, taking into account Bank of America’s financial condition and level of net income, Bank of America’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Under the merger agreement, FleetBoston has agreed that, until the merger is completed, it will not pay regular quarterly cash dividends in excess of $0.35 per share of FleetBoston common stock. FleetBoston and Bank of America also have agreed to coordinate the declaration of dividends so that holders of FleetBoston common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their FleetBoston common stock and any Bank of America common stock any holder receives in the merger.

Appraisal Rights of Dissenting Stockholders

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the laws of Delaware and Rhode Island, which are the states of incorporation of Bank of America and FleetBoston, respectively. As a result of these exceptions, the holders of Bank of America common stock, as well as the holders of FleetBoston common stock and Series VI 6.75% Perpetual Preferred Stock, which we refer to as the FleetBoston Series VI Stock, are not entitled to appraisal rights in the merger.

The holders of Bank of America Series B Preferred Stock and ESOP Preferred Stock, as well as the holders of FleetBoston Series VII Fixed/Adjustable Rate Cumulative Preferred Stock, which we refer to as the FleetBoston Series VII Stock, however, are entitled to appraisal rights in the merger.

Delaware General Corporation Law. In order to exercise appraisal rights, a holder of Bank of America Series B Preferred Stock or ESOP Preferred Stock must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law. Generally, in order to exercise these appraisal rights, the holders of Bank of America Series B Preferred Stock and ESOP Preferred Stock must not vote in favor of adoption of the merger agreement and must make a written demand for appraisal before completion of the merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix G of this document.

Each step must be taken in strict compliance with the applicable provisions of Section 262 in order for holders of Bank of America Series B Preferred Stock and ESOP Preferred Stock to perfect their appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the merger. A copy of Section 262 must be included with the notice. This document constitutes Bank of America’s notice to the holders of the Bank of America Series B Preferred Stock and ESOP Preferred Stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you are a holder of Bank of America Series B Preferred Stock or ESOP Preferred Stock and wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix G since failure timely and properly to comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Holders of Bank of America Series B Preferred Stock or ESOP Preferred Stock who elect to demand appraisal of their shares must:

•	deliver to Bank of America a written demand for appraisal of the shares before the vote with respect to the merger is taken; and

•	continuously hold the shares of record through the completion of the merger.

If a holder of Bank of America Series B Preferred Stock or ESOP Preferred Stock fails to comply with these conditions and the merger is completed, the holder will have no appraisal rights with respect to the shares.

All demands for appraisal should be addressed to the Corporate Secretary of Bank of America at Bank of America Corporation, NC1-007-56-11, 100 North Tryon Street, Charlotte, North Carolina 28255, and must be delivered before the vote on the merger is taken at the Bank of America special meeting. All demands for appraisal must be executed by, or on behalf of, the record holder of the shares for which appraisal rights are being exercised. The demand must reasonably inform Bank of America of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares.

Within 10 days after the effective date of the merger, Bank of America must give written notice that the merger has become effective to each holder who has properly filed a written demand for appraisal. At any time within 60 days after the effective date, any holder who has demanded appraisal has the right to withdraw the demand for appraisal. Within 120 days after the effective date, either Bank of America or any holder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders entitled to appraisal. Bank of America has no obligation or intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a holder to file such a petition within the period specified could nullify the holder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to Bank of America, Bank of America will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. After notice to dissenting holders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those holders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the holders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of that value, with interest on that amount accrued during the pendency of the proceeding, if the Chancery Court so determines, to the holders entitled to receive the same, upon surrender by those holders of the certificates representing those shares.

The Court of Chancery may impose costs of the appraisal proceeding upon Bank of America and the holders participating in the appraisal proceeding as the Court of Chancery deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any holder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date. If no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of Bank of America as the surviving corporation. However, no appraisal proceeding in the Chancery Court may be dismissed as to any stockholder without the approval of the court.

Rhode Island Business Corporation Act. In order to exercise appraisal rights, a holder of shares of FleetBoston Series VII Stock who files with FleetBoston a written objection to the merger may elect to receive payment of the fair value of those shares in cash in accordance with Title 7, Chapter 1.1, Section 74 of the Rhode Island Business Corporation Act.

Any stockholder contemplating the exercise of the right to dissent from the merger and exercise appraisal rights should review carefully the provisions of Section 74 reprinted as Appendix F to this joint proxy statement/prospectus. A summary of the principal steps to be taken if the right to dissent is to be exercised is set forth below. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the full text of Section 74.

Each step must be taken in strict compliance with the applicable provisions of Section 74 in order for holders of shares of FleetBoston Series VII Stock to perfect their dissenters’ rights.

Under the Rhode Island Business Corporation Act, a holder of FleetBoston Series VII Stock who dissents from the merger may, in certain circumstances and subject to certain limitations described below, demand the fair value of his, her or its shares. However, in order to receive the fair value of those shares, the dissenting stockholder must take certain steps to perfect his or her dissenter’s rights.

In particular, the dissenting stockholder must:

•	file with FleetBoston, prior to or at the special meeting, a written objection to the merger, and

•	within 10 days of the special meeting (provided the merger is approved by the required vote), make a written demand on Bank of America as the surviving corporation for payment of the fair value of his or her shares as of the day prior to the special meeting, excluding any appreciation or depreciation in anticipation of the merger.

Stockholders will not receive any notice with respect to the expiration of the 10-day period. Any stockholder failing to make demand within the 10-day period will be bound by the terms of the merger. Any stockholder making the demand is thereafter only entitled to payment and not entitled to vote or exercise any other rights of a stockholder. No demand may be withdrawn unless FleetBoston or, following the merger, Bank of America, consents to the withdrawal.

Within 20 days after demanding payment for his, her or its shares, each stockholder demanding payment must submit the certificate or certificates representing his, her or its shares to the corporation for notation on the certificate that the demand has been made. The failure to do so, at the option of the corporation, would terminate appraisal rights unless a court of competent jurisdiction directs otherwise for good and sufficient cause shown.

If, within 30 days after the effective date of the merger, the dissenting stockholder and Bank of America agree upon the fair value of the dissenting stockholder’s shares, Bank of America must make payment for those shares within 90 days after the effective date of the merger, upon the surrender of the dissenting stockholder’s stock certificates representing his, her or its shares. Upon payment of the agreed value, the dissenting stockholder will cease to have any interest in the shares.

If, within 30 days after the effective date of the merger, a dissenting stockholder and Bank of America do not agree on the fair value of the dissenting stockholder’s shares, then Bank of America, within 30 days after receipt of a written request from any dissenting shareholder given within 60 days after the effective date of the merger, will, or at its election at any time within the period of 60 days may, file a petition in any court of competent jurisdiction in the county in Rhode Island where the registered office of the corporation is located demanding that the court determine the fair value of the dissenting stockholder’s shares. If Bank of America does not have a registered office in Rhode Island, then the petition will be filed in the county where the registered office of FleetBoston was last located. If Bank of America fails to file this petition, any dissenting stockholder may do so in Bank of America’s name.

The judgment will only be payable upon and concurrently with the surrender to Bank of America of the stock certificates representing the shares. Upon payment of the judgment, the stockholder will cease to have any interest in the shares.

The right of a dissenting stockholder to be paid the fair value of his or her shares as provided above would cease if FleetBoston abandons the merger.

Regulatory Approvals Required for the Merger

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board and various federal, state and foreign regulatory authorities. Bank of America and FleetBoston have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board. The merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956. On November 14, 2003, Bank of America filed the required application and notification with the Federal Reserve Board for approval of the merger.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board may approve an interstate acquisition without regard to state law, if, after completion, the combined entity would control 10% or less of the total deposits of insured depository institutions in the United States.

In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served as well as the companies’ effectiveness in combating money-laundering activities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Under the Community Reinvestment Act of 1977, which we refer to as the CRA, the Federal Reserve Board must take into account the record of performance of each of Bank of America and FleetBoston in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company and their subsidiaries. All of Bank of America’s and FleetBoston’s subsidiary depository institutions (each, a “Bank”) that are subject to the CRA have either an outstanding or satisfactory CRA rating with the appropriate federal regulator. None of the Banks received any negative comments from its respective federal regulator in its last CRA examination relating to those ratings that were material and remain unresolved.

Bank of America’s and FleetBoston’s rights to exercise their respective options under the stock option agreements are also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of their respective options under the stock option agreements would result in Bank of America or FleetBoston, as the case may be, owning more than 5% of the outstanding shares of FleetBoston common stock or Bank of America common stock, respectively. In considering whether to approve Bank of America’s and FleetBoston’s right to exercise its respective option, including its respective right to purchase more than 5% of the outstanding shares of FleetBoston common stock or Bank of America common stock, as the case may be, the Federal Reserve Board would generally apply the same statutory criteria it will apply to its consideration of the merger.

Department of Justice, Federal Trade Commission and Other Antitrust Authorities. Bank of America’s acquisition of FleetBoston’s U.S. nonbanking business is subject to review by the Antitrust Division of the United States Department of Justice, which we refer to as the Antitrust Division, or the United States Federal Trade Commission, which we refer to as the FTC, to determine whether it complies with applicable antitrust law. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and its related rules, the merger cannot be completed until both Bank of America and FleetBoston file notification of the proposed transaction with the Antitrust Division and the FTC and the specified waiting periods have expired or been terminated. On November 17, 2003, Bank of America and FleetBoston filed their pre-merger notification and report forms pursuant to the Hart-Scott-Rodino Act. On December 17, 2003, the FTC granted early termination of the waiting period under the Hart-Scott-Rodino Act with respect to Bank of America’s acquisition of FleetBoston’s U.S. nonbanking businesses.

At any time before or after the acquisition is completed, the Antitrust Division or the FTC could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Bank of America or FleetBoston or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Bank of America and FleetBoston believe that the completion of the merger will not violate U.S. antitrust laws. However,

Bank of America and FleetBoston can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Bank of America and FleetBoston will prevail.

In addition, the merger may be reviewed by the state attorneys general in the various states in which Bank of America and FleetBoston operate. While Bank of America and FleetBoston believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

Additional State Regulatory Authorities. The change in control of FleetBoston’s subsidiaries that act as insurance underwriters or agencies is subject to the receipt of necessary approvals from, or notice to, various U.S. state insurance regulatory authorities. Applications or notifications are being made to the insurance departments of those states. Applications or notifications also have been filed with various state banking and other authorities in connection with the merger.

Other Requisite Approvals, Notices and Consents. Approvals also will be required from certain other non-bank regulatory authorities in connection with the changes, as a result of the merger, in the ownership of certain businesses that are controlled by FleetBoston. Ownership changes regarding registered broker-dealers controlled by FleetBoston are subject to review by the various regulatory and self-regulatory organizations, including the Securities and Exchange Commission, the NYSE and the National Association of Securities Dealers.

Certain Foreign Approvals. Approvals also will be required from, and notices must be submitted to, foreign bank, securities and competition regulatory authorities in connection with the merger and the change in ownership of certain businesses that are controlled by FleetBoston abroad. Bank of America and FleetBoston have filed and submitted, or will shortly file and submit, all applications and notices required to be submitted to obtain these approvals and provide these notices.

Timing. We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the Antitrust Division, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Pursuant to the Bank Holding Company Act and the Bank Merger Act, a transaction approved by the Federal Reserve Board may not be completed until 30 days after approval is received, during which time the Antitrust Division may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of an approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.

Bank of America and FleetBoston believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Bank of America or FleetBoston.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

FleetBoston’s Directors and Officers Have Financial Interests in the Merger

Some of the members of FleetBoston management and the FleetBoston board of directors have interests in the merger that are in addition to, or different from, their interests as FleetBoston stockholders generally.

•	Several executive officers of FleetBoston have existing agreements with FleetBoston that provide severance benefits in connection with qualifying terminations following a change in control of FleetBoston.

•	Four of FleetBoston’s executive officers — Messrs. McQuade, Moynihan, Sarles and Warner — have entered into new agreements with Bank of America that provide for their employment with Bank of America following completion of the merger. These four executive officers will also serve on the 11-member Risk and Capital Committee of the combined company, which will be chaired by Kenneth Lewis, Bank of America’s chief executive officer.

•	Some of FleetBoston’s compensation and benefits plans, including the FleetBoston equity award plans, provide for the accelerated vesting of rights or benefits upon a change in control such as the merger.

•	Following the merger, Messrs. Gifford and McQuade will join the board of directors of the combined company, and Mr. Gifford will serve as Chairman of the board of directors of the combined company.

Existing FleetBoston Agreements.

Several of the executive officers of FleetBoston, including Messrs. Gifford, McQuade, Sarles, Moynihan and Warner, have previously entered into agreements with FleetBoston that contain change in control severance provisions. The merger will be a change in control for purposes of these agreements. Under these agreements, if, during the two-year period following a change in control, the employment of a covered executive is terminated other than for “cause” or disability, or by the covered executive for “good reason” (which includes a termination by the executive for any reason during the thirty day-period following the first anniversary of the change in control), the covered executive will be entitled to receive a pro-rata annual bonus through the date of termination, based on the average of the annual bonuses payable to the executive during the three years prior to the year in which the change in control occurs (Mr. Robert C. Lamb, Jr. and Ms. M. Anne Szostak have agreements that provide for a minimum annual bonus of $750,000 and $1 million, respectively), and three or two times (depending on the covered executive) the sum of the covered executive’s base salary and average annual bonus. In the event that a qualifying termination of employment were to occur immediately following the completion of the merger, the amount of the cash severance payable under the existing FleetBoston agreements is currently estimated to be $0 for Mr. Gifford (due to the reduction described below), $7,850,000 for Mr. McQuade, $7,400,000 for Mr. Sarles, $0 for Mr. Warner (due to the reduction described below) and $5,025,000 for Mr. Moynihan, although at completion of the merger the right of each of Messrs. McQuade, Sarles and Moynihan to this cash severance will be replaced by the right to receive a deferred amount under his new employment agreement with Bank of America. See “New Employment Agreements with Bank of America” on page 63. In the event that qualifying terminations of employment were to occur immediately following the completion of the merger, the aggregate amount of the cash severance payable under the existing FleetBoston agreements with the ten other FleetBoston executive officers is currently estimated to be approximately $30.2 million. In addition, the covered executive will be entitled to three or two years (depending on the covered executive) of (1) additional age and service credit under FleetBoston’s tax-qualified and supplemental defined benefit retirement plans, (2) employer contributions under FleetBoston’s tax-qualified and supplemental defined contribution retirement plans and (3) continued welfare benefit coverage.

In the case of Messrs. Gifford and Warner, any cash severance amounts under the existing FleetBoston agreements will be reduced by the cash severance amounts that these executives were entitled to receive under their change in control agreements with the former BankBoston Corporation as a result of the merger between Fleet Financial Group, Inc. and BankBoston Corporation on October 1, 1999. Ms. Szostak is also party to an employment agreement that provides for severance benefits upon a qualifying termination of employment, but she is not entitled to duplicate benefits.

If any amounts or benefits received under the existing agreements or otherwise are subject to the excise tax imposed under section 4999 of the Internal Revenue Code, an additional payment will be made to restore the executive to the after-tax position that he or she would have been in if the excise tax had not been imposed, as long as the net after-tax benefit to the executive of making that additional payment is at least $50,000.

New Employment Agreements with Bank of America.

In connection with the execution of the merger agreement, Bank of America entered into employment agreements with each of Messrs. McQuade, Sarles, Warner and Moynihan to be effective upon completion of the merger. Each agreement contemplates a three-year employment period commencing upon completion of the merger. During the employment period:

•	Mr. McQuade will serve as President of Bank of America with the following business lines reporting to him: Administrative Services, International, Global Treasury Management, Principal Investing, Technology and Operations.

•	Mr. Sarles will serve as Vice Chairman, special advisor to the chief executive officer and co-head of merger integration.

•	Mr. Warner will serve as President of Bank of America’s premier and small business banking operations.

•	Mr. Moynihan will serve as President of Bank of America’s wealth management business.

During the employment period, each executive will report directly to Bank of America’s chief executive officer, and Mr. McQuade will also be a member of Bank of America’s board of directors. The annual base salary payable to each of the executive officers is $1,250,000 for Mr. McQuade, $850,000 for Mr. Sarles, $700,000 for Mr. Warner and $600,000 for Mr. Moynihan. During the employment period, each executive will be eligible to receive an annual bonus and annual equity awards commensurate with his position and on a comparable basis to similarly situated executives of Bank of America. Generally, the executives will participate in the benefit plans of Bank of America on the same basis as similarly situated executives of Bank of America, except that the FleetBoston supplemental executive retirement plan and fringe benefits will continue to be provided.

Under the new employment agreements, the cash severance amounts payable under the executive’s existing agreements with FleetBoston will be deferred until the executive’s employment with Bank of America is terminated, with half of that amount converted into Bank of America restricted common stock units and the other half converted into a deferred compensation account with interest credited at the prior month’s one year constant maturity treasury rate as determined each month by the Federal Reserve. The deferred cash severance amount is currently estimated to be $7,850,000 for Mr. McQuade, $7,400,000 for Mr. Sarles, $0 for Mr. Warner and $5,025,000 for Mr. Moynihan.

The new employment agreements provide that, upon the termination of an executive’s employment with Bank of America other than for “cause,” death or “disability”, or if the executive terminates employment for “good reason,” the executive will be entitled to receive any unpaid base salary, a pro-rata annual bonus (based on the highest bonus earned in the three years prior to the date of termination), and two times the sum of the executive’s base salary and highest annual bonus. In addition, any equity incentive awards granted to the executive following the date of the completion of the merger will vest to the extent they would have vested in accordance with their terms during the two-year period following the date of termination, and the executive will be entitled to receive the retirement and welfare benefits that were payable upon a termination by the company other than for “cause” or by the executive for “good reason” pursuant to the terms of the existing agreements with FleetBoston. See “Existing FleetBoston Agreements” on page 62.

If any amounts or benefits received under the new agreements or otherwise are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed, as long as the net after-tax benefit to the executive of making such additional payment is at least $50,000.

Other FleetBoston Benefit Plans.

Under FleetBoston’s Deferred Compensation Plan 2, upon a change in control, participants become vested under the plan, and the annual applicable interest rate equivalents with respect to deferred amounts become fixed, so that generally they are not less than the applicable rates as in effect prior to the change in control. Under the FleetBoston Management Incentive Bonus Plan, eligible executives are entitled to a pro-rata bonus for the year in which the change in control occurs, subject to reduction or offset in the event an eligible executive is entitled to a duplicate bonus in respect of the same period of service under any other FleetBoston plan or agreement. The merger will be a change in control for purposes of these plans. In addition, Bank of America has agreed to continue the FleetBoston Supplemental Executive Retirement Plan for the benefit of the FleetBoston employees participating as of the completion of the merger.

Equity-Based Awards.

The merger agreement provides that, upon completion of the merger, each outstanding and unexercised stock option or stock appreciation right to acquire shares of FleetBoston common stock (or, in the case of stock appreciation rights, receive a cash payment based on the price of FleetBoston common stock), and each share of FleetBoston restricted common stock and restricted stock unit award in respect of FleetBoston common stock granted under FleetBoston’s stock plans will cease to represent the right to acquire or receive these shares of FleetBoston common stock or these payments, and will be converted into a right to acquire or receive the number of shares of (or, in the case of stock appreciation rights, a payment based on the price of) Bank of America common stock equal to the number of shares of FleetBoston common stock covered by the FleetBoston equity award times the exchange ratio, with the per share exercise price of each converted stock option and stock appreciation right equaling its pre-merger per share exercise price divided by the exchange ratio. See “The Merger Agreement — Treatment of FleetBoston Stock Options and Other Equity-Based Awards” on page 66.

Under the equity-based plans of FleetBoston and related award agreements, stock options to acquire FleetBoston common stock and FleetBoston restricted common stock and restricted stock unit awards in respect of FleetBoston common stock granted before the announcement of the merger, including those held by FleetBoston’s executive officers, will fully vest or become free of restrictions and be deemed earned in full upon completion of the merger. Any FleetBoston equity-based awards granted to FleetBoston employees after the announcement of the merger, including any held by FleetBoston’s executive officers, will not vest or become free of restrictions upon completion of the merger; however, these awards will vest upon certain qualifying terminations of employment following completion of the merger, including a termination by the combined company without cause or by the employee for good reason.

Assuming the merger is completed on April 1, 2004, the number of unvested stock options to acquire shares of FleetBoston common stock, and the number of shares of FleetBoston restricted stock or common stock underlying restricted stock unit awards held by the following FleetBoston executive officers that will become fully vested or free of restrictions and be deemed earned in full upon the completion of the merger is as follows: (1) Mr. Gifford 486,726; (2) Mr. McQuade 350,787; (3) Mr. Sarles 351,048; and (4) Mr. Warner 220,857; and (5) Mr. Moynihan 219,665.

Assuming the merger is completed on April 1, 2004, the number of unvested stock options to acquire shares of FleetBoston common stock and the number of shares of FleetBoston restricted stock or common stock underlying restricted stock unit awards held by the other executive officers of FleetBoston as a group that will become fully vested or free of restrictions and be deemed earned in full upon the completion of the merger is 1,542,598. The non-employee directors of FleetBoston do not hold any stock options or other equity-based awards that will vest or become free of restrictions as a result of the completion of the merger.

FleetBoston Director Representation.

As described above under “The Merger — Board of Directors and Management of Bank of America following Completion of the Merger” on page 53, upon completion of the merger, seven of the current FleetBoston directors and officers will join the Bank of America board of directors, which will have a total of nineteen directors. This seven to twelve ratio of FleetBoston to Bank of America directors will be maintained for at least two years following completion of the merger, and any vacancy among the seven former FleetBoston directors during this period will be filled by nominees proposed to the nominating committee by a majority of the remaining former FleetBoston directors. The FleetBoston directors on the combined company board will include Mr. Gifford, who will serve as the chairman of the board, Mr. McQuade and five other current FleetBoston directors who will be selected prior to completion of the merger. FleetBoston officers and directors who serve on the combined company’s board of directors are expected to be compensated for their services in that capacity in accordance with Bank of America’s standard director compensation policy. Consistent with this policy, it is anticipated that non-employee members of the FleetBoston board of directors who join the Bank of America board will receive remuneration for the period served as directors for the period between the merger date and the next annual meeting of stockholders, and employee members of the FleetBoston board of directors who join the Bank of America board will receive no additional compensation for their service as directors.

Protection of FleetBoston Directors and Officers Against Claims.

Bank of America has agreed to indemnify and hold harmless each present and former director, officer and employee of FleetBoston from liability and expenses for matters arising at or prior to the completion of the merger to the fullest extent provided by applicable law, the FleetBoston restated articles of incorporation and the FleetBoston bylaws, and to the same extent that they would have been indemnified as a FleetBoston director, officer and employee or otherwise under indemnification agreements they may have had with FleetBoston. Bank of America also has agreed that it will maintain FleetBoston’s current policy of directors’ and officers’ liability insurance coverage for the benefit of FleetBoston directors and officers for six years following completion of the merger.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Appendix A and is incorporated by reference in this document. We urge you to read the merger agreement carefully and in its entirety.

Terms of the Merger

The merger agreement provides for the merger of FleetBoston with and into Bank of America. Bank of America will be the surviving corporation in the merger. Each share of FleetBoston common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of FleetBoston common stock held by FleetBoston and Bank of America, will be converted into the right to receive 0.5553 of a share of Bank of America common stock. Each share of each series of FleetBoston preferred stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of FleetBoston preferred stock held by FleetBoston and Bank of America, will be converted into a share of a series of Bank of America preferred stock with the same terms (to the fullest extent possible) as the corresponding FleetBoston preferred stock.

Bank of America will not issue any fractional shares of Bank of America common stock in the merger. Instead, a FleetBoston stockholder who otherwise would have received a fraction of a share of Bank of America common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying the fraction of a share of Bank of America common stock to which the holder would otherwise be entitled by the average of the closing sale prices of Bank of America common stock on the NYSE Composite Transactions Tape as reported by The Wall Street Journal for the five full trading days immediately preceding the date of the effective time of the merger.

The merger agreement provides that upon completion of the merger, the Bank of America board of directors will have ninteen members, twelve of whom will be individuals who are currently Bank of America directors and seven of whom will be individuals who are currently FleetBoston directors or officers.

Treatment of FleetBoston Stock Options and Other Equity-Based Awards

The merger agreement provides that, upon completion of the merger, each outstanding and unexercised stock option or stock appreciation right to acquire shares of FleetBoston common stock (or, in the case of stock appreciation rights, receive a cash payment based on the price of FleetBoston common stock) and each share of FleetBoston restricted common stock and restricted stock unit awards in respect of FleetBoston common stock granted under the FleetBoston stock plans will cease to represent the right to acquire or receive shares of (or, in the case of stock appreciation rights, a payment based on the price of) FleetBoston common stock and will be converted into, and become a right, to acquire or receive the number of shares of (or, in the case of stock appreciation rights, a payment based on the price of) Bank of America common stock equal to the number of shares of FleetBoston common stock covered by the option, stock appreciation right or restricted stock or restricted stock unit award times the exchange ratio, with the exercise price of each converted stock option and stock appreciation right per share of Bank of America common stock equaling the per share exercise price of the FleetBoston stock option or stock appreciation right divided by the exchange ratio. FleetBoston’s employee stock purchase plan will be terminated shortly before the merger is completed.

Bank of America has agreed to assume FleetBoston’s obligations with respect to the FleetBoston stock options, stock appreciation rights and other equity-based awards that are converted into Bank of America stock options, stock appreciation rights or other equity-based awards as described above and otherwise in accordance with the terms of the plans and award agreements under which they have been granted. Bank of America has agreed to reserve additional shares of Bank of America common stock to satisfy its obligations under the converted stock options, stock appreciation rights and other equity-based awards and file a registration statement with the SEC on an appropriate form to the extent necessary to register Bank of America common stock subject to the converted stock options, stock appreciation rights and other equity-based awards.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is adopted by Bank of America stockholders,

•	the merger agreement is approved by FleetBoston stockholders,

•	we obtain all required governmental and regulatory consents and approvals, and

•	all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Secretary of State of the State of Rhode Island and a certificate of merger is filed with the Secretary of State of the State of Delaware. In the merger agreement, we have agreed to cause the completion of the merger to occur no later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement, or on another mutually agreed date. It currently is anticipated that the effective time of the merger will occur during the first half of 2004, but we cannot guarantee when or if the merger will be completed. The Bank of America amended and restated certificate of incorporation and the Bank of America bylaws as in effect immediately prior to the effective time will be the Bank of America amended and restated certificate of incorporation and the Bank of America bylaws upon completion of the merger.

Representations, Warranties, Covenants and Agreements

The merger agreement contains generally reciprocal customary representations and warranties of FleetBoston and Bank of America relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects, no representation will be deemed untrue or incorrect as a consequence of the existence or absence of any fact or event unless that fact or event has had or is reasonably likely to have a material adverse effect on the company making the representation. The representations in the merger agreement do not survive the effective time of the merger.

Each of Bank of America and FleetBoston has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse effects;

•	legal proceedings;

•	tax matters;

•	SEC reports;

•	compliance with applicable laws;

•	the absence of agreements with regulatory agencies;

•	interest rate risk management instruments;

•	the absence of undisclosed liabilities;

•	environmental liabilities;

•	the inapplicability of state takeover laws and the FleetBoston rights agreement;

•	the absence of knowledge preventing the merger from qualifying as a reorganization;

•	the receipt of fairness opinions from financial advisors; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, FleetBoston has made other representations and warranties about itself to Bank of America regarding, among other things, matters relating to certain contracts and employment matters.

Each of Bank of America and FleetBoston has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Bank of America and FleetBoston agrees to (1) conduct its business in the ordinary course in all material respects, (2) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships (including retaining the services of key officers and employees), and (3) take no action that would adversely affect or materially delay its respective ability to obtain any necessary regulatory approvals, perform its covenants or complete the transaction. FleetBoston further agrees that, except with Bank of America’s prior written consent, FleetBoston will not, among other things, undertake the following extraordinary actions:

•	incur indebtedness or in any way assume the indebtedness of another person (other than one of its wholly owned subsidiaries), except in the ordinary course of business;

•	adjust, split, combine or reclassify any capital stock of FleetBoston or its subsidiaries;

•	make, declare or pay any dividends or other distributions on any shares of its capital stock, other than regular cash dividends;

•	grant any stock appreciation rights or stock purchase rights;

•	issue shares or stock options outside the parameters set forth in the merger agreement;

•	except as contemplated by the merger agreement, (1) grant any salary increase, (2) pay any pension or retirement allowance, (3) pay any bonus other than customary year-end bonuses for 2003, (4) enter into any employee benefit plan, (5) accelerate the vesting of or lapse of restrictions with respect to FleetBoston stock options, stock appreciation rights or other stock-based awards;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any assets or properties, or cancel, release or assign any indebtedness, in each case that is material to FleetBoston or its subsidiaries;

•	enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies material to FleetBoston or its subsidiaries other than as required by applicable law;

•	make any material investment either by purchase of securities, capital contributions, property transfers or purchase of property or assets other than in the ordinary course of business;

•	knowingly take any action or fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization;

•	amend any charter documents;

•	restructure or materially change its investment securities portfolio or its gap position;

•	settle any material claim, except in the ordinary course of business;

•	take any action that is reasonably likely to result in any representations or warranties under the merger agreement becoming untrue in any material respect;

•	change its tax accounting or financial accounting methods, except as required by applicable law;

•	take any action that would materially delay necessary governmental or regulatory approvals; or

•	agree to take or adopt any resolutions by the board of directors in opposition to any of the FleetBoston covenants made in the merger agreement.

Bank of America agrees that, except with FleetBoston’s prior written consent, Bank of America will not, among other things, undertake the following extraordinary actions:

•	amend any charter documents;

•	knowingly take any action or fail to take any action reasonably likely to prevent the merger from qualifying as a reorganization;

•	take any action that would materially delay necessary governmental or regulatory approvals;

•	take any action that is reasonably likely to result in any representations or warranties under the merger agreement becoming untrue in any material respect; or

•	agree to take or adopt any resolutions by the board of directors in opposition to any of the Bank of America covenants made in the merger agreement.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus and the holding of special meetings of Bank of America stockholders and FleetBoston stockholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement.

Declaration and Payment of Dividends

FleetBoston has agreed that, until the merger is completed, it will not pay dividends other than regular quarterly cash dividends not in excess of $0.35 per share of FleetBoston common stock. FleetBoston and Bank of America also have agreed to coordinate declaration of dividends so that holders of FleetBoston common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their FleetBoston common stock and any Bank of America common stock any holder receives in the merger.

Agreement Not to Solicit Other Offers

FleetBoston also has agreed that it, its subsidiaries and their officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or facilitate any inquiries or proposals for any “Acquisition Proposal” (as defined below); or

•	participate in any discussions or negotiations, or enter into any agreement, regarding any “Alternative Transaction” (as defined below).

However, prior to the FleetBoston special meeting, FleetBoston may consider and participate in discussions and negotiations with respect to a bona fide Acquisition Proposal if (1) it has first entered into a confidentiality agreement with the party proposing the Acquisition Proposal on terms comparable to the confidentiality agreement with Bank of America and (2) the FleetBoston board of directors determines reasonably in good faith (after consultation with outside legal counsel) that failure to take these actions would cause it to violate its fiduciary duties.

FleetBoston has agreed:

•	to notify Bank of America promptly (but in no event later than 24 hours) after it receives any Acquisition Proposal, or any material change to any Acquisition Proposal, or any request for nonpublic information relating to FleetBoston or any of its subsidiaries, and to provide Bank of America with relevant information regarding the Acquisition Proposal or request;

•	to keep Bank of America fully informed, on a current basis, of any material changes in the status and any material changes in the terms of any such Acquisition Proposal; and

•	to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal, and to use reasonable best efforts to cause all persons other than Bank of America who have been furnished with confidential information in connection with an Acquisition Proposal within the 12 months prior to the date of the merger agreement to return or destroy such information.

As used in the merger agreement, an “Acquisition Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving FleetBoston or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of the following:

•	a transaction pursuant to which any person (or group of persons) other than Bank of America or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of FleetBoston common stock or outstanding voting power or of any new series or new class of FleetBoston preferred stock that would be entitled to a class or series vote with respect to the merger, whether from FleetBoston or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving FleetBoston (other than the merger being described here);

•	any transaction pursuant to which any person (or group of persons) other than Bank of America or its affiliates acquires or would acquire control of assets (including, for this purpose, the outstanding equity securities of subsidiaries of FleetBoston and securities of the entity surviving any merger or business combination including any of FleetBoston’s subsidiaries) of FleetBoston, or any of its subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of FleetBoston and its subsidiaries, taken as a whole, immediately prior to such transaction; or

•	any other consolidation, business combination, recapitalization or similar transaction involving FleetBoston or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of FleetBoston common stock immediately prior to the transaction do not, in the aggregate, own at least 75% of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in the transaction immediately after the completion of the transaction in substantially the same proportion as the holders held the shares of FleetBoston common stock immediately prior to the completion of the transaction.

Expenses and Fees

In general, each of Bank of America and FleetBoston will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

However, the costs and expenses of printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger, shall be borne equally by FleetBoston and Bank of America.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the merger agreement by the Bank of America stockholders and FleetBoston stockholders;

•	the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to complete the merger;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•	the registration statement with respect to the Bank of America common stock to be issued in the merger shall have become effective under the Securities Act and no stop order or proceedings for that purpose will have been initiated or threatened by the SEC;

•	the approval of the listing of Bank of America common stock and Bank of America preferred stock to be issued in the merger on the NYSE, subject to official notice of issuance;

•	the truth and correctness of the representations and warranties of each of us in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each of us in all material respects of our obligations under the merger agreement and the receipt by each of us of certificates from the other to that effect; and

•	the receipt by each of Bank of America and FleetBoston of a legal opinion with respect to certain federal income tax consequences of the merger.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Amendment, Waiver and Termination of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their boards of directors or by written agreement. However, after any approval of the transactions contemplated by the merger agreement by the FleetBoston stockholders and Bank of America stockholders, there may not be, without further approval of those stockholders, any amendment of the merger agreement that changes the amount or the form of the consideration to be delivered to the holders of FleetBoston common stock other than as contemplated by the merger agreement. Either party to the merger agreement may waive any inaccuracies in the representations and warranties of the other party, or, subject to applicable law, may waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement. The merger agreement can be terminated at any time prior to closing by mutual consent and by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable);

•	if the merger has not been completed by October 27, 2004, unless the failure to complete the merger by that date is due to the terminating party’s actions;

•	if there is a breach by the other party that would cause the failure of the closing conditions described above, unless the breach is capable of being, and is, cured within 45 days of notice of the breach; or

•	if either Bank of America stockholders or FleetBoston stockholders vote to reject the transaction, the parties have agreed that neither party can terminate the transaction until October 27, 2004, as long as the other party has not committed a substantial, bad faith breach of its obligation to use reasonable best efforts to negotiate a restructuring of the transaction and to resubmit the transaction to its stockholders for approval.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of Bank of America or FleetBoston, except that (1) termination will not relieve a breaching party from liability for any willful breach giving rise to the termination, and (2) the confidentiality agreement between the parties will survive termination. In addition, if the merger agreement is terminated, the stock option agreements will remain in effect in accordance with their terms.

Resales of Bank of America Stock by Affiliates

Affiliates of FleetBoston, as defined under Rule 145 under the Securities Act, generally may not sell their shares of Bank of America common stock acquired in the merger, except pursuant to an effective registration statement under the Securities Act, in compliance with Rule 145 under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act. Affiliates include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.

Under the merger agreement, FleetBoston agrees to use reasonable best efforts to cause persons that are affiliates of FleetBoston to deliver letter agreements by which each affiliate agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Bank of America common stock distributed to him, her or it pursuant to the merger, except in compliance with Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Bank of America may place restrictive legends on Bank of America stock certificates that are issued to persons who are deemed to be affiliates of FleetBoston under the Securities Act.

This document does not cover any resales of Bank of America common stock received in the merger by any person who may be deemed an affiliate of FleetBoston.

Employee Benefit Matters

The merger agreement provides that, after completion of the merger and until December 31, 2004 (or a later date if December 31 is not practicable based on the date the merger is completed), Bank of America will provide FleetBoston employees with employee benefits and compensation plans that are substantially similar in the aggregate to those provided to FleetBoston employees prior to the merger, and, thereafter, will provide employee benefits and compensation plans that are equivalent to those provided to similarly-situated Bank of America employees. Eligible FleetBoston employees whose employment is terminated at any time during the first two years following completion of the merger will be entitled to receive severance benefits in accordance with the terms of the applicable FleetBoston severance plan as in effect immediately prior to completion of the merger.

Bank of America will generally provide the FleetBoston employees with service credit for their service with Fleet for purposes of eligibility, participation, vesting and levels of benefits (but generally not for benefit accruals under defined benefit pension plans) under the employee benefit and compensation plans of Bank of America in which such employees are eligible to participate following the merger. Bank of America has agreed to waive specified exclusions and limitations under its welfare benefit plans in which the FleetBoston employees are eligible to participate following the merger to the extent waived under the corresponding FleetBoston plan in which the applicable employee participated prior to the merger and to give FleetBoston employees credit, for the plan year in which they start participating in any such plan, towards applicable deductibles and annual out-of-pocket limits for expenses incurred before such participation.

THE STOCK OPTION AGREEMENTS

The following description, which sets forth the material provisions of the Bank of America stock option agreement and the FleetBoston stock option agreement, is subject to the full text of, and qualified in its entirety by reference to, the stock option agreements, which are attached to this document as Appendices B and C and are incorporated by reference in this document. We urge you to read the stock option agreements carefully and in their entirety.

The Stock Options

At the same time we entered into the merger agreement, we also entered into reciprocal stock option agreements. Under the terms of the stock option granted by FleetBoston to Bank of America, Bank of America may purchase up to 209,496,275 shares of FleetBoston common stock at an exercise price of $31.80 per share. Under the terms of the stock option granted by Bank of America to FleetBoston, FleetBoston may purchase up to 297,374,945 shares of Bank of America common stock at an exercise price of $81.86 per share. However, the number of shares issuable upon exercise of the options cannot exceed 19.9% of the Bank of America or FleetBoston common stock outstanding without giving effect to any shares issued under the option. In the event that any additional shares of common stock are either issued or redeemed after the date of the stock option agreements, the number of shares of common stock subject to the option will be adjusted so that such number equals 19.9% of the number of shares of common stock then issued and outstanding without giving effect to any shares of common stock subject or issued under the option. These exercise prices represent our closing stock prices on October 24, 2003, the first business day prior to the execution of the merger agreement and the stock option agreements. The terms of the stock option agreements are similar in most respects and are summarized below.

Purpose of the Stock Option Agreements

The stock option agreements may have the effect of making an acquisition or other business combination of either Bank of America or FleetBoston by a third party more costly because of the need in any transaction to acquire any shares of common stock issued under the stock option agreements or because of any cash payments made under the stock option agreements. The stock option agreements may, therefore, discourage certain third parties from proposing an alternative transaction to the merger, including one that might be more favorable, from a financial point of view, to Bank of America stockholders or FleetBoston stockholders, as the case may be, than the merger.

To our knowledge, no event giving rise to the right to exercise either option has occurred as of the date of this document.

Exercise; Expiration

Each of Bank of America and FleetBoston can exercise its option in whole or in part if both an Initial Triggering Event and a Subsequent Triggering Event occur prior to the occurrence of an Exercise Termination Event, as these terms are described below. The purchase of any shares of Bank of America common stock or FleetBoston common stock pursuant to the options is subject to compliance with applicable law, which may require regulatory approval.

The stock option agreements describe a number of different events as Initial Triggering Events. Generally, an Initial Triggering Event will occur if Bank of America or FleetBoston enter into, propose to enter into, or are the subject of an Acquisition Transaction or a proposed Acquisition Transaction other than the merger agreement.

As used in each stock option agreement, “Initial Triggering Events” generally mean the following:

•	Bank of America or FleetBoston, respectively, or any of its subsidiaries, without the other party’s prior written consent, enters into an agreement to engage in an “Acquisition Transaction” (as defined below) with a third party or its board of directors recommends that its stockholders approve or accept any Acquisition Transaction with any person other than the other party or its subsidiary;

•	Bank of America or FleetBoston, respectively, or any of its subsidiaries, without the other party’s prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with a third party or its board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, its recommendation that the stockholders approve the transactions contemplated by the merger agreement;

•	Any third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of either Bank of America common stock or FleetBoston common stock;

•	Any person, other than Bank of America or FleetBoston, makes a bona fide proposal to either party or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

•	After an overture is made by a third party to Bank of America, Fleet Boston or any of their subsidiaries to engage in an Acquisition Transaction, the engaged party breaches any covenant or obligation contained in the merger agreement and the breach entitles the non-breaching party to terminate the merger agreement and the breach has not been cured prior to the date of written notice of the holder’s intention to exercise the option; or

•	Any third person, without the written consent of Bank of America or FleetBoston, as the case may be, files an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

As used in each stock option agreement, the term “Acquisition Transaction” means:

•	a merger, consolidation or share exchange, or any similar transaction, involving Bank of America or FleetBoston or any of their respective significant subsidiaries;

•	a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Bank of America or FleetBoston or any of their respective significant subsidiaries;

•	a purchase or other acquisition of securities representing 10% or more of the voting power of Bank of America or 10% or more of the voting power of FleetBoston; or

•	any substantially similar transaction, except that any substantially similar transaction involving only one party and one or more of its subsidiaries or involving only any two or more of these subsidiaries will not be deemed to be an Acquisition Transaction, provided that:

•	any substantially similar transaction is not entered into in violation of the merger agreement, and

•	for Bank of America, any such transaction in which Bank of America stockholders, in the aggregate, would own at least 60% of the voting common shares of the surviving or acquiring entity immediately following the completion of the transaction will not be deemed to be an Acquisition Transaction.

Each stock option agreement generally defines the term “Subsequent Triggering Event” to mean any of the following events or transactions:

•	the acquisition by a third party of beneficial ownership of 20% or more of the outstanding Bank of America common stock or FleetBoston common stock; or

•	Bank of America or FleetBoston enters into an agreement to engage in an Acquisition Transaction with a third party or its board of directors recommends that its stockholders approve or accept any Acquisition Transaction or proposed Acquisition Transaction other than the merger agreement. For this purpose, the percentage referred to in the definition of Acquisition Transaction is 20% instead of 10%.

Each stock option agreement defines the term “Exercise Termination Event” to mean any of the following:

•	completion of the merger;

•	termination of the merger agreement in accordance with its terms before an Initial Triggering Event, except a termination of the merger agreement by Bank of America or FleetBoston based on a breach by the other party of a representation, warranty, covenant or other agreement contained in the merger agreement (unless the breach is non-volitional); or

•	the passage of 18 months, subject to the extension described below, after termination of the merger agreement, if the termination follows the occurrence of an Initial Triggering Event or is a termination of the merger agreement by Bank of America or FleetBoston based on a breach by the other party of a representation, warranty, covenant or other agreement contained in the merger agreement (unless the breach is non-volitional).

If either option becomes exercisable, it may be exercised, in whole or in part, within 180 days following the Subsequent Triggering Event. Bank of America and FleetBoston’s right to exercise its option and certain other rights under the stock option agreements are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under the short-swing trading restrictions contained in Section 16(b) of the Exchange Act.

Rights Under the Stock Option Agreements

Immediately prior to a Repurchase Event, as this term is described below, and prior to an Exercise Termination Event subject to extension as described above, following a request of Bank of America or FleetBoston, the other party may be required to repurchase the option and all or any part of the shares issued under the option. The repurchase of the option will be at a price equal to the number of shares for which the option may be exercised multiplied by the amount by which the market/offer price, as that term is defined in the stock option agreements, exceeds the option price. At the request of the owner of option shares from time to time, Bank of America or FleetBoston may be required to repurchase such number of the option shares from the owner as designated by the owner at a price equal to the market/offer price, as that term is defined in the stock option agreement, multiplied by the number of option shares so designated. The parties agree that the obligation to repurchase the option or option shares under this provision will not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event has occurred prior to the occurrence of an Exercise Termination Event. The term “Repurchase Event” is defined to mean:

•	completion of any merger, consolidation, share exchange or similar transaction involving Bank of America or FleetBoston, or any purchase, lease or other acquisition of all or a substantial portion of the assets of Bank of America or FleetBoston, other than any transaction that would not constitute an Acquisition Transaction; or

•	acquisition by any person of beneficial ownership of 50% or more of the then-outstanding shares of common stock of the grantor of the option. However, an acquisition will not constitute a Repurchase Event unless a Subsequent Triggering Event has occurred prior to an Exercise Termination Event.

Each stock option agreement also provides that Bank of America and FleetBoston may, at any time during which either party would be required to repurchase the option or any option shares upon proper request or notice, subject to extension as described above, surrender the option and any shares issued under the option held by

Bank of America or FleetBoston to FleetBoston or Bank of America, respectively, for a cash fee equal to $1.8948 billion, adjusted for the aggregate purchase price previously paid by Bank of America or FleetBoston with respect to any option shares and gains on sales of stock purchased under the option. However, neither Bank of America nor FleetBoston may exercise its surrender right if the other party repurchases the option, or a portion of the option.

If, prior to an Exercise Termination Event, either Bank of America or FleetBoston enters into certain mergers, consolidations or other transactions, certain fundamental changes in its capital stock occur, or it sells all or substantially all of its assets to any person other than the other party or one of its subsidiaries, the option will be converted into, or be exchanged for, a substitute option, at the other party’s election, of:

•	the continuing or surviving corporation of a consolidation or merger with Bank of America or FleetBoston,

•	Bank of America or FleetBoston in a merger in which it is the continuing or surviving person,

•	the transferee of all or substantially all of the assets of Bank of America or FleetBoston, or

•	any person that controls any of these entities, as the case may be.

The substitute option will have the same terms as the original option (including a repurchase right, but based on the closing price of the common stock of the substitute issuer). However, if, because of legal reasons, the terms of the substitute option cannot be the same as those of the original option, the terms of the substitute option will be as similar as possible and at least as advantageous to FleetBoston or Bank of America. Also, the number of shares exercisable under the substitute option is capped at 19.9% of the shares of common stock outstanding prior to exercise. In the event this cap would be exceeded, the issuer of the substitute option will pay Bank of America or FleetBoston, respectively, the difference between the value of a capped and non-capped option.

The stock option agreements provide that the total profit realized by Bank of America or FleetBoston as a result of a stock option agreement will not exceed $2.3685 billion.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase,” as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of FleetBoston as of the effective time of the merger will be recorded at their respective fair values and added to those of Bank of America. Any excess of purchase price over the fair values is recorded as goodwill. Financial statements of Bank of America issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of FleetBoston. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 104.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following section describes the anticipated material U.S. federal income tax consequences of the merger to holders of FleetBoston stock. This discussion addresses only those FleetBoston stockholders that hold their FleetBoston stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular FleetBoston stockholders in light of their individual circumstances or to FleetBoston stockholders that are subject to special rules, such as:

•	financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	traders in securities that elect to use a mark to market method of accounting,

•	persons that hold FleetBoston stock as part of a straddle, hedge, constructive sale or conversion transaction,

•	persons who are not citizens or residents of the United States, and

•	stockholders who acquired their shares of FleetBoston stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to income tax, are not addressed in this document. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally. Bank of America and FleetBoston have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to FleetBoston’s obligation to complete the merger that FleetBoston receive an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to Bank of America’s obligation to complete the merger that Bank of America receive an opinion of its counsel, Cleary, Gottlieb, Steen & Hamilton, dated the closing date of the merger, that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering these opinions, counsel may require and rely upon representations contained in letters and certificates to be received from FleetBoston and Bank of America. None of the tax opinions given in connection with the merger or the opinions described below will be binding on the Internal Revenue Service. Neither Bank of America nor FleetBoston intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. In addition, in connection with the filing of the registration statement, Cleary, Gottlieb, Steen & Hamilton, as counsel to Bank of America, and Wachtell, Lipton, Rosen & Katz, as counsel to FleetBoston, have delivered to Bank of America and FleetBoston, respectively, their opinions, dated January 30, 2004, based on facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of Bank of America and FleetBoston, all of which must continue to be true and accurate as of the effective time, that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that, accordingly:

•	no gain or loss will be recognized by FleetBoston stockholders who receive shares of Bank of America stock in exchange for shares of FleetBoston stock, except with respect to cash received instead of fractional share interests in Bank of America common stock;

•	the aggregate basis of the Bank of America stock received in the merger will be the same as the aggregate basis of the FleetBoston stock for which it is exchanged, less any basis attributable to fractional share interests in Bank of America common stock for which cash is received;

•	the holding period of Bank of America stock received in exchange for shares of FleetBoston stock will include the holding period of the FleetBoston stock for which it is exchanged; and

•	no gain or loss will be recognized by Bank of America or FleetBoston in the merger.

Cash Received Instead of a Fractional Share of Bank of America Common Stock. A FleetBoston stockholder who receives cash instead of a fractional share of Bank of America common stock will be treated as having received the fractional share of Bank of America common stock pursuant to the merger and then as having exchanged the fractional share of Bank of America common stock for cash in a redemption by Bank of America. As a result, a FleetBoston stockholder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in his, her or its fractional share of Bank of America common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of FleetBoston common stock instead of a fractional share of Bank of America common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Subject to the limitations and qualifications set forth herein, the foregoing discussion, to the extent it describes matters of law and legal conclusions, constitutes the opinion of Cleary, Gottlieb, Steen & Hamilton and Wachtell, Lipton, Rosen & Katz as to the material U.S. federal income tax consequences of the merger to you under the law in effect as of the date of this document.

DESCRIPTION OF BANK OF AMERICA CAPITAL STOCK

A description of Bank of America’s capital stock immediately after the proposed transaction is set forth below. The following statements are brief summaries of, and are subject to the provisions of, Bank of America’s amended and restated certificate of incorporation and bylaws, preferred stock certificates of designation and the relevant provisions of the Delaware General Corporation Law.

Description of Common Stock

Bank of America is authorized to issue 5 billion shares of common stock, par value $.01 per share, of which approximately 1.4 billion shares were outstanding on January 26, 2004. Bank of America common stock trades on the NYSE and on the Pacific Exchange under the symbol “BAC.” Bank of America common stock is also listed on the London Stock Exchange, and certain shares of Bank America common stock are listed on the Tokyo Stock Exchange. As of January 26, 2004, approximately 337 million shares were reserved for issuance in connection with various Bank of America employee and director benefit plans and Bank of America’s Dividend Reinvestment and Stock Purchase Plan and the conversion of Bank of America’s outstanding convertible securities and for other purposes. After taking into account the reserved shares of Bank of America common stock, there were approximately 3.2 billion authorized shares of Bank of America common stock available for issuance as of January 26, 2004.

Voting and Other Rights

Holders of Bank of America common stock are entitled to one vote per share. There are no cumulative voting rights. In general, a majority of votes cast on a matter is sufficient to take action upon routine matters.

Directors are to be elected by a plurality of the votes cast. In general, however, (1) amendments to Bank of America’s amended and restated certificate of incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote on those amendments as a class, and (2) a merger or dissolution or the sale of all or substantially all of Bank of America’s assets must be approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding voting shares.

In the event of Bank of America’s liquidation, holders of Bank of America common stock will be entitled to receive pro rata any assets legally available for distribution to Bank of America stockholders, subject to any prior rights of any Bank of America preferred stock then outstanding.

Bank of America common stock does not have any preemptive rights, redemption privileges, sinking fund privileges, or conversion rights. All the outstanding shares of Bank of America common stock are, and upon proper conversion of any Bank of America preferred stock, all of the shares of Bank of America common stock into which these shares are converted will be, validly issued, fully paid, and nonassessable.

Mellon Investor Services, LLC is the transfer agent and registrar for Bank of America common stock.

Dividends

Subject to the preferential rights of any holders of any outstanding series of Bank of America preferred stock, the holders of Bank of America common stock are entitled to receive dividends or distributions, whether payable in cash or otherwise, as the Bank of America board of directors may declare out of funds legally available for these payments. Stock dividends, if any are declared, may be paid from Bank of America authorized but unissued shares.

Description of Preferred Stock

Bank of America has 100 million shares of preferred stock, par value $.01 per share, authorized, and may issue Bank of America preferred stock in one or more series, each with such preferences, designations, limitations, conversion rights, and other rights as Bank of America may determine. Bank of America has designated:

(1) 3 million shares of ESOP Preferred Stock, of which 1,261,824 shares were issued and outstanding at January 26, 2004;

(2) 35,045 shares of Series B Preferred Stock, of which 7,776 shares were issued and outstanding at January 26, 2004; and

(3) 20 million shares of $2.50 Cumulative Convertible Preferred Stock Series BB, which we refer to as the Series BB Preferred Stock, none of which are issued and outstanding.

Any share of Bank of America preferred stock will have the general dividend, voting, and liquidation preference rights stated below unless otherwise fixed by the board of directors of Bank of America, subject to the terms of Bank of America’s amended and restated certificate of incorporation.

Dividends. The holders of Bank of America preferred stock will be entitled to receive when, as and if declared by the Bank of America board of directors, cash dividends at those rates as will be fixed by the board of directors of Bank of America, subject to the terms of Bank of America’s amended and restated certificate of incorporation. All dividends will be paid out of Bank of America’s funds that are legally available for this purpose. Whenever dividends on any non-voting preferred stock are in arrears for six quarterly dividend periods (whether or not consecutive), holders of the non-voting preferred stock will have the right to elect two additional directors to serve on the Bank of America board of directors, and these two additional directors will continue to serve until the dividend arrearage is eliminated.

Voting. The holders of Bank of America preferred stock will have no voting rights except:

•	each share of Series B Preferred Stock is entitled to one vote per share;

•	each share of ESOP Preferred Stock is entitled to two votes per share;

•	as required by applicable law, or

•	as specifically approved by us for that particular series.

Liquidation Preference. In the event of Bank of America’s voluntary or involuntary liquidation, dissolution, or winding up, the holders of any series of Bank of America preferred stock will be entitled to receive, after distributions to holders of any series or class of Bank of America capital stock ranking superior, an amount equal to the stated or liquidation value of the shares of the series plus an amount equal to accrued and unpaid dividends. If the assets and funds to be distributed among the holders of Bank of America preferred stock will be insufficient to permit full payment to the holders, then the holders of Bank of America preferred stock will share ratably in any distribution of Bank of America’s assets in proportion to the amounts that they would otherwise receive on their shares of Bank of America preferred stock if the shares were paid in full.

ESOP Preferred Stock

All shares of ESOP Preferred Stock are held by the trustee under the Bank of America 401(k) Plan. The ESOP Preferred Stock ranks senior to Bank of America common stock, but ranks junior to the Series B Preferred Stock and Series BB Preferred Stock as to dividends and distributions on liquidation. Shares of ESOP Preferred Stock are convertible into Bank of America common stock at a conversion rate of 1.68 shares of Bank of America common stock per share of ESOP Preferred Sock, subject to certain customary anti-dilution adjustments.

Preferential Rights. ESOP Preferred Stock does not have preemptive or preferential rights to purchase or subscribe for shares of Bank of America capital stock, and is not subject to any sinking fund obligations or other obligations to repurchase or retire the series, except as discussed below.

Dividends. ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate on the date they first became payable, without interest. While any shares of ESOP Preferred Stock are outstanding, Bank of America may not declare, pay, or set apart for payment any dividend on any other series of Bank of America stock ranking equally with the ESOP Preferred Stock as to dividends unless Bank of America has declared and paid, or set apart for payment, like dividends on ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for the parity Bank of America stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. Bank of America generally may not declare, pay, or set apart for payment any dividends, except for, among other things, dividends payable solely in shares of Bank of America stock ranking junior to ESOP Preferred Stock as to dividends or upon liquidation, or, make any other distribution on, or make payment on account of the purchase, redemption, or other retirement of, any other class or series of Bank of America capital stock ranking junior to ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on ESOP Preferred Stock have been declared and paid or set apart for payment when due.

Voting Rights. The holder of ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of Bank of America common stock and votes together with the holders of Bank of America common stock as one class. Except as otherwise required by applicable law, the holder of ESOP Preferred Stock has no special voting rights. To the extent that the holder of the shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of Bank of America common stock into which the shares of ESOP Preferred Stock could be converted on the record date for determining Bank of America stockholders entitled to vote, rounded to the nearest whole vote. For purposes of voting at the Bank of America special meeting, each share of ESOP Preferred Stock is entitled to two votes.

Distributions. In the event of Bank of America’s voluntary or involuntary dissolution, liquidation, or winding-up, a holder of ESOP Preferred Stock will be entitled to receive, out of Bank of America’s assets available for distribution to Bank of America stockholders, $42.50 per share plus all accrued and unpaid dividends of the shares of ESOP Preferred Stock to the date fixed for distribution. These distributions will be subject to the rights of the holders of any Bank of America Preferred Stock ranking senior to or equally with ESOP Preferred Stock as to distributions upon liquidation, dissolution, or winding-up but before any amount will be paid or distributed among the holders of Bank of America common stock or any other shares of Bank of America stock ranking junior to ESOP Preferred Stock. If, upon Bank of America’s voluntary or involuntary dissolution, liquidation, or winding-up, the amounts payable on ESOP Preferred Stock and any other Bank of America stock ranking equally therewith as to any distribution are not paid in full, the holder of ESOP Preferred Stock and the other Bank of America stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, a holder of ESOP Preferred Stock will not be entitled to any further distribution of Bank of America’s assets. Any merger, consolidation, or purchase or sale of assets by Bank of America will not be deemed to be a dissolution, liquidation or winding-up of Bank of America’s affairs.

Redemption. ESOP Preferred Stock is redeemable, in whole or in part, at Bank of America’s option, at any time. The redemption price for the shares of ESOP Preferred Stock, which may be paid in cash or shares of Bank of America common stock, will be $42.50 per share. The redemption price also must include all accrued and unpaid dividends to the date of redemption. If ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required to redeem ESOP Preferred Stock.

In addition, Bank of America is required to redeem shares of ESOP Preferred Stock at the option of the holder to the extent necessary either to provide for distributions required to be made under the Employee Stock Ownership Plan or to make payments of principal, interest, or premium due and payable on any indebtedness incurred by the holder for the benefit of the Employee Stock Ownership Plan.

Series B Preferred Stock

Preferential Rights. The shares of Series B Preferred Stock rank senior to ESOP Preferred Stock and common stock, but rank junior to Series B Preferred Stock as to dividends and upon liquidation. Without the consent of holders of Series B Preferred Stock, Bank of America may issue preferred stock with superior or equal rights or preferences.

Dividends. Holders of shares of Series B Preferred Stock are entitled to receive, when and as declared by the Bank of America board of directors, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof. The stated value per share of the Series B Preferred Stock is $100. Dividends are payable quarterly. Bank of America cannot declare or pay cash dividends on any shares of Bank of America common stock unless full cumulative dividends on Series B Preferred Stock have been paid or declared and funds sufficient for the payment have been set apart.

Voting Rights. Each share of Series B Preferred Stock has equal voting rights, share for share, with each share of Bank of America common stock.

Distributions. In the event of Bank of America’s voluntary or involuntary dissolution, liquidation, or winding up, the holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of Bank of America preferred stock ranking superior to Series B Preferred Stock, but before any distribution on shares of Bank of America common stock, liquidating dividends of $100 per share plus accumulated dividends.

Redemption. Shares of Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders, at the redemption price of $100 per share plus accumulated dividends, provided that (1) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of Bank of America preferred stock ranking superior to Series B Preferred Stock; and (2) Bank of America is not then in default or in arrears on any sinking fund or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of Bank of America preferred stock ranking superior to Series B Preferred Stock.

6.75% Perpetual Preferred Stock

Bank of America will issue one share of Bank of America 6.75% Perpetual Preferred Stock for each share of FleetBoston Series VI 6.75% Perpetual Preferred Stock owned by a holder immediately prior to the effective time of the merger. The shares of Bank of America 6.75% Perpetual Preferred Stock will be validly issued, fully paid and nonassessable.

Dividends. The holders of Bank of America 6.75% Perpetual Preferred Stock are entitled to receive dividends at the rate of 6.75% per annum, payable quarterly, before Bank of America may declare or pay any dividend on Bank of America common stock or Bank of America junior preferred stock. The dividends on the Bank of America 6.75% Perpetual Preferred Stock are cumulative. Bank of America will increase the amount of dividends payable in respect of the Bank of America 6.75% Perpetual Preferred Stock if the Internal Revenue Code is amended to reduce the “dividends received deduction,” i.e., the percentage of the dividend payable on the Bank of America 6.75% Perpetual Preferred Stock that may be deducted by corporate holders.

Redemption. Bank of America may redeem the Bank of America 6.75% Perpetual Preferred Stock, in whole or in part, at Bank of America’s option, on and after April 15, 2006, at $250 per share, plus accrued and unpaid dividends, if any. Bank of America also may redeem the Bank of America 6.75% Perpetual Preferred Stock prior to April 15, 2006, in whole, at Bank of America’s option, if the Internal Revenue Code is amended to reduce the dividends received deduction.

So long as any shares of Bank of America 6.75% Perpetual Preferred Stock are outstanding, Bank of America may not redeem any shares of Bank of America common stock or any other class of Bank of America preferred stock ranking junior to or on a parity with Bank of America 6.75% Perpetual Preferred Stock unless Bank of America has paid full cumulative dividends on all outstanding shares of the Bank of America 6.75% Perpetual Preferred Stock for all past dividend payment periods. Further, if any dividends on the Bank of America 6.75% Perpetual Preferred Stock are in arrears, Bank of America may not redeem any shares of the Bank of America 6.75% Perpetual Preferred Stock unless Bank of America simultaneously redeems all outstanding shares of the Bank of America 6.75% Perpetual Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Bank of America 6.75% Perpetual Preferred Stock.

Fixed/Adjustable Rate Cumulative Preferred Stock

Bank of America will issue one share of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock for each share of FleetBoston Series VII Fixed/Adjustable Rate Cumulative Preferred Stock owned by a holder as of immediately prior to the effective time of the merger. The shares of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock will be validly issued, fully paid and nonassessable.

Dividends. Through April 1, 2006, the holders of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock are entitled to receive dividends at the rate of 6.60% per annum computed on the basis of the issue price of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock of $250 per share, payable quarterly, before Bank of America may declare or pay any dividend upon Bank of America common stock or junior Bank of America preferred stock. After that date, the dividend rate on Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock will be a rate per annum equal to 0.50% plus the highest of the Treasury Bill

Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as each term is defined in the Certificate of Designation establishing the Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock. The applicable rate per annum for any dividend period beginning on or after April 1, 2006 will not be less than 7.0% nor greater than 13.0%.

The dividends on Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock are cumulative. Bank of America will increase the amount of dividends that will be payable in respect of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock if the Internal Revenue Code is amended to reduce the dividends received deduction.

Redemption. Bank of America may redeem Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock, in whole or in part, at Bank of America’s option, on and after April 1, 2006, at $250 per share, plus accrued and unpaid dividends, if any. Bank of America may also redeem Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock prior to April 1, 2006, in whole, at Bank of America’s option, if the Internal Revenue Code is amended to reduce the dividends received deduction.

So long as any shares of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock are outstanding, Bank of America may not redeem any shares of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock, Bank of America common stock or any other class of Bank of America preferred stock ranking junior to or on a parity with Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock, unless Bank of America has paid full cumulative dividends on all outstanding shares of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock for all past dividend payment periods. Further, if any dividends on Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock are in arrears, Bank of America may not redeem any shares of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock, unless Bank of America simultaneously redeems all outstanding shares of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock, except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Bank of America and FleetBoston are incorporated in Delaware and Rhode Island, respectively. The rights of FleetBoston stockholders receiving Bank of America common stock in connection with the merger currently are governed by the Rhode Island Business Corporation Act, the FleetBoston restated articles of incorporation and the FleetBoston bylaws. Upon completion of the merger, FleetBoston stockholders automatically will have the right to receive shares of capital stock of Bank of America, and their rights will be governed by the Delaware General Corporation Law, the Bank of America amended and restated certificate of incorporation and the Bank of America bylaws. The following is a summary of the material differences between the rights of holders of Bank of America common stock and the rights of holders of FleetBoston common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the Delaware General Corporation Law, the Rhode Island Business Corporation Act, the Bank of America amended and restated certificate of incorporation, the FleetBoston restated articles of incorporation, the Bank of America bylaws and the FleetBoston bylaws.

FleetBoston	Bank of America

CAPITAL STOCK Authorized Capital

Common stock. 2 billion shares of FleetBoston common stock, par value $0.01 per share, of which there were approximately 1,068,227,252 shares issued and outstanding as of January 26, 2004. As of January 26, 2004, no shares of FleetBoston common stock were reserved for issuance except for (1) 87,583,002 shares of FleetBoston common stock reserved for issuance upon the exercise of FleetBoston stock options or FleetBoston stock appreciation rights issued pursuant to the FleetBoston stock plans and the delivery of shares in satisfaction of obligations under FleetBoston stock units and other stock-based awards, (2) 186,336 shares of FleetBoston common stock reserved for issuance pursuant to a convertible note agreement, and (3) 209,496,275 shares of FleetBoston common stock reserved for issuance pursuant to the FleetBoston stock option agreement.

Preferred stock. 16 million shares of FleetBoston preferred stock, par value $1.00 per share, of which, as of January 26, 2004, (i) 690,000 shares were authorized and 382,450 shares were issued and outstanding as FleetBoston Series VI 6.75% Perpetual Preferred Stock and (ii) 805,000 shares were authorized and 700,000 shares were issued and outstanding as Series VII Fixed/Adjustable Rate Cumulative Preferred Stock. As of January 26, 2004, no shares of FleetBoston preferred stock were reserved for issuance, except for 500,000 shares of cumulative participating junior preferred stock, par value $1.00 per share, reserved for issuance pursuant to the FleetBoston rights agreement.

Common stock. 5 billion shares of Bank of America common stock, par value $0.01 per share, of which there were approximately 1,448,614,603 shares issued and outstanding as of January 26, 2004. As of January 26, 2004, no shares of Bank of America common stock were reserved for issuance, except for (1) 333,544,205 shares of Bank of America common stock reserved for issuance under dividend reinvestment plans and upon exercise of stock options issued pursuant to Bank of America employee and director stock plans in effect as of January 26, 2004, and 3,277,040 shares of Bank of America common stock reserved for issuance pursuant to ESOP Preferred Stock, and (2) 297,374,945 shares of Bank of America common stock reserved for issuance pursuant to the Bank of America stock option agreement.

Preferred Stock. 100,000,000 shares of Bank of America preferred stock, par value $0.01 per share, of which there were 1,269,600 shares issued and outstanding as of January 26, 2004 and no shares reserved for issuance as of January 26, 2004.

FleetBoston	Bank of America

VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION

The Rhode Island Business Corporation Act generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a corporation’s assets by the affirmative vote of the holders of a majority of the outstanding shares of the corporation entitled to vote on the matter, unless otherwise provided by statute.	The Delaware General Corporation Law generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Although a Delaware corporation’s certificate of incorporation may provide for a greater vote, the Bank of America amended and restated certificate of incorporation does not require a greater vote.

CHARTER AND BYLAWS AMENDMENT

The Rhode Island Business Corporation Act generally provides that an amendment to a corporation’s articles of incorporation requires (1) adoption by the board of directors of a resolution submitting the proposed amendment to the stockholders, and (2) approval by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote as a class on the matter.

The FleetBoston restated articles of incorporation provide that any amendment, alteration, change or repeal of the provisions of the FleetBoston restated articles of incorporation relating to directors and business combinations requires the affirmative vote of 80% of the FleetBoston board of directors, a majority of the continuing directors and the affirmative vote of the holders of 80% or more of the outstanding shares of FleetBoston capital stock entitled to vote generally in the election of directors, voting separately as a class.

The FleetBoston bylaws may be altered, amended or repealed in whole or in part, and new bylaws may be adopted in whole or in part, only by the affirmative vote of 80% of the FleetBoston board of directors and a majority of the continuing directors or by an affirmative vote of the holders of at least 50% of the FleetBoston common stock represented at a meeting and entitled to vote on the matter.

Under the Delaware General Corporation Law, a corporation may amend its certificate of incorporation upon the submission of a proposed amendment to stockholders by the board of directors and the subsequent receipt of the affirmative vote of a majority of its outstanding voting shares and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class. The Bank of America amended and restated certificate of incorporation provides that Bank of America reserves the right at any time from time to time to amend or repeal any provision of the Bank of America amended and restated certificate of incorporation and that all rights conferred thereby are granted subject to such right of Bank of America, but does not contain any provisions altering the standards for amendment.

Under the Delaware General Corporation Law, bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation’s certificate of incorporation confers the power to adopt, amend or repeal the corporation’s bylaws upon the directors. The Bank of America amended and restated certificate of incorporation confers the power to adopt, amend or repeal the Bank of America bylaws upon both Bank of America stockholders and the Bank of America board of directors.

The board of directors’ authority to adopt, amend or repeal the corporation’s bylaws does not divest or limit the power of stockholders to adopt, amend or repeal the corporation’s bylaws. The Rhode Island Business Corporation Act provides that any amendment by the board of directors to the corporation’s bylaws may be subsequently changed by the affirmative vote of holders of a majority of the shares entitled to vote on the matter.

FleetBoston	Bank of America

APPRAISAL RIGHTS

Under the Rhode Island Business Corporation Act, appraisal rights are available only in connection with:

•      a merger or consolidation, unless the Rhode Island corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger,

•      acquisitions that require stockholder approval, and

•      sales or exchanges of all or substantially all of the property and assets of a corporation in a transaction requiring stockholder approval.

However, unless otherwise provided in a corporation’s articles of incorporation, no appraisal rights are available to holders of shares of any class of stock that, as of the date fixed to determine the stockholders entitled to receive notice of the proposed transaction, are (1) registered on a national securities exchange or included as national market securities in the National Association of Securities Dealers, Inc.’s automated quotation system, or (2) held of record by not less than 2,000 stockholders.

There are no provisions in the FleetBoston restated articles of incorporation providing for appraisal rights.

Under the Rhode Island Business Corporation Act, holders of FleetBoston common stock and FleetBoston Series VI Stock have no appraisal or dissenters’ rights in connection with the merger because FleetBoston common stock and FleetBoston Series VI Stock are listed on the NYSE.

Under the Rhode Island Business Corporation Act, however, holders of FleetBoston Series VII Stock have appraisal or dissenters’ rights in connection with the merger. See the discussion in “The Merger — Appraisal Rights of Dissenting Stockholders” on page 56.

Under the Delaware General Corporation Law, a stockholder of a Delaware corporation such as Bank of America generally has the right to dissent from a merger or consolidation in which the corporation is participating or a sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, unless those shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, or (3) any combination of the foregoing.

Under the Delaware General Corporation Law, holders of Bank of America common stock have no appraisal or dissenters’ rights in connection with the merger because Bank of America common stock is listed on the NYSE.

Under the Delaware General Corporation Law, however, holders of Bank of America Series B Preferred Stock and ESOP Preferred Stock have appraisal or dissenters’ rights in connection with the merger. See the discussion in “The Merger — Appraisal Rights of Dissenting Stockholders” on page 56.

FleetBoston	Bank of America

SPECIAL MEETINGS

The Rhode Island Business Corporation Act provides that a special meeting of stockholders may be called by a corporation’s board of directors or by those persons as may be authorized by a corporation’s articles of incorporation or bylaws. The FleetBoston bylaws permit special meetings of stockholders to be called by the FleetBoston board of directors pursuant to a resolution adopted by a majority of the FleetBoston board of directors, the Chairman of the FleetBoston board of directors, or the President of FleetBoston.	Under the Delaware General Corporation Law, special stockholder meetings of a corporation may be called by the corporation’s board of directors, or by any person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws. The Bank of America bylaws provide that a special meeting of stockholders may be called for any purpose by the Bank of America board of directors, or by the Chairman of the Bank of America board of directors, the Chief Executive Officer or President of Bank of America.

BOARD OF DIRECTORS Number of Directors

Under the Rhode Island Business Corporation Act, a corporation must have a board of directors consisting of at least one director. The FleetBoston restated articles of incorporation provide that the FleetBoston board of directors is to consist of 13 members (exclusive of directors to be elected by holders of any one or more series or classes of FleetBoston preferred stock voting separately as a class or classes), unless otherwise determined from time to time by resolution adopted by an affirmative vote of at least 80% of the FleetBoston board of directors and a majority of the continuing directors. Vacancies on the FleetBoston board of directors, regardless of the reason, may only be filled by the FleetBoston board of directors, acting by a vote of 80% of the directors then in office. Currently, the number of FleetBoston directors is 18.	Under Delaware General Corporation Law, the board of directors of a corporation must consist of one or more members, each of whom must be a natural person. The Bank of America bylaws provide that the Bank of America board of directors is to consist of not less than five nor more than 30 members, which number may be changed from time to time within such range by the Bank of America board of directors. Vacancies on the Bank of America board of directors may be filled by the affirmative vote of a majority of the directors then in office. Currently, the number of Bank of America directors is 17.

Stockholder Nominations

Holders of FleetBoston common stock may nominate individuals for election to the FleetBoston board of directors. The procedure for nominations is set forth in the FleetBoston bylaws. The FleetBoston bylaws specify that nominations of individuals for election as directors may be made at a meeting of FleetBoston stockholders by or at the direction of the FleetBoston board of directors, or by any holder of FleetBoston stock entitled to vote on the election of directors that complies with the requisite notice procedure. The notice procedure requires that a stockholder’s nomination of an individual for election as a director must be made in writing and received by the Secretary of FleetBoston not less than 30 days prior to the date of	The Delaware General Corporation Law does not contain any specific provisions regarding notice of stockholders’ proposals or nominations for directors. The Bank of America bylaws specify that nominations of individuals for election as directors may be made pursuant to Bank of America’s notice of meeting, by or at the direction of the Bank of America board of directors or by any holder of Bank of America stock entitled to vote on the election of directors who complies with the requisite notice procedure. The notice procedure requires that a stockholder’s nomination of an individual for election as a director must be made in writing and received by the Secretary of Bank of America not later than the

FleetBoston	Bank of America

the meeting of FleetBoston stockholders. If, however, FleetBoston gives FleetBoston stockholders fewer than 40 days’ notice or prior public disclosure of the date of the meeting of FleetBoston stockholders, FleetBoston must receive the stockholder’s nomination notice not later than the close of business on the seventh day following the first to occur of the publication or mailing of the notice of the meeting date.	close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date Bank of America commenced mailing its proxy materials for the preceding year’s annual meeting. In the event of a special meeting of Bank of America stockholders at which directors are to be elected, any Bank of America stockholder entitled to vote may nominate an individual for election as director if the stockholder’s notice is received by the Secretary of Bank of America not later than the close of business on the 15th day following the day on which notice of the meeting is first mailed to Bank of America stockholders.

Classification

The Rhode Island Business Corporation Act permits classification of a Rhode Island corporation’s board of directors if the corporation’s articles of incorporation so provide. The FleetBoston restated articles of incorporation and the FleetBoston bylaws provide for classification of the FleetBoston board of directors into three classes as nearly equal in number as possible, with each class being elected annually for a three-year term.	The Delaware General Corporation Law permits classification of a Delaware corporation’s board of directors if the corporation’s certificate of incorporation so provides. The Bank of America amended and restated certificate of incorporation does not provide for a classified board of directors.

Removal

Under the Rhode Island Business Corporation Act, if a corporation’s articles of incorporation or bylaws so provide, stockholders may remove a director without cause. However, in the case of a corporation permitting cumulative voting for the election of directors, directors may be removed without cause only if the number of shares voted against removal would not be sufficient to elect the director if voted cumulatively.

Directors of FleetBoston may only be removed for cause and only by a vote of:

•      a majority of the continuing directors and a majority of the FleetBoston board of directors as it exists at that time, or

•      the holders of 80% or more of the outstanding shares of FleetBoston stock entitled to vote on the election of directors, voting separately as a class at a meeting called for that purpose.

The FleetBoston restated articles of incorporation currently do not provide for cumulative voting.

The Delaware General Corporation Law provides that, in the absence of cumulative voting or a classified board, unless a corporation’s certificate of incorporation provides that any director or the entire board of directors may be removed only for cause, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors. Since the Bank of America amended and restated certificate of incorporation does not include this limitation, Bank of America stockholders may remove one or all of the Bank of America directors with or without cause.

FleetBoston	Bank of America

Special Meetings of the Board

Special meetings of the board of directors may be called by any five of the directors then in office, or by the Chairman of the Board or the President.	Special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, the President or upon the call of any three directors.

STOCKHOLDER RIGHTS PLAN

On August 16, 2000, FleetBoston adopted a stockholder protection rights agreement, pursuant to which each issued share of FleetBoston common stock has attached to it one right to purchase, under certain conditions, a fraction of a share of FleetBoston junior preferred stock. On October 27, 2003, FleetBoston and the rights agent under the FleetBoston stockholder protection rights agreement amended the rights agreement to prevent the merger agreement, the stock option agreements, and the merger with Bank of America from triggering the provisions of the FleetBoston stockholder protection rights agreement.	Bank of America currently does not have a stockholder rights plan in effect.

STATE ANTI-TAKEOVER STATUTES

Pursuant to the Rhode Island Business Combination Act, a corporation may not engage in any business combination with an “interested shareholder” (generally defined under the Rhode Island Business Combination Act as the beneficial owner of 10% or more of the corporation’s outstanding voting stock or an affiliate of the corporation who, within five years prior to the date in question, was the beneficial owner of 10% or more of the corporation’s outstanding voting stock) for a period of five years following the date the shareholder became an interested shareholder, unless:

•      the corporation’s board of directors approved the business combination or transaction prior to the date the shareholder became an interested shareholder;

•      no earlier than five years after the interested shareholder’s stock acquisition date, holders of two-thirds of the outstanding voting stock, excluding any stock owned by the interested shareholder or any affiliate or associate of the interested shareholder, have approved the business combination at a meeting called for that purpose; or

•      the business combination meets each of the following conditions: (1) the nature, form and

Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation such as Bank of America that has not “opted out” of coverage by this section in the prescribed manner may not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an “interested stockholder” unless:

•      prior to that time the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an “interested stockholder”;

•      upon completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by individuals who are directors and also officers and shares owned by employee stock

FleetBoston	Bank of America

adequacy of the consideration to be received by the corporation’s shareholders in the business combination transaction satisfies certain specific enumerated criteria, (2) the holders of all the outstanding shares of stock of the corporation not beneficially owned by the interested shareholder are entitled to receive the specified consideration in the business combination transaction and (3) the interested shareholder may not acquire additional shares of the corporation’s voting stock, except in certain specifically identified transactions.

The restrictions prescribed by the Rhode Island Business Combination Act will not be applicable to any business combination:

•      involving a corporation that does not have a class of voting stock registered under the Exchange Act, unless the corporation’s articles of incorporation provide otherwise;

•      involving a corporation that did not have a class of voting stock registered under the Exchange Act at the time the corporation’s articles of incorporation were amended to provide that the corporation is to be subject to these statutory restriction provisions and the interested shareholder’s stock acquisition date is prior to the effective date of the articles of incorporation amendment;

•      involving a corporation whose original articles of incorporation contains a provision expressly electing not to be subject to these statutory restrictions or that adopted an amendment expressly electing not to be subject to these statutory restrictions either to the corporation’s bylaws prior to March 31, 1991, or to the corporation’s articles of incorporation if the articles of incorporation amendment is approved by the affirmative vote of holders, other than the interested shareholders and their affiliates and associates, of two-thirds of the outstanding voting stock, excluding the voting stock of the interested shareholder. However, this amendment to a corporation’s articles of incorporation will not be effective until 12 months after the vote of the shareholders and will not apply to any business combination of ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the stock ownership plan will be tendered in a tender offer or exchange offer; or

•      at or subsequent to that time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the “interested stockholder.”

The three-year prohibition on business combinations with an “interested stockholder” does not apply under certain circumstances, including business combinations with a corporation that does not have a class of voting stock that is:

•      listed on a national security exchange;

•      authorized for quotation on the Nasdaq Stock Market; or

•      held of record by more than 2,000 stockholders,

unless, in each case, this result was directly or indirectly caused by the “interested stockholder” or from a transaction in which a person became an “interested stockholder.”

An “interested stockholder” generally means any person that:

•      is the owner of 15% or more of the outstanding voting stock of the corporation; or

•      is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an “interested stockholder,” and the affiliates and associates of such a person.

The term “business combination” is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions of

FleetBoston	Bank of America

the corporation with an interested shareholder whose stock acquisition date is on or prior to the effective date of the amendment; or

•      involving a corporation with an interested shareholder that became an interested shareholder inadvertently if the interested shareholder divests itself of that number of shares so that it is no longer the beneficial owner of 10% of the outstanding voting stock and, but for the inadvertent ownership, was not an interested shareholder within the five-year period preceding the announcement of the business combination.

The FleetBoston restated articles of incorporation and the FleetBoston bylaws do not contain any provisions opting out of the restrictions prescribed by the statute.

10% or more of a corporation’s assets and various other transactions which may benefit an “interested stockholder.”

The Bank of America amended and restated certificate of incorporation and the Bank of America bylaws do not contain any provisions opting out of the restrictions prescribed by Section 203 of the Delaware General Corporation Law. The merger does not constitute a prohibited business combination under this statute.

Stockholder Approvals Board Policies
The FleetBoston board of directors has not adopted any specific policies requiring stockholder approval prior to actions by the board.

The Bank of America board of directors has adopted a policy of requiring stockholder approval for severance agreements with senior executives that provide severance benefits in amounts exceeding two times the sum of any senior executive’s base salary and bonus.

In addition, the Bank of America board of directors has adopted a policy of requiring stockholder approval prior to the adoption of any stockholder rights plan.

Preferred Stock

Upon completion of the merger, pursuant to the merger agreement, Bank of America will exchange the outstanding shares of FleetBoston Series VI 6.75% Perpetual Preferred Stock and Series VII Fixed/Adjustable Rate Cumulative Preferred Stock for Bank of America 6.75% Perpetual Preferred Stock and Fixed/Adjustable Rate Cumulative Preferred Stock, respectively. The Bank of America preferred stock exchanged for FleetBoston preferred stock will have substantially identical preferences and rights with respect to Bank of America as FleetBoston preferred stock had with respect to FleetBoston.

Selected Provisions in the Restated Articles of Incorporation of FleetBoston

In addition to the above differences, the FleetBoston restated articles of incorporation also contain the following provisions that are not found in the Bank of America amended and restated certificate of incorporation or the Bank of America bylaws.

Business Combinations with Related Persons

The FleetBoston restated articles of incorporation provide that neither FleetBoston nor any of its subsidiaries may engage in business transactions known as “business combinations” with persons known as “related persons” unless the transaction:

•	was approved by an 80% vote of the FleetBoston board of directors prior to the time the related person became a related person; and

•	is approved by a vote of 80% of the continuing directors and a majority of the entire FleetBoston board of directors and the transaction complies with certain conditions related to price and procedure; or

•	if there is not full compliance with the preceding two bullet points, the transaction is approved by a vote of 80% of the outstanding shares of FleetBoston capital stock entitled to vote generally in the election of directors, voting as a single class.

A “business combination” includes:

•	any merger or consolidation of FleetBoston or any of its subsidiaries with a related person or any of its affiliates or associates;

•	any sale, exchange, lease, transfer or other disposition to or with a related person of all, substantially all or any substantial part (defined as assets having a value of more than 5% of the total consolidated assets of FleetBoston) of the assets of FleetBoston or any of its subsidiaries;

•	any purchase, exchange, lease or other acquisition by FleetBoston or any of its subsidiaries of all or any substantial part of the assets or business of a related person or any of its affiliates or associates;

•	any reclassification of securities, recapitalization or other transaction that has the effect, directly or indirectly, of increasing the proportionate amount of voting shares of FleetBoston or any subsidiary that are beneficially owned by a related person; and

•	the acquisition by a related person of beneficial ownership of voting securities, securities convertible into voting securities or any rights, warrants or options to acquire voting securities of a subsidiary of FleetBoston.

A “related person” includes any person that is the beneficial owner of 10% or more of FleetBoston voting stock prior to the completion of a business combination, or any person that is an affiliate of FleetBoston and was the beneficial owner of 10% or more of FleetBoston voting stock at any time within the five years preceding the date on which the FleetBoston board of directors authorizes a binding agreement providing for a business combination.

“Continuing directors” are those individuals who were members of the FleetBoston board of directors prior to the time a related person became the beneficial owner of 10% or more of FleetBoston voting stock or those individuals designated as continuing directors (prior to their initial election as directors) by a majority of the then-continuing directors.

To amend these provisions, the affirmative vote of 80% of the FleetBoston board of directors, a majority vote of the continuing directors and the affirmative vote of 80% of FleetBoston outstanding capital stock entitled to vote on the matter are required. If the amendment is recommended to FleetBoston stockholders by a majority of the FleetBoston board of directors and not less than 80% of the continuing directors, only the vote provided under the Rhode Island Business Corporation Act is required.

ADOPTION OF BANK OF AMERICA’S AMENDED STOCK PLAN

Bank of America currently maintains the Bank of America Corporation 2003 Key Associate Stock Plan, which we refer to as the Stock Plan. Under this plan, Bank of America has reserved a number of shares of Bank of America common stock for issuance to key associates in the form of stock options, stock appreciation rights, restricted stock shares and restricted stock units. The Stock Plan has a five-year term that is scheduled to end December 31, 2007.

Bank of America believes that changes to the Stock Plan are needed primarily for two reasons:

•	The merger with FleetBoston will significantly increase the number of key associates eligible for awards under the Stock Plan, and as a result the Stock Plan will have an insufficient number of shares available for future awards. In addition, the FleetBoston management stock plans will be terminated effective as of the date of the merger and no shares will be carried over from the FleetBoston plans to the Stock Plan.

•	Design changes are needed to reflect developments since the Stock Plan was originally adopted, including the expensing of stock options (which Bank of America began effective January 1, 2003) and a change in compensation philosophy to place greater weight on non-option awards.

To meet these demands, the Bank of America board has adopted, subject to stockholder approval and the completion of the merger, an amendment and restatement of the Stock Plan proposed to become effective at the completion of the merger. This Amended Stock Plan, which we will refer to formally as the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated, is similar in design to the current Stock Plan, but also has some important differences described below. The Amended Stock Plan extends the original Stock Plan’s five-year term by one year, from December 31, 2007 to December 31, 2008.

The Amended Stock Plan is intended to serve a critical function in Bank of America’s overall compensation program. Bank of America believes that the compensation of its key associates should be significantly linked to Bank of America’s business performance in order to enhance Bank of America’s long-term success and value. The Amended Stock Plan will serve this compensation philosophy by providing a source of stock-based awards for key associates. Bank of America believes that stock-based awards best align the interests of the key associates with those of Bank of America’s stockholders. Awards generally include vesting and other terms and conditions that encourage a long-term stock ownership by key associates and provide incentive for key associates to remain employed with the company. The Amended Stock Plan will also provide Bank of America with a means to better attract, recruit and retain key associates of outstanding ability who will further enhance the long-term success and value of Bank of America through their services.

The following is a summary of the material terms of the Amended Stock Plan, with significant differences from the current Stock Plan identified where applicable. It is qualified in its entirety by reference to the terms of the plan, a copy of which is attached to this joint proxy statement/prospectus as Appendix H. The Amended Stock Plan will become effective at the completion of the merger only if it is first approved by Bank of America stockholders and only if the merger is in fact completed.

Number of Shares

Under the Stock Plan as originally adopted, there were reserved for issuance an aggregate of 100 million shares of Bank of America common stock, plus (a) any remaining shares that were available for awards as of December 31, 2002 under the Bank of America Corporation Key Employee Stock Plan (the predecessor to the Stock Plan) (16,855,936 shares) and (b) any shares covered by awards granted under the Bank of America Corporation Key Employee Stock Plan before January 1, 2003 that again become available because of cancellation or forfeiture of an award. As of December 31, 2003, there is estimated to be remaining under the Stock Plan approximately 86.2 million shares of Bank of America common stock available for awards.

Under the Amended Stock Plan, there would be added an additional 51 million shares of Bank of America common stock available for awards.

As under the Stock Plan, shares covered by awards under the Amended Stock Plan will again be available for awards if and to the extent (a) the award is canceled or forfeited, (b) the exercise price or any tax withholding obligation in connection with the award is satisfied through delivery of shares of Bank of America common stock or (c) the award is settled in cash.

Bank of America anticipates that, subject to applicable law and regulation, it will continue to maintain a general policy of repurchasing a number of shares of Bank of America common stock at least equal to the number of shares of Bank of America common stock issued under the Amended Stock Plan and under Bank of America’s other stock option plans.

Types of Awards

The Amended Stock Plan, like the Stock Plan, permits awards of stock options, stock appreciation rights, restricted stock shares and restricted stock units, all of which are described in more detail below. The Amended Stock Plan also includes some important limits on the types of awards that can be made:

•	From and after January 1, 2004, no more than 20 million shares of Bank of America common stock may be awarded in the form of restricted stock shares or restricted stock units, except for awards of restricted stock shares or restricted stock units that (a) are awarded in lieu of a portion of annual incentive compensation or (b) become vested and earned solely on the basis of achievement of performance goals. The Stock Plan also contains a similar limit, but the number of shares permitted to be granted in respect of restricted stock shares or restricted stock units is being increased from 5 million to 20 million to reflect the larger size of the company after the merger. This increase is also necessary to allow Bank of America to place a greater focus on non-option awards.

•	From and after January 1, 2004, of the total shares reserved, 18 million are set aside to be available exclusively for awards of restricted stock shares or restricted stock units in lieu of a portion of annual incentive compensation under Bank of America’s Equity Incentive Plan, Executive Incentive Compensation Plan or similar annual incentive compensation programs.

•	Under the Stock Plan, stock appreciation rights may be awarded only to non-U.S.-based key associates who, as a result of local laws, cannot otherwise receive stock options. However, Bank of America’s decision to expense stock options has now made stock appreciation rights a viable form of award for U.S.-based associates as well. Accordingly, the Amended Stock Plan allows stock appreciation rights to be awarded to any eligible key associate.

Administration

As under the Stock Plan, the Amended Stock Plan is designed to be administered by the compensation committee of the Bank of America board of directors. (For purposes of awards to executive officers who are “officers” under Section 16 of the Exchange Act or “covered employees” under Section 162(m) of the Internal Revenue Code, the Amended Stock Plan may be administered by any subcommittee of the compensation committee comprised entirely of (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.) To the extent permitted by law, the compensation committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the Amended Stock Plan for awards to key associates who are not Section 16 “officers” or Section 162(m) “covered employees.” Under the Amended Stock Plan, the compensation committee has authority with respect to the following:

•	the selection of the key associates to receive awards from time to time,

•	the granting of awards in amounts as it determines,

•	the imposition of limitations, restrictions and conditions upon awards as it deems appropriate,

•	the establishment of performance targets and allocation formulas for awards of restricted stock shares or restricted stock units intended to be “qualified performance-based compensation” under Internal Revenue Code Section 162(m),

•	the certification of the attainment of performance goals, if applicable, as required by Internal Revenue Code Section 162(m),

•	the interpretation of the Amended Stock Plan and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the Amended Stock Plan,

•	the correction of any defect or omission or reconciliation of any inconsistency in the Amended Stock Plan or any award granted under the Amended Stock Plan, and

•	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the Amended Stock Plan.

The Committee also has the authority to accelerate the vesting and/or waive any restrictions on any outstanding awards. No awards may be made under the Amended Stock Plan after December 31, 2008.

Eligibility

Only “key associates” of Bank of America and its subsidiaries may participate in the Amended Stock Plan. Key associates are those associates of Bank of America and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to the business of Bank of America, as determined by the compensation committee, including persons employed outside the United States. Approximately 45,000 associates are expected to be eligible to participate. As mentioned above, the compensation committee in its discretion selects which key associates would in fact receive any awards from time to time.

Awards of Stock Options and Stock Appreciation Rights

The Amended Stock Plan provides for the grant of options to purchase shares of Bank of America common stock at option prices which are not less than the fair market value of a share of Bank of America common stock at the close of business on the date of grant. (The fair market value of a share of Bank of America common stock as of the close of business on February 5, 2004 was $82.00.) The Amended Stock Plan also provides for the grant of stock appreciation rights to key associates. Stock appreciation rights entitle the holder upon exercise to receive either cash or shares of Bank of America common stock or a combination of the two, as the compensation committee in its discretion may determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which a stock appreciation right is exercised and (ii) the fair market value of the shares on the date of grant.

Awards of options under the Amended Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the compensation committee. No more than an aggregate of 20 million shares may be awarded as incentive stock options under the Amended Plan. The terms and conditions of each option and stock appreciation right are to be determined by the compensation committee (or its designees) at the time of grant.

Options and stock appreciation rights granted under the Amended Stock Plan will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and stock appreciation rights may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

Awards of Restricted Stock Shares and Restricted Stock Units

Under the Amended Stock Plan, the compensation committee may award key associates restricted shares of Bank of America common stock or restricted stock units which represent the right to receive shares of Bank of America common stock (or cash equal to the fair market value of those shares). The award agreement with the participant will contain the terms of the award, including any applicable conditions, which may include the continued service of the participant with Bank of America, the attainment of specified performance goals or any other conditions deemed appropriate by the compensation committee.

Bank of America’s practice has been to link the award of restricted stock shares and units to an annual review of key associate performance. Performance is measured against a variety of goals set each year intended to address three areas of achievement: (1) customer satisfaction, (2) associate satisfaction and (3) stockholder satisfaction. A percentage of the annual incentive compensation awarded based on this determination of performance is then delivered in the form of restricted stock shares or restricted stock units under Bank of America’s Equity Incentive Program, Executive Incentive Compensation Plan or other annual incentive plans.

Restricted shares will be held in the custody of Bank of America until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free and clear of any restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to the shares. Dividends may be payable currently or subject to additional restrictions as determined by the compensation committee and reflected in the award agreement.

The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of Bank of America common stock (with one share of Bank of America common stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of Bank of America common stock used to pay earned restricted stock units may have additional restrictions, as determined by the compensation committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the compensation committee and evidenced in the award agreement. Unpaid restricted stock units have no voting rights.

The Amended Stock Plan, like the Stock Plan, places limits on the use of restricted stock shares and restricted stock units:

•	From and after January 1, 2004, no more than 20 million shares of Bank of America common stock may be awarded under the Amended Stock Plan as restricted stock shares or restricted stock units, except for awards of restricted stock shares or restricted stock units that (a) are awarded in lieu of a portion of annual incentive compensation or (b) become vested and earned solely on the basis of achievement of performance goals.

•	From and after January 1, 2004, of the total shares reserved, 18 million are set aside to be available exclusively for awards of restricted stock shares or restricted stock units in lieu of a portion of annual incentive compensation under Bank of America’s Equity Incentive Plan, Executive Incentive Compensation Plan or other annual incentive programs.

•	For restricted stock shares or restricted stock units intended to vest solely on the basis of the passage of time, the awards will not vest more quickly than ratably over a three-year period beginning on the first anniversary of the award. Awards may vest more quickly in the event of (a) death, disability or retirement, (b) job loss due to workforce reduction, job elimination or divestiture or (c) under the “change in control” provisions of the plan. Awards made in lieu of annual incentive compensation will not be subject to a time-based vesting requirement (because these awards are already based on an annual review of performance). Also, awards necessary in the recruitment of new key associates or for the retention of key associates acquired in a business combination will not be subject to a time-based vesting requirement.

Stock Plan Benefits Table

Because awards under the Amended Stock Plan are discretionary, awards are generally not determinable at this time. However, if the merger is completed, awards of restricted stock units will be made to some of the executive officers of FleetBoston pursuant to their new employment agreements with Bank of America, and if the Amended Stock Plan is approved, these awards will be granted pursuant to the Amended Stock Plan (as is the case with all commitments to grant equity awards that become effective after the Amended Stock Plan is adopted). See “The Merger — FleetBoston’s Directors and Officers Have Financial Interests in the Merger” on page 62. The following table presents information on Bank of America equity compensation plans at December 31, 2003:

	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options (1)	(c) Number of Shares Remaining for Future Issuance Under Equity Compensation Plans
Plans approved by stockholders	125,192,323	$62.66	86,728,537
Plans not approved by stockholders	39,982,774	$57.29	—

Total	165,175,097	$61.32	86,728,537

(1)	Column (a) includes 5,009,407 unvested restricted stock units. The weighted-average exercise price in column (b) does not take into account these restricted stock unit awards.

The following additional information is provided regarding Bank of America and FleetBoston equity awards:

(a)	As of December 31, 2003, there were 3,075,866 unvested shares of Bank of America restricted stock outstanding.

(b)	As of December 31, 2003, (1) the number of shares to be issued upon exercise of outstanding FleetBoston options and upon payment of outstanding FleetBoston stock units was 87,682,158 (equivalent to 48,689,902 shares of Bank of America common stock after application of the exchange ratio), (2) the weighted average exercise price of outstanding FleetBoston options was $31.88 (equivalent to $57.41 after application of the exchange ratio), (3) the number of shares available for future issuance under FleetBoston’s equity compensation plans, excluding shares reflected in (1) above, was 28,661,550 (equivalent to 15,915,758 shares of Bank of America common stock after application of the exchange ratio) and (4) there were 4,352,818 unvested shares of FleetBoston restricted stock outstanding (equivalent to 2,417,120 shares of Bank of America common stock after application of the exchange ratio).

(c)	Upon completion of the merger, all then outstanding FleetBoston options, stock units and restricted shares will be converted into, and become, rights to acquire or receive shares of Bank of America common stock, but no additional shares from FleetBoston’s equity compensation plans will be available for future grant under the Amended Stock Plan or any other equity compensation plans of Bank of America. FleetBoston currently anticipates making equity awards in February 2004 as part of its normal annual award cycle, which awards are currently not expected to exceed approximately 5.25 million shares of FleetBoston common stock (equivalent to about 2.92 million shares of Bank of America common stock after application of the exchange ratio), and may also make awards to newly hired employees in the normal course of business prior to the closing of the merger, which awards are currently not expected to exceed approximately 250,000 shares of FleetBoston common stock (equivalent to 138,825 shares of Bank of America common stock after application of the exchange ratio).

The following is a brief description of the material terms of Bank of America’s equity compensation plans that were not approved by stockholders:

2002 Associates Stock Option Plan

The Bank of America Corporation 2002 Associates Stock Option Plan covered all Bank of America employees below a specified executive grade level. Under the plan, eligible employees received a one-time award of a predetermined number of options entitling them to purchase shares of Bank of America common stock. All options are non-qualified and have an exercise price equal to the fair market value on the date of grant. Approximately 54 million options were granted on February 1, 2002 at $61.36, the closing price for that day. The options vest as follows: 50 percent of the options become exercisable after Bank of America common stock closes at or above $76.36 per share for ten consecutive trading days (this vesting trigger was achieved during 2003); the remaining 50 percent of the options become exercisable after the common stock closes at or above $91.36 for ten consecutive trading days. Regardless of the stock price, all options will be fully exercisable beginning February 1, 2006. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2003, approximately 28.0 million options were outstanding under this plan. The options expire on January 31, 2007.

Take Ownership!

The Bank of America Global Associate Stock Option Program (Take Ownership!) covered all Bank of America employees below a specified executive grade level. The options were granted on the first business day of 1999, 2000 and 2001. Under the plan, eligible employees received an award of a predetermined number of stock options entitling them to purchase shares of Bank of America common stock at the fair market value on the grant date. All options are non-qualified. At January 2, 2004, all options issued under this plan were fully vested. These options expire five years after the grant date. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2003, approximately 11.9 million options were outstanding under this plan. No further awards may be granted under this plan.

Barnett Employee Stock Option Plan

Under the Barnett Employee Stock Option Plan, ten-year options to purchase a predetermined number of shares of Bank of America common stock were granted to all employees of Barnett Banks, Inc. (a predecessor to Bank of America) below a specified executive grade level in 1997. All options are non-qualified and have an exercise price equal to the fair market value on the grant date. At December 31, 2003, all options were fully vested. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2003, approximately 100,000 options were outstanding under this plan.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer, referred to as the “covered individuals.” This limitation does not apply, however, to “qualified performance-based compensation.” Because stock options or stock appreciation rights granted under the Amended Stock Plan must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a compensation committee consisting of at least two outside directors, and the Amended Stock Plan limits the number of shares that may be the subject of awards granted to any key associate during any calendar year, compensation from the exercise of stock options or stock appreciation rights should be treated as “qualified performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code.

In addition, the Amended Stock Plan authorizes the compensation committee to make awards of restricted stock shares or restricted stock units that are conditioned on the satisfaction of performance criteria. For those awards intended to meet the requirements of the “qualified performance-based compensation” exception to Section 162(m), the compensation committee must establish the applicable performance conditions prior to or within a specified period after the start of the applicable performance period. The compensation committee may select from the following performance measures for this purpose:

•	total revenue (defined as the sum of net interest income on a taxable-equivalent basis and noninterest income),

•	net income,

•	shareholder value added (which equals the cash basis operating earnings for a year less a charge for the use of capital for the year),

•	return on average common shareholders’ equity,

•	return on average assets,

•	earnings per common share (using either diluted earnings or not),

•	operating earnings per common share (using either diluted earnings or not),

•	total stockholder return,

•	customer satisfaction (determined based on objective criteria approved by the compensation committee),

•	expense management,

•	operating margin,

•	operating leverage, or

•	cash flow.

The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the compensation committee will certify in writing the attainment of those performance conditions prior to any payment or distributions with respect to awards. The compensation committee in its discretion may adjust downward any award.

As under the Stock Plan, in no event may an individual receive awards under the Amended Stock Plan for a given calendar year covering in excess of two million shares of Bank of America common stock.

So that options and stock appreciation rights granted under the Amended Stock Plan qualify for the exclusion for performance-based compensation, and to permit the compensation committee to grant other awards under the Amended Stock Plan that are intended to qualify for the exclusion, the Amended Stock Plan is being submitted to Bank of America’s stockholders for approval. A vote in favor of approving the Amended Stock Plan will be a vote approving all the material terms and conditions of the plan for purposes of the performance-based exemption under Section 162(m), including the performance measures, eligibility requirements and limits on various stock awards, in each case as described above.

Withholding for Payment of Taxes

As with the Stock Plan, the Amended Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Amended Stock Plan permits a participant to satisfy this requirement, with the approval of the compensation committee and subject to the terms of the Amended Stock Plan, by having Bank of America withhold from the participant a number of shares of Bank of America common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes.

Changes in Capitalization and Similar Changes

As with the Stock Plan, in the event of any change in the number of outstanding shares of Bank of America common stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Bank of America common stock with respect to which awards may be made under the Amended Stock Plan, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the Amended Stock Plan may be equitably adjusted by the compensation committee in its discretion to preserve the benefit of the award for Bank of America and the participant.

Changes in Control

The Amended Stock Plan, like the Stock Plan, provides that in the event of a change in control of Bank of America, all options and stock appreciation rights will be fully exercisable as of the date of the change in control and will remain exercisable through their full term. However, the Amended Stock Plan has changed the definition of change in control to state that a change in control occurs at completion, rather than at stockholder approval, of a merger, reorganization or other business combination of the company. Outstanding awards of restricted stock shares and restricted stock units will become immediately vested on the date of the change in control, and any applicable performance conditions will be deemed fully satisfied (at the target performance condition, if applicable) as of the date of the change in control.

Amendment and Termination of the Plan

The Bank of America board of directors has the power to amend, modify or terminate the Amended Stock Plan on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the Amended Stock Plan to the extent required by NYSE listing requirements, Internal Revenue Code Section 162(m), or other applicable law.

No Repricings

The Amended Stock Plan, like the Stock Plan, prohibits any amendment to any outstanding option to decrease the exercise price (other than in connection with an adjustment to the capitalization of Bank of America described above) or any cancellation of an outstanding option in consideration for the grant of a new option with a lower exercise price, unless otherwise approved by the stockholders.

Federal Income Tax Treatment

Incentive Stock Options. Options granted under the Amended Stock Plan and intended to qualify as incentive stock options will be subject to the applicable provisions of the Internal Revenue Code, including Section 422. If shares of common stock are issued to an optionee upon the exercise of an incentive stock option, if no “disqualifying disposition” of the shares is made by the optionee within one year after the exercise of the incentive stock option or within two years after the date the incentive stock option was granted, and the options otherwise satisfy all applicable requirements under the Internal Revenue Code to qualify as incentive stock options, then (a) no income will be recognized by the optionee at the time of the grant of the incentive stock option, (b) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (c) upon sale of the shares of Bank of America common stock acquired by exercise of the incentive stock option, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee’s holding period in the shares and income level) and any loss sustained will be a capital loss, and (d) no deduction will be allowed to Bank of America for federal income tax purposes. If a “disqualifying disposition” of the shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and Bank of America will be entitled to a federal income tax deduction equal to that amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain at that time to the holder (at varying rates depending upon the holder’s holding period in the shares and income level), for which Bank of America will not be entitled to a federal tax deduction. Upon exercise of an incentive stock option, the optionee may be subject to alternative minimum tax.

Nonqualified Stock Options. With respect to nonqualified stock options granted to optionees under the Amended Stock Plan, in general (a) the optionee will realize no income at the time the nonqualified stock option is granted, (b) at exercise, the optionee will realize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and Bank of America will receive a tax deduction for the same amount, and (c) on disposition, the holder will treat appreciation or depreciation after the date of exercise as capital gain or loss and taxed at varying rates depending upon the holder’s holding period in the shares and income level.

Restricted Stock Shares. Upon becoming entitled to receive shares at the end of the applicable restricted period without a forfeiture, the recipient will have ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who so elects under Internal Revenue Code Section 83(b) within 30 days after the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the restricted stock shares as if the shares were unrestricted and could be sold immediately. If the shares subject to the election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss will begin when the restricted period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects under Section 83(b) to be taxed as of the date of grant, the holding period will commence on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. Bank of America generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

Restricted Stock Units. A participant who is awarded restricted stock units will not recognize income and Bank of America will not be allowed a deduction at the time the award is made. When a participant receives payment for restricted stock units in shares of Bank of America common stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to Bank of America. However, if there is a substantial risk that any shares of Bank of America common stock used to pay out earned restricted stock units will be forfeited (for example, because the compensation committee conditions those shares on the performance of future services), the taxable event will be deferred until the risk of forfeiture lapses. In this case, the participant can elect to make an election under Section 83(b) of the Internal Revenue Code as previously described. Bank of America can take the deduction at the time the ordinary income is recognized by the participant.

The Bank of America board recommends a vote “FOR” approval of the 2003 Key Associate Stock Plan, as amended and restated.

AMENDMENT TO THE BANK OF AMERICA AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION

The Bank of America board of directors has adopted, subject to stockholder approval, an amendment to Bank of America’s amended and restated certificate of incorporation to provide for an increase in the number of shares of Bank of America common stock authorized for issuance from 5 billion to 7.5 billion. In the event this proposal is adopted by Bank of America stockholders, but the merger agreement is terminated (without the merger being completed) prior to the filing of a certificate of amendment with the Secretary of State of the State of Delaware giving effect to the amendment, Bank of America may still file the certificate of amendment, but has not yet decided whether it will do so.

As of January 26, Bank of America had approximately 1,448,614,603 shares of Bank of America common stock issued and outstanding. As of January 26, there were 336,821,245 shares of Bank of America common stock reserved for issuance (excluding the shares subject to the Bank of America stock option described in “The Stock Option Agreements” on page 73). Based on the number of FleetBoston common shares outstanding as of January 26, if the merger is completed, Bank of America will issue approximately 584,478,700 additional shares of Bank of America common stock to the FleetBoston stockholders. Based on the options, other equity-based awards and arrangements to purchase or issue FleetBoston common stock, if the merger is completed, Bank of America will reserve for issuance approximately 55 million additional shares of Bank of America common stock.

Although Bank of America’s management currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, stock option plans, and other appropriate corporate purposes. The additional shares of Bank of America common stock will not be entitled to preemptive rights nor will existing stockholders have any preemptive right to acquire any of those shares when issued. Adoption of the amendment requires the affirmative vote of a majority of the votes represented by the aggregate of all of the outstanding shares of Bank of America common stock, Series B Preferred Stock and ESOP Preferred Stock entitled to vote at the Bank of America special meeting. You are entitled to one vote for each share of Bank of America common stock and Series B Preferred Stock you held as of the record date, and two votes for each share of ESOP Preferred Stock you held as of the record date. Abstentions and broker non-votes will have the same effect as a vote against the amendment.

The Bank of America board of directors recommends a vote “FOR” the proposal to amend Bank of America’s amended and restated certificate of incorporation to increase the number of authorized shares of Bank of America common stock from 5 billion to 7.5 billion.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Bank of America common stock and FleetBoston common stock are listed on the NYSE, among other stock exchanges. The following table sets forth the high and low closing prices of shares of Bank of America common stock and FleetBoston common stock as reported on the NYSE, and the quarterly cash dividends paid per share in the periods indicated.

	Bank of America Common Stock				FleetBoston Common Stock
	High	Low	Dividend		High	Low	Dividend
2001
First Quarter	$55.47	$46.75	$0.56		$43.64	$34.39	$0.33
Second Quarter	61.94	49.59	0.56		42.28	36.06	0.33
Third Quarter	65.00	51.00	0.56		39.73	32.65	0.33
Fourth Quarter	64.99	52.15	0.60		38.64	31.45	0.33
2002
First Quarter	69.18	58.85	0.60		37.21	31.10	0.35
Second Quarter	76.90	67.45	0.60		36.60	30.70	0.35
Third Quarter	71.94	57.90	0.60		31.75	18.75	0.35
Fourth Quarter	71.42	54.15	0.64		27.49	17.75	0.35
2003
First Quarter	72.48	65.63	0.64		27.64	21.98	0.35
Second Quarter	79.89	68.00	0.64		31.15	24.55	0.35
Third Quarter	83.53	74.87	0.80		31.54	29.35	0.35
Fourth Quarter	82.50	72.85	0.80		43.65	31.18	0.35

Through February 5, 2004	82.24	78.30	n/a	*	44.98	42.44	0.35

Bank of America stockholders and FleetBoston stockholders are advised to obtain current market quotations for Bank of America common stock and FleetBoston common stock. The market price of Bank of America common stock and FleetBoston common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Bank of America common stock or FleetBoston common stock before or after the effective date of the merger.

*	$0.80 dividend declared on January 28, 2004 and payable on March 26, 2004.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Bank of America and FleetBoston may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of Bank of America and FleetBoston on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Bank of America treated as the acquirer. Under this method of accounting, the assets and liabilities of FleetBoston will be recorded by Bank of America at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Bank of America and FleetBoston as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002. The unaudited pro forma condensed combined balance sheet as of September 30, 2003 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2002.

The merger agreement was announced on October 27, 2003 and provides for each outstanding share of FleetBoston common stock other than shares beneficially owned by FleetBoston and Bank of America to be converted into the right to receive 0.5553 of a share of Bank of America common stock. Shares of FleetBoston preferred stock will be converted on a one-for-one basis into Bank of America preferred stock having the same terms (to the fullest extent possible) as the corresponding FleetBoston preferred stock, except in the case of shares held by preferred stockholders who validly perfect dissenters’ appraisal rights. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Bank of America and FleetBoston which are incorporated in this document by reference. See “Where You Can Find More Information” on page 114.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger.

Bank of America/FleetBoston

Pro Forma Condensed Combined Balance Sheet

(unaudited)

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Bank of America and FleetBoston assuming the companies had been combined on September 30, 2003, on a purchase accounting basis.

	September 30, 2003
(Dollars in millions)	Bank of America	FleetBoston	Pro Forma Adjustments (1)				Bank of America FleetBoston Combined
Assets
Cash and cash equivalents	$22,142	$7,050	$				$29,192
Time deposits placed and other short-term investments	6,881	3,151					10,032
Federal funds sold and securities purchased under agreements to resell	67,729	3,914					71,643
Trading account assets	65,339	4,151					69,490
Securities	64,885	30,844		107	(A	)	95,836
Loans and leases	373,098	126,344		136	(B	)	499,578
Allowance for credit losses	(6,716)	(3,128)					(9,844)

Loans and leases, net of allowance for credit losses	366,382	123,216		136			489,734

Premises and equipment, net	5,956	2,415		(413)	(C	)	7,958
Goodwill	11,456	4,272		(4,272)	(D	)	43,913
				32,457	(D	)
Core deposit intangibles and other intangibles	966	288		(288)	(E	)	5,326
				4,360	(E	)
Other assets	125,352	17,097		(1,252)	(F	)	141,197

Total assets	$737,088	$196,398		$30,835			$964,321

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$122,669	$32,377	$				$155,046
Interest-bearing	257,586	88,610		295	(G	)	346,491
Deposits in foreign offices:
Noninterest-bearing	2,650	2,005					4,655
Interest-bearing	25,605	9,523					35,128

Total deposits	408,510	132,515		295			541,320

Federal funds purchased and securities sold under agreements to repurchase	79,775	6,584					86,359
Trading account liabilities	29,744	2,384					32,128
Commercial paper and other short-term borrowings	41,739	7,758					49,497
Accrued expenses and other liabilities	60,413	13,213		249	(H	)	74,365
				490	(H	)
Long-term debt	66,462	16,350		1,077	(I	)	83,889

Total liabilities	686,643	178,804		2,111			867,558

Shareholders’ equity
Preferred stock	55	271		—	(J	)	326
Common stock	15	4,029		(4,029)	(J	)	46,062
				46,047	(J	)
Retained earnings	52,320	14,504		(14,504)	(J	)	52,320
Accumulated other comprehensive income (loss)	(1,776)	109		(109)	(J	)	(1,776)
Other	(169)	(1,319)		1,319	(J	)	(169)

Total shareholders’ equity	50,445	17,594		28,724			96,763

Total liabilities and shareholders’ equity	$737,088	$196,398		$30,835			$964,321

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Bank of America/FleetBoston

Pro Forma Condensed Combined Statement of Income

(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and FleetBoston assuming the companies had been combined on January 1, 2002, on a purchase accounting basis.

	For the Nine Months Ended September 30, 2003
(Dollars in millions, except per share information)	Bank of America Corporation	FleetBoston	Pro Forma Adjustments (1)			Bank of America FleetBoston Combined
Interest income
Interest and fees on loans and leases	$16,088	$5,540	$(30)	(B	)	$21,598
Interest and dividends on securities	2,412	976	(3)	(A	)	3,385
Trading account assets	3,024	31				3,055
Other interest income	2,051	331				2,382

Total interest income	23,575	6,878	(33)			30,420

Interest expense
Deposits	3,730	1,056	(53)	(G	)	4,733
Short-term borrowings	1,414	292				1,706
Long-term debt	1,584	760	(137)	(I	)	2,207
Other interest expense	969	34				1,003

Total interest expense	7,697	2,142	(190)			9,649

Net interest income	15,878	4,736	157			20,771
Noninterest income
Service charges	4,182	1,170				5,352
Investment and brokerage services	1,737	1,120				2,857
Investment banking income	1,278	175				1,453
Card income	2,237	461				2,698
Other income	2,945	668				3,613

Total noninterest income	12,379	3,594				15,973

Total revenue	28,257	8,330	157			36,744
Provision for credit losses	2,256	830				3,086
Gains on sales of securities	802	104				906
Noninterest expense
Personnel	7,749	2,507	(20)	(K	)	10,236
Occupancy	1,492	388	(19)	(C	)	1,861
Equipment	789	339	(25)	(C	)	1,103
Other general operating	4,815	1,544	(70)	(L	)	6,761
			472	(E	)

Total noninterest expense	14,845	4,778	338			19,961

Income from continuing operations before income taxes	11,958	2,826	(181)			14,603
Applicable income tax expense	3,874	1,003	(67)	(M	)	4,810

Income from continuing operations	$8,084	$1,823	$(114)			$9,793

Income from continuing operations available to common shareholders	$8,081	$1,809	$(114)			$9,776

Per common share information
Earnings per share-continuing operations	$5.41	$1.73				$4.71

Diluted earnings per share-continuing operations	$5.31	$1.72				$4.65

Dividends paid	$2.08	$1.05				$2.08

Average common shares issued and outstanding (in thousands)	1,494,369	1,047,500	(465,823)	(N	)	2,076,046

Average diluted common shares issued and outstanding (in thousands)	1,523,523	1,050,700	(467,246)	(N	)	2,106,977

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Bank of America/FleetBoston

Pro Forma Condensed Combined Statement of Income

(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and FleetBoston assuming the companies had been combined on January 1, 2002, on a purchase accounting basis.

	For the Year Ended December 31, 2002
(Dollars in millions, except per share information)	Bank of America Corporation	FleetBoston	Pro Forma Adjustments (1)		Bank of America FleetBoston Combined
Interest income
Interest and fees on loans and leases	$22,030	$8,168	$(30)	(B)	$30,168
Interest and dividends on securities	4,035	1,422	(82)	(A)	5,375
Trading account assets	3,811	49			3,860
Other interest income	2,285	463			2,748

Total interest income	32,161	10,102	(112)		42,151

Interest expense
Deposits	5,434	2,072	(87)	(G)	7,419
Short-term borrowings	2,089	417			2,506
Long-term debt	2,455	1,148	(230)	(I)	3,373
Other interest expense	1,260	45			1,305

Total interest expense	11,238	3,682	(317)		14,603

Net interest income	20,923	6,420	205		27,548
Noninterest income
Service charges	5,276	1,533			6,809
Investment and brokerage services	2,237	1,559			3,796
Investment banking income	1,545	188			1,733
Card income	2,620	785			3,405
Other income	1,893	965			2,858

Total noninterest income	13,571	5,030			18,601

Total revenue	34,494	11,450	205		46,149
Provision for credit losses	3,697	2,760			6,457
Gains on sales of securities	630	6			636
Noninterest expense
Personnel	9,682	3,255	(27)	(K)	12,910
Occupancy	1,780	504	(25)	(C)	2,259
Equipment	1,124	478	(33)	(C)	1,569
Other general operating	5,850	2,167	(93)	(L)	8,609
			685	(E)

Total noninterest expense	18,436	6,404	507		25,347

Income from continuing operations before income taxes	12,991	2,292	(302)		14,981
Applicable income tax expense	3,742	768	(111)	(M)	4,399

Income from continuing operations	$9,249	$1,524	$(191)		$10,582

Income from continuing operations available to common shareholders	$9,244	$1,506	$(191)		$10,559

Per common share information
Earnings per share-continuing operations	$6.08	$1.44			$5.03

Diluted earnings per share-continuing operations	$5.91	$1.44			$4.93

Dividends paid	$2.44	$1.40			$2.44

Average common shares issued and outstanding (in thousands)	1,520,042	1,045,300	(464,845)	(N)	2,100,497

Average diluted common shares issued and outstanding (in thousands)	1,565,467	1,048,700	(466,357)	(N)	2,147,810

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2002 and as of and for the nine months ended September 30, 2003. The pro forma adjustments included herein reflect the conversion of FleetBoston common stock into Bank of America common stock using an exchange ratio of 0.5553 of a share of Bank of America common stock for each of the 1,052,600,000 shares of FleetBoston common stock outstanding at September 30, 2003, $271 million related to the conversion of 1,082,450 shares of preferred stock and $1.11 billion for the approximately 96 million shares of FleetBoston common stock issuable under outstanding stock options that will convert into Bank of America stock options. The estimated purchase price of $46.32 billion, which includes the value of stock options, is based on a per share price for Bank of America common stock of $76.88, which was the average of the closing prices of Bank of America common stock for the period commencing two trading days before, and ending two trading days after, October 27, 2003, the date of the merger agreement. Bank of America preferred stock to be exchanged was valued using the book value of FleetBoston preferred stock.

The merger will be accounted for using the purchase method of accounting; accordingly, Bank of America’s cost to acquire FleetBoston will be allocated to the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of FleetBoston at their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of FleetBoston at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of FleetBoston’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of FleetBoston as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The pro forma financial statements do not currently include any amount related to the estimated $800 million after-tax ($1.27 billion pre-tax) merger related costs that will be incurred to combine the operations of Bank of America and FleetBoston. The estimated merger related charges will result from action taken with respect to both Bank of America and FleetBoston operations, facilities and associates. The charges will be recorded based on the nature and timing of these integration actions. See Note 3 for a further discussion of these charges.

Certain amounts in the historical consolidated financial statements of FleetBoston have been reclassified to conform with Bank of America’s historical financial information presentation. Discontinued operations reported in FleetBoston’s historical consolidated statements of income have been excluded. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 — Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of September 30, 2003 assuming the merger was completed on September 30, 2003. The pro forma income statements for the nine months ended September 30, 2003 and the year ended December 31, 2002 were prepared assuming the merger was completed on January 1, 2002.

The unaudited pro forma condensed combined financial information reflects the issuance of 584,509,000 shares of Bank of America common stock with an aggregate value of $44.94 billion, the issuance of $271 million of Bank of America preferred stock and the conversion of approximately 96 million FleetBoston stock options with a value of approximately $1.11 billion at September 30, 2003. Common stock and preferred stock issued in the exchange was valued using the methodology discussed in Note 1 above.

Substantially all of the FleetBoston stock options vest upon completion of the merger and will be converted into Bank of America stock options. The fair value of the Bank of America options that will be issued in exchange for the FleetBoston options was estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of employee stock options. The more significant assumptions used in estimating the fair value of the Bank of America stock options to be issued in the exchange for FleetBoston stock options include a risk-free interest rate of 4.07%, a dividend yield of 4.70%, a weighted average expected life of three years and volatility of 26.57%. The three-year term was based on the weighted average expected term to expiration of these options.

The allocation of the purchase price follows:

(Dollars in millions)	September 30, 2003

Purchase Price
FleetBoston common stock outstanding (in thousands)	1,052,600
Exchange ratio	0.5553

Total Bank of America Common Stock to be issued (in thousands)	584,509
Purchase price per Bank of America common share	$76.88

		$44,937
FleetBoston preferred stock converted to Bank of America preferred stock		271
Fair value of outstanding employee and non-employee stock options		1,110

Total purchase price		$46,318
Net assets acquired
FleetBoston stockholders’ equity	$17,594
FleetBoston goodwill and other intangible assets	(4,560)
Estimated adjustments to reflect assets acquired at fair value:
Securities	107
Loans and leases	136
Premises and equipment	(413)
Identified intangibles	4,360
Other assets	(1,252)
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(295)
Personnel related liabilities	(249)
Deferred income taxes	(490)
Long-term debt	(1,077)

	(13,861)

Goodwill resulting from merger		$32,457

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Adjustment to fair-value the securities portfolio. The adjustment will be recognized over the remaining life of the securities portfolio. The impact of the adjustment was to decrease interest income by approximately $3 million and $82 million for the nine months ended September 30, 2003 and the twelve months ended December 31, 2002, respectively.

(B)	Adjustment to fair-value of the loan and lease portfolio. The adjustment will be recognized over the estimated remaining life of the loan and lease portfolio. The impact of the adjustment was to decrease interest income by approximately $30 million for both the nine months ended September 30, 2003 and the twelve months ended December 31, 2002.

(C)	Adjustment to fair-value owned real estate, leased property and related improvements, signage and computer equipment. The effect of these adjustments is to reduce occupancy costs by $19 million and $25 million and equipment costs by $25 million and $33 million for the nine months ended September 30, 2003 and the twelve months ended December 31, 2002, respectively.

(D)	Adjustment to write off historical FleetBoston goodwill and record goodwill created as a result of the merger.

(E)	Adjustment to write off historical FleetBoston intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being studied by management. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, we have estimated $4.36 billion of intangibles that consists of a core deposit intangible in the range of $2.0 to $3.0 billion, a purchased credit card relationship intangible in the range of $600 to $900 million and other customer relationship intangibles in the range of $200 to $500 million. We estimate these intangibles will be amortized over a period not to exceed ten years, on an accelerated basis for the core deposit intangible and purchased credit card relationship intangible and a straight-line basis for the other intangibles. The value of the intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated by considering cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the relationship. Material changes are possible when our analysis is completed. The impact of these adjustments is to increase other general operating expenses by $472 million and $685 million for the nine months ended September 30, 2003 and the twelve months ended December 31, 2002, respectively.

(F)	Adjustments to fair-value other assets including pre-paid pension asset, computer software, deferred costs and other miscellaneous items.

(G)	Adjustment to fair-value fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment was to decrease interest expense by approximately $53 million and $87 million for the nine months ended September 30, 2003 and the twelve months ended December 31, 2002, respectively.

(H)	Adjustment to accrued expenses and other liabilities consists of $249 million to reflect the fair value of pension liabilities and current interest rate adjustments to deferred compensation plans and $490 million for deferred tax liabilities, net of deferred tax assets, resulting from the pro forma adjustments. Deferred taxes were recorded using Bank of America’s statutory rate of 36.9%.

(I)	Adjustment to fair-value outstanding long-term debt instruments. The adjustment will be recognized over the remaining life of the long-term debt instruments. The impact of the adjustment was to decrease interest expense by approximately $137 million and $230 million for the nine months ended September 30, 2003 and the twelve months ended December 31, 2002, respectively.

(J)	Adjustment to eliminate FleetBoston’s historical shareholders’ equity, except for the preferred stock which is expected to be converted on a one-for-one basis into Bank of America preferred stock. Additionally, the adjustment reflects the issuance of Bank of America common stock and the conversion of FleetBoston stock options into Bank of America stock options.

(K)	Adjustment of fixed-rate deferred compensation plans to current interest rates discussed in (H) above.

(L)	Adjustment to reverse amortization of intangible assets recorded in FleetBoston’s historical financial statements.

(M)	Adjustment to record the tax effect of the pro forma adjustments using Bank of America’s statutory tax rate of 36.9%.

(N)	Weighted average shares were calculated using the historical weighted average shares outstanding of Bank of America and FleetBoston, adjusted using the exchange ratio, to the equivalent shares of Bank of America common stock, for the year ended December 31, 2002 and the nine months ended September 30, 2003. Earnings per share data have been computed based on the combined historical income of Bank of America, income from continuing operations for FleetBoston and the impact of purchase accounting adjustments.

Note 3—Merger Related Charges

In connection with the merger, we have been developing our plan to integrate Bank of America’s and FleetBoston’s operations. The total integration costs have been estimated to be $800 million after-tax or $1.27 billion pre-tax. The specific details of these plans will continue to be refined over the next several months. Currently, our merger integration team is assessing the two companies’ operations, including information systems, premises, equipment, benefit plans, supply chain methodologies, service contracts and personnel to determine optimum strategies to realize cost savings.

Our merger integration decisions will impact certain existing FleetBoston facilities (both leased and owned), information systems, supplier contracts and costs associated with the involuntary termination of personnel. Additionally, as part of our formulation of the merger integration plan, certain actions regarding existing Bank of America information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts and costs associated with the involuntary termination of personnel may be impacted. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. We expect that such decisions will be completed shortly after the merger. Restructuring charges will be recorded based on the nature and timing of these integration actions.

Included in the costs described above, during the combination of the two companies we will incur additional integration costs consisting of employee retention agreements, conversion costs and incremental communication costs to customers and associates, among other costs. It is expected that these costs will be incurred over a two-year period after completion of the merger. These costs will be expensed as incurred.

Note 4—Estimated Annual Cost Savings

The following estimated annual cost savings represent our estimate only and may not be indicative of the actual amount or nature of the cost savings the combined company actually achieves. The below information does not include the impact of possible revenue opportunities. The following table summarizes Bank of America’s estimated annual after-tax cost savings when fully phased in after the merger:

Annual After- Tax Cost Savings
Overlapping Business Infrastructure/Redundant Processes	$650 million	(A)
Corporate Staff Functions	100 million	(B)
Marketing	100 million	(C)
Vendor Leverage	175 million	(D)
Occupancy	75 million	(E)

Total	$1.1 billion

(A)	Overlapping business infrastructure including technology and operations functions are projected to result in cost savings due to the elimination of redundant systems and software, the elimination of redundant operational support and activities and reduced personnel costs for the combined company.

(B)	Corporate Staff Function cost savings are projected to occur from reduced personnel costs and elimination of duplicative corporate and administrative functions.

(C)	Marketing cost savings are projected from the consolidation of advertising and marketing efforts under a common brand.

(D)	Vendor leverage cost savings are projected to result in an annual cost savings due to purchasing efficiencies from the combined company’s negotiating power to achieve reduced rates for services provided.

(E)	Occupancy cost savings are projected to result from consolidation of personnel into a reduced number of office facilities and leased space.

LEGAL MATTERS

The validity of the Bank of America common stock and Bank of America preferred stock being registered in connection with the merger has been passed upon for Bank of America by its Executive Vice President and General Counsel, Paul J. Polking. As of the date of this joint proxy statement/prospectus, Mr. Polking beneficially owned shares of Bank of America common stock.

EXPERTS

The consolidated financial statements of Bank of America and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, incorporated in this joint proxy statement/prospectus by reference to Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of FleetBoston and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, incorporated in this joint proxy statement/prospectus by reference to FleetBoston’s Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Bank of America and FleetBoston expect representatives of PricewaterhouseCoopers LLP to attend the Bank of America special meeting and the FleetBoston special meeting. These representatives will have an opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

OTHER MATTERS

According to both the Bank of America bylaws and FleetBoston bylaws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to a notice of meeting. Accordingly, no matters other than the matters described in this joint proxy statement/prospectus will be presented for action at the special meetings or at any adjournment or postponement of the special meetings.

Bank of America 2004 Annual Meeting Stockholder Proposals

For a stockholder proposal to be considered for inclusion in Bank of America’s proxy statement and form of proxy relating to the Bank of America annual meeting of stockholders to be held in 2004, the Secretary of Bank of America must have received the proposal, at the address set forth on the first page of this joint proxy statement/prospectus, not later than November 28, 2003. However, if the Bank of America 2004 annual meeting is held on or after May 31, 2004, a stockholder proposal must be received within a reasonable time before Bank of America begins to print and mail its proxy solicitation materials for the Bank of America 2004 annual meeting. Any proposal will be subject to Rule 14a-8 under the Exchange Act.

The Bank of America bylaws provide that in order for a stockholder to make a proposal or a nomination for the election of directors before the Bank of America annual meeting, a stockholder must deliver written notice of such proposal or nomination to the Secretary no later than the close of business on the seventy-fifth (75th) day and no earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the date Bank of America commenced mailing its proxy materials for the preceding year’s annual meeting. However, if the annual meeting is more than thirty (30) days before or more than seventy (70) days after the anniversary date of the preceding year’s annual meeting, the stockholder must deliver the required notice to Bank of America no earlier than the close of business on the one hundred and twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of the seventy-fifth (75th) day prior to the annual meeting or the tenth (10th) day following the day on which Bank of America first publicly announces the date of the annual meeting.

FleetBoston 2004 Annual Meeting Stockholder Proposals

FleetBoston intends to hold a 2004 annual meeting of stockholders only if the merger agreement is terminated. For a stockholder proposal to be considered for inclusion in FleetBoston’s proxy statement and form of proxy relating to the FleetBoston 2004 annual meeting of stockholders (in the event this meeting is held), the Secretary of FleetBoston must have received the proposal, at the address set forth on the first page of this joint proxy statement/prospectus, not later than November 18, 2003. However, if the FleetBoston 2004 annual meeting of stockholders is held on or after May 16, 2004, a stockholder proposal must be received within a reasonable time before FleetBoston begins to print and mail its proxy solicitation materials for the FleetBoston 2004 annual meeting. Any stockholder proposals will be subject to Rule 14a-8 under the Exchange Act.

The FleetBoston bylaws provide that, in order for a stockholder to make nominations for the election of directors before the FleetBoston annual meeting, a stockholder must deliver written notice of such nomination to (and such notice must be received by) the Secretary not less than thirty (30) days before the date of the FleetBoston annual meeting. However, if FleetBoston gives its stockholders less than forty (40) days’ notice or prior public disclosure of the date of the annual meeting of stockholders, stockholders must deliver the required notice to FleetBoston not later than the close of business on the seventh (7th) day following the earlier of the day on which FleetBoston mailed notice of the FleetBoston annual meeting to stockholders or the day on which FleetBoston publicly disclosed the meeting date. Further, FleetBoston’s bylaws provide that in order for a stockholder to make proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of the proposal to the Secretary not less than one hundred and twenty (120) days prior to the first anniversary of the date FleetBoston commenced mailing its proxy materials for the preceding year’s annual meeting. However, if no annual meeting was held in the preceding year or if the date of the annual meeting has changed by more than thirty (30) calendar days, FleetBoston must receive a proposal within a reasonable time before the company’s proxy statement is mailed to stockholders.

ANNUAL MEETINGS

Bank of America currently expects that it will convene and hold its regular 2004 annual meeting of stockholders in May of 2004 following completion of the merger. Bank of America intends to file proxy materials, including a proxy statement and a form of proxy, relating to the 2004 Bank of America annual meeting as soon as practicable. FleetBoston intends to hold a 2004 annual meeting of stockholders only if the merger agreement is terminated.

WHERE YOU CAN FIND MORE INFORMATION

Bank of America has filed with the SEC a registration statement under the Securities Act that registers the distribution to FleetBoston stockholders of the shares of Bank of America common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Bank of America and Bank of America stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet world-wide web site that contains reports, proxy statements and other information about issuers, like Bank of America and FleetBoston, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by Bank of America with the SEC are also available at Bank of America’s internet world-wide web site. The address of the site is http://www.bankofamerica.com. The reports and other information filed by FleetBoston with the SEC are also available at FleetBoston’s internet world-wide web site. The address of the site is http://www.fleet.com. We have included the web addresses of the SEC, Bank of America, and FleetBoston as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

You also should be able to inspect reports, proxy statements and other information about Bank of America and FleetBoston at the offices of the NYSE at 20 Broad Street, 17th Floor, New York, New York 10005, and, with respect to FleetBoston, the Boston Stock Exchange, 100 Franklin Street, Boston, Massachusetts 02110.

The SEC allows Bank of America and FleetBoston to incorporate by reference information in this document. This means that Bank of America and FleetBoston can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Bank of America and FleetBoston previously filed with the SEC. They contain important information about the companies and their financial condition.

Bank of America SEC Filings (SEC file no. 1-06523; CIK no. 0000070858)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2002

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003

Current Reports on Form 8-K	Filed on January 15, 2003; January 23, 2003; March 3, 2003; March 5, 2003; March 31, 2003; April 14, 2003; April 30, 2003; July 14, 2003; July 23, 2003; October 14, 2003; October 21, 2003; October 27, 2003; October 28, 2003; November 5, 2003; November 20, 2003; December 2, 2003; December 5, 2003; December 10, 2003; January 2, 2004; January 15, 2004; and January 29, 2004 (other than those portions furnished under Item 9 or Item 12 of Form 8-K)

The description of Bank of America common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act, as modified on our current report on Form 8-K dated September 28, 1998

FleetBoston SEC Filings (SEC file no. 1-16431; CIK no. 0000050341)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2002

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003

Current Reports on Form 8-K	Filed on January 10, 2003; January 16, 2003; February 18, 2003; April 16, 2003; July 16, 2003; July 31, 2003; October 16, 2003; October 28, 2003; December 8, 2003; and January 15, 2004 (other than those portions furnished under Item 9 or Item 12 of Form 8-K)

The description of FleetBoston common stock set forth in the FleetBoston registration statement filed by Industrial National Corporation (predecessor to FleetBoston) on Form 8-B dated May 29, 1970, and the description of the preferred share purchase rights set forth in the FleetBoston registration statement on Form 8-A dated November 7, 2000, and any amendment or report filed for the purpose of updating those descriptions.

In addition, Bank of America and FleetBoston also incorporate by reference additional documents that either company files with the SEC between the date of this document and the date of the Bank of America special meeting or the FleetBoston special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Bank of America has supplied all information contained or incorporated by reference in this document relating to Bank of America, as well as all pro forma financial information, and FleetBoston has supplied all information relating to FleetBoston.

Documents incorporated by reference are available from Bank of America and FleetBoston without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Bank of America Corporation	FleetBoston Financial Corporation
Bank of America Corporate Center Charlotte, North Carolina 28255 Investor Relations Telephone: (704) 386-5681	Investor Relations Department FleetBoston Financial Corporation P.O. Box 2016, MA DE 10032F Boston, MA 02106-2106 (617) 434-7858

Bank of America and FleetBoston stockholders requesting documents should do so by March 10, 2004 to receive them before the special meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Bank of America or FleetBoston, Bank of America or FleetBoston will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither Bank of America nor FleetBoston has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

FLEETBOSTON FINANCIAL CORPORATION

and

BANK OF AMERICA CORPORATION

DATED AS OF OCTOBER 27, 2003

ARTICLE I

THE MERGER

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.13(a)
Agreement	Preamble
Alternative Transaction	6.13(a)
Articles of Merger	1.2
Assumed SAR	1.7(a)
Assumed Stock-Based Award	1.7(b)
Assumed Stock Option	1.7(a)
Bank of America	Preamble
Bank of America 10-Q	4.6
Bank of America Capital Stock	1.5
Bank of America Certificate	4.1(a)
Bank of America Common Stock	1.4(a)
Bank of America Convertible Preferred	4.2(a)
Bank of America Disclosure Schedule	Art. IV
Bank of America Mirror Preferred Stock	1.4(b)
Bank of America Preferred Stock	4.2(a)
Bank of America Regulatory Agreement	4.13
Bank of America Reports	4.11
Bank of America Stock Plans	4.2(a)
Bank of America Subsidiary	3.1(c)
Bank of America 2002 10-K	4.6
Benefits Transition Date	6.7(a)
BHC Act	3.1(b)
Certificate	1.4(c)
Certificate of Merger	1.2
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Convertible Note Agreement	3.2
Covered Employees	6.7(a)
DGLC	1.1(a)
DPC Common Shares	1.4(a)
DPC Preferred Shares	1.4(b)
DPC Shares	1.4(b)
Effective Time	1.2
ERISA	3.11(c)
Exchange Act	3.6
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(a)
Federal Reserve Board	3.4
FleetBoston	Preamble
FleetBoston 10-Q	3.6
FleetBoston Articles	3.1(b)
FleetBoston Benefit Plans	3.11(a)
FleetBoston Bylaws	3.1(b)
FleetBoston Capital Stock	1.4(b)
FleetBoston Common Stock	1.4(a)

A-iv

Section
FleetBoston Contract	3.14
FleetBoston Disclosure Schedule	Art. III
FleetBoston DRIP	1.7(d)
FleetBoston ERISA Affiliate	3.11(c)
FleetBoston ESPP	1.7(d)
FleetBoston Insiders	6.12
FleetBoston Preferred Stock	3.2
FleetBoston Regulatory Agreement	3.15
FleetBoston Reports	3.12
FleetBoston Rights Agreement	1.4(a)
FleetBoston SAR	1.7(a)
FleetBoston Stock-Based Award	1.7(b)
FleetBoston Stock Plans	1.7(a)
FleetBoston Stock Purchase Plans	1.7(d)
FleetBoston Stock Option	1.7(a)
FleetBoston Shareholder Rights	1.4(a)
FleetBoston Subsidiary	3.1(c)
FleetBoston 2002 10-K	3.6
Form S-4	3.4
GAAP	3.1(c)
Governmental Entity	3.4
HSR Act	3.4
Indemnified Parties	6.8
Injunction	7.1(e)
IRS	3.10(a)
Joint Proxy Statement	3.4
Liens	3.2(b)
Material Adverse Effect	3.1(a)
Merger	Recitals
Merger Consideration	1.1(b)
NYSE	2.2(e)
Other Regulatory Approvals	3.4
Regulatory Agencies	3.5
Requisite Regulatory Approvals	7.1(c)
RIBCA	1.1(a)
SBA	3.4
SEC	3.4
Section 16 Information	6.12
Securities Act	3.12
SRO	3.4
Stock Option Agreements	Recitals
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Statute	3.19(a)
Tax(es)	3.10(b)
Trust Account Common Shares	1.4(a)
Trust Account Preferred Shares	1.4(b)
Trust Account Shares	1.4(b)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 27, 2003 (this “Agreement”), by and between FLEETBOSTON FINANCIAL CORPORATION, a Rhode Island corporation (“FleetBoston”), and BANK OF AMERICA CORPORATION, a Delaware corporation (“Bank of America”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of FleetBoston and Bank of America have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which FleetBoston will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Bank of America (the “Merger”), so that Bank of America is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, for Federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement and condition to Bank of America’s entering into this Agreement, FleetBoston is granting to Bank of America an option pursuant to a stock option agreement in the form set forth in Exhibit A (the “FleetBoston Stock Option Agreement”), and as an inducement and condition to FleetBoston’s entering into this Agreement, Bank of America is granting to FleetBoston an option pursuant to a stock option agreement in the form set forth in Exhibit B (the “Bank of America Stock Option Agreement” and, together with the FleetBoston Stock Option Agreement, the “Stock Option Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Rhode Island Business Corporation Act (the “RIBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, FleetBoston shall merge with and into Bank of America. Bank of America shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of FleetBoston shall cease.

(b) The parties may at any time change the method of effecting the combination (including by providing for the merger of FleetBoston and a wholly owned subsidiary of Bank of America) if and to the extent requested by either party and consented to by the other party (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of the capital stock of FleetBoston as provided for in this Agreement (the “Merger Consideration”), (ii) adversely affect the Tax treatment of FleetBoston’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the State of Rhode Island and the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger and the Certificate of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 7-1.1-69 of the RIBCA and Section 259 of the DGCL.

1.4 Conversion of FleetBoston Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Bank of America, FleetBoston or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of FleetBoston issued and outstanding immediately prior to the Effective Time (together with the preferred share purchase rights (“FleetBoston Shareholder Rights”) attached thereto issued pursuant to that certain Rights Agreement dated as of August 16, 2000 (the “FleetBoston Rights Agreement”), between FleetBoston and EquiServe, LP, as Rights Agent, the “FleetBoston Common Stock”), except for shares of FleetBoston Common Stock owned by FleetBoston or Bank of America (other than shares of FleetBoston Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of FleetBoston Common Stock held, directly or indirectly, by FleetBoston or Bank of America in respect of a debt previously contracted (any such shares, “DPC Common Shares”)), shall be converted into the right to receive 0.5553 of a share (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Bank of America (the “Bank of America Common Stock”).

(b) Each share of FleetBoston Preferred Stock (as defined in Section 3.2) (together with the FleetBoston Common Stock, the “FleetBoston Capital Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of FleetBoston Preferred Stock owned by FleetBoston or Bank of America (other than shares of FleetBoston Preferred Stock held by FleetBoston or Bank of America in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Preferred Shares,” and together with the Trust Account Common Shares, the “Trust Account Shares”) and other than any shares of FleetBoston Preferred Stock held by FleetBoston or Bank of America in respect of a debt previously contracted (any such shares, “DPC Preferred Shares,” and together with the DPC Common Shares, the “DPC Shares”)), shall be converted, without any action on the part of the holder thereof, into one share of a newly-designated series of Bank of America Preferred Stock (as defined in Section 4.2) having the same terms (to the fullest extent possible) as the share of FleetBoston Preferred Stock so converted (the “Bank of America Mirror Preferred Stock”).

(c) All of the shares of FleetBoston Capital Stock converted into the right to receive Bank of America Capital Stock (as defined in Section 1.5) pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and (i) each certificate previously representing any such shares of FleetBoston Common Stock (each a “Certificate”) shall thereafter represent only the right to receive (A) a certificate representing the number of whole shares of Bank of America Common Stock and (B) cash in lieu of fractional shares into which the shares of FleetBoston Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) and (ii) each certificate representing FleetBoston Preferred Stock shall, as of and following the Effective Time, remain outstanding and shall continue to represent the number of shares of Bank of America Mirror Preferred Stock into which such FleetBoston Preferred Stock shall have been converted pursuant to Section 1.4(b) hereof. Certificates previously representing shares of FleetBoston Common Stock shall be exchanged for certificates representing whole shares of Bank of America Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Bank of America Common Stock or FleetBoston Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(d) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of FleetBoston Capital Stock that are owned by FleetBoston or Bank of America (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of Bank of America or other consideration shall be delivered in exchange therefor.

1.5 Bank of America Capital Stock. At and after the Effective Time, each share of Bank of America Common Stock and each share of Bank of America Preferred Stock (the Bank of America Common Stock and the Bank of America Preferred Stock, the “Bank of America Capital Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 Bank of America Mirror Preferred Stock. Prior to the Effective Time, Bank of America shall take all corporate action necessary to designate the rights and preferences of the Bank of America Mirror Preferred Stock.

1.7 Options and SARs; Other Stock-Based Awards. (a) Effective as of the Effective Time, each then outstanding option to purchase shares of FleetBoston Common Stock (each a “FleetBoston Stock Option”) and stock appreciation right to purchase shares of FleetBoston Common Stock or receive a cash payment in respect of FleetBoston Common Stock (each a “FleetBoston SAR”) granted, pursuant to the equity-based compensation plans identified on Schedule 3.11(d) (the “FleetBoston Stock Plans”), to any current or former employee or director of, or consultant to, FleetBoston or any of its subsidiaries shall be assumed by Bank of America and shall be converted into an option or a stock appreciation right to purchase a number of shares of Bank of America Common Stock (rounded to the nearest whole share) or in the case of an FleetBoston SAR settled in cash to receive a cash payment in respect of a share of Bank of America Common Stock (rounded to the nearest whole share) (an “Assumed Stock Option” or “Assumed SAR”, as the case may be) equal to (i) the number of shares of FleetBoston Common Stock subject to such FleetBoston Stock Option or FleetBoston SAR immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and the per share exercise price for Bank of America Common Stock issuable (or payable in the case of a FleetBoston SAR settled in cash) upon the exercise of such Assumed Stock Option or Assumed SAR shall be equal to (i) the exercise price per share of FleetBoston Common Stock at which such FleetBoston Stock Option or FleetBoston SAR was exercisable immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded to the nearest whole cent); provided, however, that in the case of any FleetBoston Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Options and Assumed SARs shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding FleetBoston Stock Options and FleetBoston SARs immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration thereof, provided for in the FleetBoston Stock Plans or other FleetBoston Benefit Plan or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby); provided, however, that references to FleetBoston shall be deemed to be references to Bank of America.

(b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of FleetBoston Common Stock or benefits measured by the value of a number of shares of FleetBoston Common Stock, and each award of any kind consisting of shares of FleetBoston Common Stock, granted under the FleetBoston Stock Plans or any other FleetBoston Benefit Plan (including restricted stock, restricted stock units, performance stock units, deferred stock units and dividend equivalents), other than FleetBoston Stock Options and FleetBoston SARs (each, a “FleetBoston Stock-Based Award”), whether vested or unvested, which is outstanding or unsatisfied immediately prior to the Effective Time, shall cease to represent a right or award with respect to shares of FleetBoston Common Stock and shall be converted, at the Effective Time, into a right or award with respect to shares of Bank of America Common Stock (an “Assumed Stock-Based Award”), on the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable under the FleetBoston Stock-Based Awards (but taking into account any changes thereto, including the acceleration thereof, provided for in the FleetBoston Stock Plans or other FleetBoston Benefit Plan or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby). The number of shares of Bank of America Common Stock subject to each such Assumed Stock-Based Award shall be equal to the number of shares of FleetBoston Common Stock subject to the FleetBoston Stock-Based Award, multiplied by the Exchange Ratio (rounded to the nearest whole share of Bank of America Common Stock). All dividend equivalents credited to the account of each holder of a FleetBoston Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c) Bank of America has taken all corporate actions necessary to reserve for issuance a sufficient number of shares of Bank of America Common Stock upon the exercise of the Assumed Stock Options and Assumed SARs and the settlement or distribution of the Assumed Stock-Based Awards. On or as soon as practicable following the Closing Date (and in no event more than five business days after the Closing Date), Bank of America shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the issuance of (or settlement in cash in respect of) the shares of Bank of America Common Stock subject to the Assumed Stock Options, the Assumed SARs and the Assumed Stock-Based Awards and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

(d) FleetBoston shall take such action as is necessary to (i) cause the exercise (as of a date that is no later than three business days prior to the Effective Date) of each outstanding purchase right under the FleetBoston Employee Stock Purchase Plan (the “FleetBoston ESPP”); and (ii) provide that no further purchase period shall commence under the FleetBoston ESPP following such date; provided, however, that such exercise and cessation of further purchase periods shall be conditioned upon the consummation of the Merger. On such new exercise date, FleetBoston shall apply the funds credited as of such date under the FleetBoston ESPP within each participant’s payroll withholding account to the purchase of shares of FleetBoston Common Stock in accordance with the terms of the FleetBoston ESPP. In addition, FleetBoston shall take such action as is necessary to provide that as of no later than three business days prior to the Effective Date no further shares of FleetBoston Common Stock will be purchased under the FleetBoston Automatic Dividend Reinvestment Plan (the “FleetBoston DRIP” and, together with the FleetBoston ESPP, the “FleetBoston Stock Purchase Plans”); provided, however, that such cessation of further purchases shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, FleetBoston shall terminate the FleetBoston Stock Purchase Plans.

1.8 Certificate of Incorporation of Bank of America. At the Effective Time, the Bank of America Certificate (as defined in Section 4.1) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Bylaws of Bank of America. At the Effective Time, the Bank of America Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.11 Certain Post-Closing Matters.

(a) Board Composition. As of the Effective Time, and continuing for a period of at least two years following the Effective Time:

(i) the ratio of Continuing Bank of America Directors to Continuing FleetBoston Directors serving on the Board of Directors of the Surviving Corporation shall be maintained at 12 to 7;

(ii) all vacancies on the Board of Directors of the Surviving Corporation created by the cessation of service of a Continuing Bank of America Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Surviving Corporation by a majority of the remaining Continuing Bank of America Directors; and

(iii) all vacancies on the Board of Directors of the Surviving Corporation created by the cessation of service of a Continuing FleetBoston Director shall be filled by a nominee proposed to the nominating committee of the Board of Directors of the Surviving Corporation by a majority of the remaining Continuing FleetBoston Directors.

(b) Commitment to the Communities of FleetBoston. From and after the Effective Time:

(i) The headquarters of the Surviving Corporation’s Wealth Management, Latin American, Asset Based Lending, Small Business and Premier Banking, and Leasing businesses shall each be located in the Boston, Massachusetts metropolitan area;

(ii) The Surviving Corporation is committed to maintaining current employment levels of FleetBoston in New England, it being the intention of the Surviving Corporation to increase such employment levels over time at a level equal to the growth in employment of the Surviving Corporation’s United States workforce; and

(iii) The Surviving Corporation will maintain FleetBoston’s annual level of charitable giving in each of New England and the other regions within the FleetBoston footprint, respectively, at levels no less than the levels set in 2003, it being the intention of the Surviving Corporation to increase such giving in those areas over time in a manner equal to the growth in the Surviving Corporation’s annual charitable giving in its other principal markets.

(c) Definition. The terms “Continuing Bank of America Directors” and “Continuing FleetBoston Directors” shall for purposes of this Section 1.11 mean, respectively, the directors of Bank of America or FleetBoston, as the case may be, as of the Effective Time who were selected to be directors of the Surviving Corporation by Bank of America or FleetBoston, as the case may be, prior to the Effective Time, and any additional directors of the Surviving Corporation who take office after the Effective Time who are nominated, or proposed to the nominating committee of the Board of Directors of the Surviving Corporation, by a majority of the Continuing Bank of America Directors or the Continuing FleetBoston Directors, as the case may be.

(d) Survival/Adoption of Commitments. The commitments set forth in this Section 1.11 shall survive the Effective Time as reflected in a formal resolution of the Board of Directors of the Surviving Corporation to be reflected in the minutes of the Surviving Corporation following the Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Bank of America to Make Shares Available. At or prior to the Effective Time, Bank of America shall deposit, or shall cause to be deposited, with a bank or trust company Subsidiary of Bank of America, or another bank or trust company reasonably acceptable to each of FleetBoston and Bank of America (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Bank of America Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Bank of America Common Stock, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(e) in exchange for outstanding shares of FleetBoston Common Stock.

2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed to by the parties (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Bank of America Common Stock and any cash in lieu of fractional shares into which the shares of FleetBoston Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole shares of Bank of America Common Stock to which such holder of FleetBoston Common Stock shall have become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i), and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

(b) No dividends or other distributions declared with respect to Bank of America Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Bank of America Common Stock represented by such Certificate and (ii), at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Bank of America Common Stock represented by such Certificate.

(c) If any certificate representing shares of Bank of America Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Bank of America Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of FleetBoston of the shares of FleetBoston Capital Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of FleetBoston Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Bank of America Common Stock as provided in this Article II.

(e) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Bank of America Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Bank of America Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Bank of America. In lieu of the issuance of any such fractional share, Bank of America shall pay to each former stockholder of FleetBoston who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Bank of America Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) Composite Transactions Tape as reported by The Wall Street Journal for the five full NYSE trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Bank of America Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FleetBoston as of the first anniversary of the Effective Time shall be paid to Bank of America. Any former stockholders of FleetBoston who have not theretofore complied with this Article II shall thereafter look only to Bank of America for payment of the shares of Bank of America Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Bank of America Common Stock deliverable in respect of each share of FleetBoston Common Stock, as the case may be, such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Bank of America, FleetBoston, the Exchange Agent or any other person shall be liable to any former holder of shares of FleetBoston Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Bank of America, the posting by such person of a bond in such amount as Bank of America may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Bank of America Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FLEETBOSTON

Except as disclosed in (x) the FleetBoston Reports (as defined in Section 3.12) filed prior to the date hereof or (y) the disclosure schedule (the “FleetBoston Disclosure Schedule”) delivered by FleetBoston to Bank of America prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of FleetBoston’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.1) on FleetBoston), FleetBoston hereby represents and warrants to Bank of America as follows:

3.1 Corporate Organization.

(a) FleetBoston is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. FleetBoston has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on FleetBoston. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Bank of America, FleetBoston or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries (as defined below) taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (a) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (b) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities (as defined in Section 3.4), (c) actions or omissions of Bank of America or FleetBoston taken with the prior written consent of the other or required hereunder, (d) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally or (e) public disclosure of the transactions contemplated hereby), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) FleetBoston is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Restated Articles of Incorporation of FleetBoston (the “FleetBoston Articles”) and the Bylaws of FleetBoston (the “FleetBoston Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Bank of America.

(c) Each of FleetBoston’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston. As used in this Agreement, the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “FleetBoston Subsidiary” and “Bank of America Subsidiary” shall mean any direct or indirect Subsidiary of FleetBoston or Bank of America, respectively.

3.2 Capitalization. (a) The authorized capital stock of FleetBoston consists of 2,000,000,000 shares of FleetBoston Common Stock, of which, as of October 24, 2003, 1,052,745,101 shares were issued and outstanding, and 16,000,000 shares of preferred stock, $1.00 par value (“FleetBoston Preferred Stock”), of which, as of October 24, 2003, (i) 690,000 shares were authorized and 382,450 shares were issued and outstanding as FleetBoston Series VI 6.75% Perpetual Preferred Stock, and (ii) 805,000 shares were authorized and 700,000 shares were issued and outstanding as Series VII 6.60% Cumulative Preferred Stock. As of October 24, 2003, no more than 34,196,003 shares of FleetBoston Common Stock were held in FleetBoston’s treasury. As of the date hereof, no shares of FleetBoston Capital Stock were reserved for issuance except for (i) shares of FleetBoston Common Stock reserved for issuance upon the exercise of FleetBoston Stock Options or FleetBoston SARs issued pursuant to the FleetBoston Stock Plans, (ii) 186,336 shares reserved for issuance pursuant to a convertible note agreement (the “Convertible Note Agreement”), (iii) 500,000 shares of Cumulative Participating Junior Preferred Stock, $1.00 par value, reserved for issuance pursuant to the FleetBoston Rights Agreement and (iv) 209,496,275 shares of FleetBoston Common Stock reserved for issuance pursuant to the FleetBoston Stock Option Agreement. All of the issued and outstanding shares of FleetBoston Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to this Agreement, the FleetBoston Stock Option Agreement, the FleetBoston Stock Plans, the FleetBoston Rights Agreements and the Convertible Note Agreement, FleetBoston does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FleetBoston Capital Stock or any other equity securities of FleetBoston or any securities representing the right to purchase or otherwise receive any shares of FleetBoston Capital Stock. FleetBoston has provided Bank of America with a list of (i) the aggregate number of options outstanding under the FleetBoston Stock Plans as of October 21, 2003 and the exercise price for such FleetBoston Stock Options and FleetBoston SARs, (ii) the aggregate number of cash-settled SARs and stock-settled SARs outstanding under the FleetBoston Stock Plans as of October 21, 2003 and (iii) the aggregate number of all FleetBoston Stock-Based Awards outstanding as of October 21, 2003; since October 21, 2003 through the date hereof, FleetBoston has not issued or awarded any options, restricted stock, restricted stock units or SARs under the FleetBoston Stock Plans.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC (as defined in Section 3.4)) of FleetBoston are owned by FleetBoston, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. §§ 55) and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

3.3 Authority; No Violation. (a) FleetBoston has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of FleetBoston. The Board of Directors of FleetBoston has determined that this Agreement and the transactions contemplated hereby are in the best interests of FleetBoston and its shareholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to FleetBoston’s stockholders for adoption at a duly held meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FleetBoston Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of FleetBoston are necessary to approve this Agreement or the Stock Option Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreements have been duly and validly executed and delivered by FleetBoston and (assuming due authorization, execution and delivery by Bank of America) constitute the valid and binding obligations of FleetBoston, enforceable against FleetBoston in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement or the Stock Option Agreements by FleetBoston nor the consummation by FleetBoston of the transactions contemplated hereby or thereby, nor compliance by FleetBoston with any of the terms or provisions of this Agreement or the Stock Option Agreements, will (i) violate any provision of the FleetBoston Articles or the FleetBoston Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined in 7.1(e)) applicable to FleetBoston, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FleetBoston or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which

FleetBoston or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Joint Proxy Statement in definitive form relating to the meetings of FleetBoston’s and Bank of America’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCA and the issuance by the Rhode Island Secretary of a Certificate of Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bank of America Capital Stock pursuant to this Agreement, (ix) the approval of this Agreement by the requisite vote of stockholders of FleetBoston and (x) filings, if any, required as a result of the particular status of Bank of America, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by FleetBoston of this Agreement or the Stock Option Agreements and (B) the consummation by FleetBoston of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements.

3.5 Reports. FleetBoston and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2000, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FleetBoston and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FleetBoston, investigation into the business or operations of FleetBoston or any of its Subsidiaries since January 1, 2000, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FleetBoston or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FleetBoston since January 1, 2000, that are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

3.6 Financial Statements. FleetBoston has previously made available to Bank of America copies of (i) the consolidated balance sheet of FleetBoston and its Subsidiaries as of December 31, 2000, 2001 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended as reported in FleetBoston’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the “FleetBoston 2002 10-K”) filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to FleetBoston, and (ii) the unaudited consolidated balance sheet of FleetBoston and its Subsidiaries as of June 30, 2002 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the six month periods then ended, as reported in FleetBoston’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 (the “FleetBoston 10-Q”). The December 31, 2002 consolidated balance sheet of FleetBoston (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of FleetBoston and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of FleetBoston and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FleetBoston and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

3.7 Broker’s Fees. Neither FleetBoston nor any FleetBoston Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Morgan Stanley & Co., Inc., the material terms of whose engagement have been disclosed to Bank of America.

3.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in the FleetBoston Reports filed prior to the date of this Agreement, since December 31, 2002, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

(b) Except as publicly disclosed in the FleetBoston Reports filed prior to the date of this Agreement, since December 31, 2002 through and including the date of this Agreement, FleetBoston and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings. (a) None of FleetBoston or any of its Subsidiaries is a party to any, and there are no pending or, to the best of FleetBoston’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FleetBoston or any of its Subsidiaries except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon FleetBoston, any of its Subsidiaries or the assets of FleetBoston or any of its Subsidiaries that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston or the Surviving Corporation.

3.10 Taxes and Tax Returns. (a) Each of FleetBoston and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston. The federal income Tax returns of FleetBoston and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 1997 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted, for Taxes or assessments upon FleetBoston or any of its Subsidiaries for which FleetBoston does not have adequate reserves. Neither FleetBoston nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FleetBoston and its Subsidiaries). Within the past five years, neither FleetBoston nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by FleetBoston or any of its Subsidiaries under any contract, plan, program or arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FleetBoston.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

3.11 Employees. (a) The FleetBoston Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of FleetBoston and its Subsidiaries or with respect to which FleetBoston or its Subsidiaries may, directly or indirectly, have any liability, as of the date of this Agreement (the “FleetBoston Benefit Plans”).

(b) FleetBoston has heretofore made available to Bank of America true and complete copies of each of the FleetBoston Benefit Plans and certain related documents, including (i) the actuarial report for such FleetBoston Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such FleetBoston Benefit Plan.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston, (i) each of the FleetBoston Benefit Plans has been operated and administered in all material respects in compliance with its terms and applicable laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, (ii) each of the FleetBoston Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such FleetBoston Benefit Plan, (iii) with respect to each FleetBoston Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(26) of ERISA) of accumulated benefit obligations under such FleetBoston Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such FleetBoston Benefit Plan’s actuary with respect to such FleetBoston Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such FleetBoston Benefit Plan allocable to such accrued benefits, (iv) no FleetBoston Benefit Plan provides benefits coverage, including death or medical benefits coverage (whether or not insured), with respect to current or former employees or directors of FleetBoston or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of FleetBoston or its Subsidiaries, (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (E) coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (F) medical expense reimbursement accounts, (v) no liability under Title IV of ERISA has been incurred by FleetBoston, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with FleetBoston would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “FleetBoston ERISA Affiliate”), that has not been satisfied in full, and no condition exists that presents a material risk to FleetBoston, its Subsidiaries or any FleetBoston ERISA Affiliate of incurring a liability thereunder, (vi) no FleetBoston Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) none of FleetBoston or its Subsidiaries or, to the knowledge of FleetBoston, any other person, including any fiduciary, has engaged in a transaction in connection with which FleetBoston, its Subsidiaries or any FleetBoston Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (viii) to the knowledge of FleetBoston there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the FleetBoston Benefit Plans or any trusts related thereto and (ix) all contributions or other amounts payable by FleetBoston or its Subsidiaries as of the Effective Time with respect to each FleetBoston Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of FleetBoston or any of its Subsidiaries from FleetBoston or any of its Subsidiaries under any FleetBoston Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FleetBoston Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

3.12 SEC Reports. FleetBoston has previously made available to Bank of America an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2000 by FleetBoston with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “FleetBoston Reports”), and prior to the date of this Agreement and (b) communication mailed by FleetBoston to its shareholders since January 1, 2000 and prior to the date of this Agreement, and no such FleetBoston Report or communication, as of the date of such FleetBoston Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2000, as of their respective dates, all FleetBoston Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

3.13 Compliance with Applicable Law. (a) FleetBoston and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to FleetBoston or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

(b) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston, FleetBoston and each FleetBoston Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of FleetBoston, any FleetBoston Subsidiary, or any director, officer or employee of FleetBoston or of any FleetBoston Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.14 Certain Contracts. (a) Neither FleetBoston nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the FleetBoston Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by FleetBoston or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business material to Bank of America or FleetBoston in which a financial holding company may lawfully engage, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the FleetBoston Disclosure Schedule, is referred to as a “FleetBoston Contract,” and neither FleetBoston nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

(b) With such exceptions that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston, (i) each FleetBoston Contract is valid and binding on FleetBoston or any of its Subsidiaries, as applicable, and is in full force and effect, (ii) FleetBoston and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FleetBoston Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FleetBoston or any of its Subsidiaries under any such FleetBoston Contract.

3.15 Agreements with Regulatory Agencies. Neither FleetBoston nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2000, a recipient of any supervisory letter from, or since January 1, 2000, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the FleetBoston Disclosure Schedule, a “FleetBoston Regulatory Agreement”), nor has FleetBoston or any of its Subsidiaries been advised since January 1, 2000 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such FleetBoston Regulatory Agreement.

3.16 Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston, (1) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FleetBoston or for the account of a customer of FleetBoston or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FleetBoston or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (2) its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and, (3) to FleetBoston’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FleetBoston included in the FleetBoston 10-Q (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2003, since such date, neither FleetBoston nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

3.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on FleetBoston of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against FleetBoston, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston. To the knowledge of FleetBoston, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FleetBoston. FleetBoston is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston.

3.19 State Takeover Laws; FleetBoston Rights Agreement. (a) The Board of Directors of FleetBoston has approved this Agreement and the FleetBoston Stock Option Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to such agreements and transactions the Rhode Island Business Combination Act of 1990, as amended, Article Ninth of the FleetBoston Articles, the FleetBoston Rights Agreement and, to the knowledge of FleetBoston, any similar “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

(b) FleetBoston has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the FleetBoston Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby do not and will not result in the ability of any person to exercise any Rights (as defined in the FleetBoston Rights Agreement) under the FleetBoston Rights Agreement or enable or require any Rights to separate from the shares of FleetBoston Common Stock to which they are attached or to be triggered or become exercisable. No “Distribution Date” or “Stock Acquisition Date” (as such terms are defined in the FleetBoston Rights Agreement) has occurred.

3.20 Reorganization. As of the date of this Agreement, FleetBoston is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.21 Opinions. Prior to the execution of this Agreement, FleetBoston has received an opinion from Morgan Stanley & Co., Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of FleetBoston from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.22 FleetBoston Information. The information relating to FleetBoston and its Subsidiaries that is provided by FleetBoston or its representatives for inclusion in the Joint Proxy Statement and the Form S-4, or in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Bank of America or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BANK OF AMERICA

Except as disclosed in (x) the Bank of America Reports (as defined in Section 4.11) filed prior to the date hereof or (y) the disclosure schedule (the “Bank of America Disclosure Schedule”) delivered by Bank of America to FleetBoston prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Bank of America’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Bank of America), Bank of America hereby represents and warrants to FleetBoston as follows:

4.1 Corporate Organization. (a) Bank of America is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bank of America has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America. Bank of America is duly registered as a financial holding company under the BHC Act. True and complete copies of the Amended and Restated Certificate of Incorporation (the “Bank of America Certificate”) and Bylaws of Bank of America, as in effect as of the date of this Agreement, have previously been made available to FleetBoston.

(b) Each Bank of America Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America.

4.2 Capitalization. (a) The authorized capital stock of Bank of America consists of 5,000,000,000 shares of Bank of America Common Stock, of which, as of October 24, 2003, 1,494,346,458 shares were issued and outstanding, and 100,000,000 shares of preferred stock, $0.01 par value (the “Bank of America Preferred Stock”), of which, as of October 24, 2003, 1,274,600 shares were issued and outstanding. As of October 24, 2003, no more than 2,000,000 shares of Bank of America Common Stock were held in Bank of America’s treasury. As October 24, 2003, no shares of Bank of America Common Stock or Bank of America Preferred Stock were reserved for issuance, except for (A) 329,460,493 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Bank of America in effect as of the date of this Agreement (the “Bank of America Stock Plans”) and shares reserved for issuance pursuant to Bank of America’s ESOP Convertible Preferred Stock, Series C (the “Bank of America Convertible Preferred”) and (B) 297,374,945 shares reserved for issuance pursuant to the Bank of America Stock Option Agreement. All of the issued and outstanding shares of Bank of America Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of October 24, 2003, except pursuant to this Agreement, the Bank of America Stock Option Agreement, the Bank of America Stock Plans, the Bank of America Convertible Preferred, stock repurchase plans entered into by Bank of America from time to time and put options sold by Bank of America on Bank of America Common Stock pursuant to a program designed to partially offset the cost of Bank of America share repurchases, Bank of America does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank of America Capital Stock or any other equity securities of Bank of America or any securities representing the right to purchase or otherwise receive any shares of Bank of America Capital Stock. The shares of Bank of America Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC (as defined in Section 3.4)) of Bank of America are owned by Bank of America, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. §§ 55) and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

4.3 Authority; No Violation. (a) Bank of America has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Bank of America. The Board of Directors of Bank of America has determined that this Agreement and the transactions contemplated hereby are in the best interests of Bank of America and its stockholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to Bank of America’s stockholders for adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FleetBoston Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Bank of America are necessary to approve this Agreement or the Stock Option Agreements to consummate the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreements have been duly and validly executed and delivered by Bank of America and (assuming due authorization, execution and delivery by FleetBoston) constitute the valid and binding obligations of Bank of America, enforceable against Bank of America in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement or the Stock Option Agreements by Bank of America, nor the consummation by Bank of America of the transactions contemplated hereby or thereby, nor compliance by Bank of America with any of the terms or provisions of this Agreement or the Stock Option Agreements, will (i) violate any provision of the Bank of America Certificate or the Bank of America Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Bank of America, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Bank of America or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bank of America or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Rhode Island Secretary pursuant to the RIBCA and the issuance by the Rhode Island Secretary of a Certificate of Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) any notices to or filings with the SBA, (vi) any notices or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Bank of America Capital Stock pursuant to this Agreement, (ix) the approval of this Agreement by the requisite vote of stockholders of Bank of America and (x) filings, if any, required as a result of the particular status of FleetBoston, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Bank of America of this Agreement or the Stock Option Agreements and (B) the consummation by Bank of America of the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements.

4.5 Reports. Bank of America and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2000, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Bank of America and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Bank of America, investigation into the business or operations of Bank of America or any of its Subsidiaries since January 1, 2000, except where such proceedings or investigation are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Bank of America or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Bank of America since January 1, 2000, that are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America.

4.6 Financial Statements. Bank of America has previously made available to FleetBoston copies of (i) the consolidated balance sheet of Bank of America and its Subsidiaries as of December 31, 2000, 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended as reported in Bank of America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the “Bank of America 2002 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to Bank of America, and (ii) the unaudited consolidated balance sheet of Bank of America and its Subsidiaries as of June 30, 2002 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the six month periods then ended, as reported in Bank of America’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 (the “Bank of America 10-Q”). The December 31, 2002 consolidated balance sheet of Bank of America (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Bank of America and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Bank of America and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Bank of America and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7 Broker’s Fees. Neither Bank of America nor any Bank of America Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Goldman, Sachs & Co. and Banc of America Securities, the material terms of whose engagement have been disclosed to FleetBoston.

4.8 Absence of Certain Changes or Events. (a) Except as publicly disclosed in the Bank of America Reports (as defined in Section 4.11) filed prior to the date of this Agreement, since December 31, 2002, no event or events have occurred that have had or are reasonably likely to have a Material Adverse Effect on Bank of America.

(b) Except as publicly disclosed in Bank of America Reports filed prior to the date of this Agreement, from December 31, 2002 through and including the date of this Agreement, Bank of America and the Bank of America Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings. (a) None of Bank of America or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Bank of America’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Bank of America or any of its Subsidiaries except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon Bank of America, any of its Subsidiaries or the assets of Bank of America or any of its Subsidiaries that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America or the Surviving Corporation.

4.10 Taxes and Tax Returns. Each of Bank of America and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America. The federal income Tax returns of Bank of America and its Subsidiaries have been examined by the IRS for all years to and including 1999 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Bank of America or any of its Subsidiaries for which Bank of America does not have adequate reserves. Neither Bank of America nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Bank of America and its Subsidiaries). Within the past five years, neither Bank of America nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Bank of America or any of its Subsidiaries under any contract, plan, program or arrangement or understanding would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank of America.

4.11 SEC Reports. Bank of America has previously made available to FleetBoston an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive Joint Proxy Statement filed since January 1, 2000 by Bank of America with the SEC pursuant to the Securities Act or the Exchange Act (the “Bank of America Reports”) and prior to the date of this Agreement and (b) communication mailed by Bank of America to its stockholders since January 1, 2000 and prior to the date of this Agreement, and no such Bank of America Report or communication, as of the date of such Bank of America Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2000, as of their respective dates, all Bank of America Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.12 Compliance with Applicable Law. (a) Bank of America and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Bank of America or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on Bank of America.

(b) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America, Bank of America and each Bank of America Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Bank of America, any Bank of America Subsidiary, or any director, officer or employee of Bank of America or of any Bank of America Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.13 Agreements with Regulatory Agencies. Neither Bank of America nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2000, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2000, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each, whether or not set forth in the Bank of America Disclosure Schedule, a “Bank of America Regulatory Agreement”), nor has Bank of America or any of its Subsidiaries been advised since January 1, 2000, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Bank of America Regulatory Agreement.

4.14 Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America, (1) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Bank of America or for the account of a customer of Bank of America or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Bank of America or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (2) each of its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (3) to Bank of America’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Bank of America included in the Bank of America 10-Q (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2003, since such date, neither Bank of America nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Bank of America.

4.16 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Bank of America of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Bank of America, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America. To the knowledge of Bank of America, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bank of America. Bank of America is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Bank of America.

4.17 State Takeover Laws. The Board of Directors of Bank of America has approved this Agreement and the Bank of America Stock Option Agreement and the transactions contemplated hereby and thereby as required to render inapplicable to such agreements and transactions Section 203 of the DGCL and, to the knowledge of Bank of America, any Takeover Statutes.

4.18 Reorganization. As of the date of this Agreement, Bank of America is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.19 Opinions. Prior to the execution of this Agreement, Bank of America has received an opinion from Goldman, Sachs & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to Bank of America from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20 Bank of America Information. The information relating to Bank of America and its Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4, or the information relating to Bank of America and its Subsidiaries that is provided by Bank of America or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to FleetBoston or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder in all material respects. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder in all material respects.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the FleetBoston Disclosure Schedule and the Bank of America Disclosure Schedule), each of FleetBoston and Bank of America shall, and shall cause each of its respective Subsidiaries to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that would adversely affect or materially delay the ability of either FleetBoston or Bank of America to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 FleetBoston Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the FleetBoston Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, FleetBoston shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Bank of America (which consent shall not be unreasonably withheld):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of FleetBoston or any of its wholly-owned Subsidiaries to FleetBoston or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.35 per share of FleetBoston Common Stock, subject to Section 6.11, (B) dividends paid by any of the Subsidiaries of FleetBoston to FleetBoston or to any of its wholly-owned Subsidiaries, (C) dividends paid on FleetBoston Preferred Stock outstanding on the date hereof in accordance with the certificate of designation for such FleetBoston Preferred Stock, and (D) the acceptance of shares of FleetBoston Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of FleetBoston Stock Options, FleetBoston SARs or the vesting of restricted stock or other FleetBoston Stock-Based Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the FleetBoston Rights Agreement or any renewal or replacement thereof and (B) grants to newly-hired employees of FleetBoston made in the ordinary course of business consistent with past practice under the FleetBoston Stock Plans subject to the terms set forth on Schedule 5.2(b); or

(iv) issue any additional shares of capital stock except (A) pursuant to the exercise of FleetBoston Stock Options or FleetBoston SARs or the satisfaction of any FleetBoston Stock-Based Awards, in each case, outstanding as of the date of this Agreement or issued thereafter in compliance with this Agreement, (B) pursuant to the Convertible Note Agreement, (C) pursuant to the FleetBoston Stock Option Agreement, (D) pursuant to the FleetBoston Rights Agreement or any renewal or replacement thereof or (E) pursuant to the FleetBoston Stock Purchase Plans;

(c) (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an existing agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus other than customary year-end bonuses for fiscal 2003 determined in the ordinary course consistent with past practice or as required by an existing agreement, (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than in the ordinary course of business consistent with past practice or as required by applicable law or any existing agreement, or (v) except as required under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any FleetBoston Stock Options, FleetBoston SARs or other FleetBoston Stock-Based Awards;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to FleetBoston and its Subsidiaries, taken as a whole, to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any indebtedness that is material to FleetBoston and its Subsidiaries, taken as a whole, to any such person or any claims held by any such person that are material to FleetBoston and its Subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business that is material to FleetBoston and its Subsidiaries, taken as a whole, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to FleetBoston and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, provided that nothing contained in this Section 5.2(f) shall be deemed to limit FleetBoston’s ability to exercise its rights under the Bank of America Stock Option Agreement;

(g) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend its articles or certificate of incorporation or bylaws, or amend, or redeem the rights issued under, the FleetBoston Rights Agreement (except in connection with entering into the FleetBoston Stock Option Agreement), or otherwise take any action to exempt any person or entity (other than Bank of America or its Subsidiaries) or any action taken by any person or entity from the FleetBoston Rights Agreement or any Takeover Statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with Bank of America, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(k) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(l) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement; or

(n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Bank of America Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Bank of America shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FleetBoston (which consent shall not be unreasonably withheld), (i) amend, repeal or otherwise modify any provision of the Bank of America Articles or the Bank of America Bylaws, (ii) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (iii) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, (iv) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law or (v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) Bank of America and FleetBoston shall promptly prepare and file with the SEC the Joint Proxy Statement and Bank of America shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Bank of America and FleetBoston shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and FleetBoston and Bank of America shall thereafter mail or deliver the Joint Proxy Statement to its respective shareholders. Bank of America shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FleetBoston shall furnish all information concerning FleetBoston and the holders of FleetBoston Capital Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. FleetBoston and Bank of America shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FleetBoston or Bank of America, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c) Each of Bank of America and FleetBoston shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Bank of America, FleetBoston or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Bank of America and FleetBoston shall promptly advise the other upon receiving any communication from any Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of FleetBoston and Bank of America shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Neither FleetBoston nor Bank of America nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of October 23, 2003 (the “Confidentiality Agreement”). Nothing in this Agreement shall prohibit the disclosure of the tax treatment and tax structure, as those terms are used in Treasury Regulation Section 1.6011-4, of the transactions contemplated by this Agreement (but no other details about the matters covered by this Agreement, including without limitation the identities of the parties) from and after the date of the public announcement by the parties of this Agreement and the Merger.

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 Shareholder Approvals. Each of FleetBoston and Bank of America shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of FleetBoston and Bank of America shall use its reasonable best efforts to obtain from its respective shareholders the shareholder vote in favor of the approval and adoption of this Agreement required to consummate the transactions contemplated by this Agreement.

6.4 Legal Conditions to Merger. Each of Bank of America and FleetBoston shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by FleetBoston or Bank of America or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Affiliates. FleetBoston shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of FleetBoston to deliver to the other, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the FleetBoston shareholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit C.

6.6 NYSE Listing. Bank of America shall cause the shares of Bank of America Common Stock and the Bank of America Mirror Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.7 Employee Matters. (a) From the Effective Time through December 31, 2004 or such later date to the extent December 31, 2004 is not practicable based on the occurrence of the Effective Time (such date being referred to herein as the “Benefits Transition Date”), Bank of America shall provide the employees of FleetBoston and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements provided by FleetBoston or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, Bank of America shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements that are equivalent to those provided to similarly situated employees of Bank of America and its Subsidiaries. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, a Covered Employee who is terminated during the period commencing at the Effective Time and ending on the second anniversary thereof shall be entitled to receive the severance payments and benefits under the applicable FleetBoston severance plan or policy as in effect immediately prior to the Effective Time (without amendment during such two year period following the Effective Time).

(b) From and after the Effective Time, Bank of America shall (i) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan except as otherwise provided in this Section 6.7(b)), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Bank of America or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with FleetBoston or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Bank of America or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee’s current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Bank of America or any of its Subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Bank of America or any of its Subsidiaries). For purposes of any cash balance pension plan maintained or contributed to by Bank of America or any of its Subsidiaries in which Covered Employees become eligible to participate following the Effective Time (excluding the cash balance pension plans maintained or sponsored by FleetBoston immediately prior to the Effective Time), the Covered Employees’ level of benefit accruals under any such plans (for periods of service following the date on which the Covered Employees commence participation in such plans) shall be determined based on the Covered Employees’ credited service prior to the Effective Time (as recognized for the same purpose by FleetBoston for purposes of the cash balance pension plans maintained or sponsored by FleetBoston immediately prior to the Effective Time) and with the Surviving Corporation following the Effective Time.

(c) From and after the Effective Time, Bank of America shall honor all accrued and vested benefit obligations to and contractual rights of current and former employees of FleetBoston and its Subsidiaries under the FleetBoston Benefit Plans. Bank of America agrees to take all action necessary to effectuate and satisfy the agreements and obligations set forth in Section 6.7(c) of the FleetBoston Disclosure Schedule.

(d) Concurrently with the execution of this Agreement, Bank of America is entering into employment agreements with each of the FleetBoston employees whose names are set forth in Section 6.7(d) of the FleetBoston Disclosure Schedule.

6.8 Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of

FleetBoston or any of its Subsidiaries or who is or was serving at the request of FleetBoston or any of its Subsidiaries as a director, officer, employee or agent of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FleetBoston or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, Bank of America shall indemnify and hold harmless, as and to the fullest extent provided by applicable law, the FleetBoston Certificate, the FleetBoston Bylaws and any agreement set forth in Section 6.8 of the FleetBoston Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party as provided by the FleetBoston Certificate, the FleetBoston Bylaws and any agreement set forth in Section 6.8 of the FleetBoston Disclosure Schedule), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b) Bank of America shall use its reasonable best efforts to cause the individuals serving as officers and directors of FleetBoston or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by FleetBoston (provided that Bank of America may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.

(c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Bank of America, on the one hand, and a Subsidiary of FleetBoston, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Bank of America.

6.10 Advice of Changes. Each of Bank of America and FleetBoston shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VI to be satisfied.

6.11 Dividends. After the date of this Agreement, each of Bank of America and FleetBoston shall coordinate with the other the declaration of any dividends in respect of Bank of America Common Stock and FleetBoston Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of FleetBoston Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of FleetBoston Common Stock and any shares of Bank of America Common Stock any such holder receives in exchange therefor in the Merger.

6.12 Exemption from Liability Under Section 16(b). Bank of America and FleetBoston agree that, in order to most effectively compensate and retain FleetBoston Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that FleetBoston Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of FleetBoston Common Stock and FleetBoston Stock Options into shares of Bank of America Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12. Assuming that FleetBoston delivers to Bank of America the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Bank of America, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by FleetBoston Insiders of Bank of America Common Stock in exchange for shares of FleetBoston Common Stock, and of options on Bank of America Common Stock upon conversion of options on FleetBoston Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding FleetBoston Insiders, the number of shares of FleetBoston Common Stock held by each such FleetBoston Insider and expected to be exchanged for Bank of America Common Stock in the Merger, and the number and description of the options on FleetBoston Common Stock held by each such FleetBoston Insider and expected to be converted into options on Bank of America Common Stock in connection with the Merger; provided that the requirement for a description of any FleetBoston Stock Options shall be deemed to be satisfied if copies of all FleetBoston Stock Plans, and forms of agreements evidencing grants thereunder, under which such FleetBoston Stock Options have been granted, have been made available to Bank of America. “FleetBoston Insiders” shall mean those officers and directors of FleetBoston who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.13 No Solicitation.

(a) None of FleetBoston, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of FleetBoston or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving FleetBoston or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of FleetBoston shall be permitted, prior to the meeting of FleetBoston shareholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.13 and to first entering into a confidentiality agreement with the person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to FleetBoston than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Acquisition Proposal received by FleetBoston that the Board of Directors of FleetBoston, if and only to the extent that the Board of Directors of FleetBoston reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) other than Bank of America or its affiliates, directly or indirectly, acquires or would acquire more than 25 percent of the outstanding shares of FleetBoston Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from FleetBoston or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving FleetBoston (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Bank of America or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of FleetBoston and securities of the entity surviving any merger or business combination including any of FleetBoston’s Subsidiaries) of FleetBoston, or any of its subsidiaries representing more than 25 percent of the fair market value of all the assets, net revenues or net income of FleetBoston and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving FleetBoston or any of its subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of FleetBoston Common Stock immediately prior to such transaction do not, in the aggregate, own at least 75 percent of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of FleetBoston Common Stock immediately prior to the consummation thereof.

(b) FleetBoston shall notify Bank of America promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to FleetBoston or any of its Subsidiaries or for access to the properties, books or records of FleetBoston or any Subsidiary by any Person or entity that informs the Board of Directors of FleetBoston or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Bank of America shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of FleetBoston or any Subsidiary, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. FleetBoston shall keep Bank of America fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. FleetBoston shall also promptly, and in any event within 24 hours, notify Bank of America, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.13(a).

(c) Nothing contained in this Section 6.13 shall prohibit FleetBoston or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

(d) FleetBoston and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Bank of America) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Bank of America who have been furnished confidential information regarding FleetBoston in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. FleetBoston agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which FleetBoston or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

(e) FleetBoston shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of FleetBoston or its Subsidiaries are aware of the restrictions described in this Section 6.13 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.13 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of FleetBoston or its Subsidiaries, at the direction or with the consent of FleetBoston or its Subsidiaries, shall be deemed to be a breach of this Section 6.13 by FleetBoston.

6.14 Restructuring Efforts. If either Bank of America or FleetBoston shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its shareholders) and to resubmit the transaction to their respective shareholders for approval.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of FleetBoston Common Stock entitled to vote thereon and by the requisite affirmative vote of the holders of Bank of America Common Stock entitled to vote thereon.

(b) NYSE Listing. The shares of Bank of America Common Stock and Bank of America Mirror Preferred Stock to be issued to the holders of FleetBoston Capital Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”).

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Bank of America. The obligation of Bank of America to effect the Merger is also subject to the satisfaction, or waiver by Bank of America, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of FleetBoston set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Bank of America shall have received a certificate signed on behalf of FleetBoston by the Chief Executive Officer or the Chief Financial Officer of FleetBoston to the foregoing effect.

(b) Performance of Obligations of FleetBoston. FleetBoston shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Bank of America shall have received a certificate signed on behalf of FleetBoston by the Chief Executive Officer or the Chief Financial Officer of FleetBoston to such effect.

(c) Federal Tax Opinion. Bank of America shall have received the opinion of its counsel, Cleary, Gottlieb, Steen & Hamilton, in form and substance reasonably satisfactory to Bank of America, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FleetBoston and Bank of America, reasonably satisfactory in form and substance to it.

7.3 Conditions to Obligations of FleetBoston. The obligation of FleetBoston to effect the Merger is also subject to the satisfaction or waiver by FleetBoston at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Bank of America set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and FleetBoston shall have received a certificate signed on behalf of Bank of America by the Chief Executive Officer or the Chief Financial Officer of Bank of America to the foregoing effect.

(b) Performance of Obligations of Bank of America. Bank of America shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FleetBoston shall have received a certificate signed on behalf of Bank of America by the Chief Executive Officer or the Chief Financial Officer of Bank of America to such effect.

(c) Federal Tax Opinion. FleetBoston shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to FleetBoston, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of FleetBoston and Bank of America, reasonably satisfactory in form and substance to it.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FleetBoston or Bank of America:

(a) by mutual consent of FleetBoston and Bank of America in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b) by either the Board of Directors of FleetBoston or the Board of Directors of Bank of America if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either the Board of Directors of FleetBoston or the Board of Directors of Bank of America if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either the Board of Directors of Bank of America or the Board of Directors of FleetBoston if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of FleetBoston, in the case of a termination by Bank of America, or Bank of America, in the case of a termination by FleetBoston, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period; or

(e) by either Bank of America or FleetBoston, if its Board of Directors determines in good faith by a majority vote that the other party has substantially engaged in bad faith in breach of its obligations under Section 6.14 of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement by either FleetBoston or Bank of America as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of FleetBoston, Bank of America, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 9.3, 9.4, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither FleetBoston nor Bank of America shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. Notwithstanding the foregoing, in the event of any termination of this Agreement, the Stock Option Agreements shall remain in full force and effect in accordance with their respective terms.

8.3 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of FleetBoston or Bank of America; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of FleetBoston and Bank of America, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of FleetBoston Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of FleetBoston and Bank of America, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the holders of FleetBoston Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Standard. No representation or warranty of FleetBoston contained in Article III or of Bank of America contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of FleetBoston, or Article IV, in the case of Bank of America, has had or would be reasonably likely to have a Material Adverse Effect with respect to FleetBoston or Bank of America, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2(a), in the case of FleetBoston, and Section 4.2(a), in the case of Bank of America, shall be deemed untrue and incorrect if not true and correct in all material respects.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time. After the Effective Time, the provisions of Section 1.11(a) may be amended by a vote of 75% of the Board of Directors of the Surviving Corporation. The provisions of Section 1.11(b) shall be subject to the continuing interpretation of the Board of Directors of the Surviving Corporation, which shall have the sole authority for interpreting such provisions consistent with the purposes reflected therein.

9.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by FleetBoston and Bank of America.

9.5 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to FleetBoston, to:

FleetBoston Financial Corporation

100 Federal Street, 26th Floor

MA DE 10026A

Boston, Massachusetts 02110

Attention: General Counsel

Facsimile: (617) 434-6525

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy, Esq.

Facsimile: (212) 403-2000

and

(b) if to Bank of America, to:

Bank of America Corporation

100 South Tryon Street

NC1-002-29-01

Charlotte, North Carolina 28255

Attention: General Counsel

Facsimile: (704) 370-3515

with a copy to:

Cleary, Gottlieb, Steen & Hamilton

2000 Pennsylvania Avenue, NW

Washington, D.C. 20006-1801

Attention: John C. Murphy, Jr., Esq.

Facsimile: (202) 974-1999

9.6 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The FleetBoston Disclosure Schedule and the Bank of America Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement and the Stock Option Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement and the Stock Option Agreements.

9.9 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles.

9.10 Publicity. Neither FleetBoston nor Bank of America shall, and neither FleetBoston nor Bank of America shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Bank of America, in the case of a proposed announcement or statement by FleetBoston, or FleetBoston, in the case of a proposed announcement or statement by Bank of America; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NYSE.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, FleetBoston and Bank of America have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FLEETBOSTON FINANCIAL CORPORATION

By: /s/ Charles K. Gifford

Name: Charles K. Gifford

Title: Chairman and Chief Executive Officer

BANK OF AMERICA CORPORATION

By: /s/ Kenneth D. Lewis

Name: Kenneth D. Lewis

Title: Chairman, President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit C

Form of Affiliate Letter

Bank of America Corporation

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of FleetBoston Financial Corporation, a Rhode Island corporation (“FleetBoston”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of October 27, 2003 (the “Merger Agreement”), by and between Bank of America Corporation, a Delaware corporation (“Bank of America”), and FleetBoston, FleetBoston shall be merged with and into Bank of America (the “Merger”) and each share of the common stock, par value $0.01 per share, of FleetBoston (“FleetBoston Common Stock”) shall be converted into the right to receive 0.5553 of a share of common stock, par value $0.01 per share, of Bank of America (“Bank of America Common Stock”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Bank of America that in the event I receive any Bank of America Common Stock as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of Bank of America Common Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Bank of America Common Stock to the extent I believed necessary with my counsel or counsel for FleetBoston.

(c) I have been advised that the issuance of Bank of America Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of FleetBoston I may be deemed to have been an affiliate of FleetBoston and the distribution by me of Bank of America Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Bank of America Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Bank of America, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that Bank of America is under no obligation to register the sale, transfer or other disposition of Bank of America Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to Bank of America’s transfer agents with respect to Bank of America Common Stock and that there will be placed on the certificates for Bank of America Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my Bank of America Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Bank of America reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Bank of America’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Bank of America (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bank of America, or other evidence reasonably satisfactory to Bank of America, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of FleetBoston as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:

Name:

Accepted this [                ] day of

[                ], 2003

Bank of America Corporation

By:

Name:
Title:

Appendix B

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO

CERTAIN PROVISIONS CONTAINED HEREIN AND TO

RESALE RESTRICTIONS UNDER THE

SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT, dated October 27, 2003, between FleetBoston Financial Corporation, a Rhode Island corporation (“Issuer”), and Bank of America Corporation, a Delaware corporation (“Grantee”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which agreement has been executed by the parties hereto in connection with this Stock Option Agreement (the “Agreement”); and

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 209,496,275 fully paid and nonassessable shares of Issuer’s Common Stock, par value $0.01 per share (“Common Stock”), at a price of $31.80 per share (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

(b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following such Subsequent Triggering Event. Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term “Holder” shall mean the holder or holders of the Option.

(b) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition

Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

(ii) Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

(vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(c) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date hereof:

(i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge (together, a “Triggering Event”), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the

Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the “Option Repurchase Price”) equal to the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation, share exchange or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer’s obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b) The following terms have the meanings indicated:

(A) “Acquiring Corporation” shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

(B) “Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(C) “Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

(D) “Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

(c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

(f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

9. (a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest

Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

10. The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

11. Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

12. Grantee hereby represents and warrants to Issuer that:

(a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board.

14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve

Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $1.8948 billion, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d) Grantee shall have rights substantially identical to those set forth in paragraphs (a),(b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as hereinafter defined) exceed $2.3685 billion and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $2.3685 billion after taking into account the foregoing actions.

(b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $2.3685 billion; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

(c) As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of Option Shares pursuant to Section 7, less (y) the Grantee’s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

(d) As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

BANK OF AMERICA CORPORATION (Grantee)

By:	/s/ Kenneth D. Lewis

Name: Kenneth D. Lewis
Title: Chairman, President and Chief Executive Officer

FLEETBOSTON FINANCIAL CORPORATION (Issuer)

By:	/s/ Charles K. Gifford

Name: Charles K. Gifford
Title: Chairman and Chief Executive Officer

Signature Page to FleetBoston Stock Option Agreement

Appendix C

THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO

CERTAIN PROVISIONS CONTAINED HEREIN AND TO

RESALE RESTRICTIONS UNDER THE

SECURITIES ACT OF 1933, AS AMENDED

STOCK OPTION AGREEMENT, dated October 27, 2003, between Bank of America Corporation, a Delaware corporation (“Issuer”), and FleetBoston Financial Corporation, a Rhode Island corporation (“Grantee”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which agreement has been executed by the parties hereto in connection with this Stock Option Agreement (the “Agreement”); and

WHEREAS, as a condition to Grantee’s entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the “Option”) to purchase, subject to the terms hereof, up to 297,374,945 fully paid and nonassessable shares of Issuer’s Common Stock, par value $0.01 per share (“Common Stock”), at a price of $81.86 per share (the “Option Price”); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer’s issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

(b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within 180 days following such Subsequent Triggering Event. Each of the following shall be an “Exercise Termination Event”: (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 18 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 8.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term “Holder” shall mean the holder or holders of the Option.

(b) The term “Initial Triggering Event” shall mean any of the following events or transactions occurring after the date hereof:

(i) Issuer or any of its Subsidiaries (each an “Issuer Subsidiary”), without having received Grantee’s prior written consent, shall have entered into an agreement to engage in an Acquisition

Transaction (as hereinafter defined) with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a “Grantee Subsidiary”) or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, “Acquisition Transaction” shall mean (w) a merger, consolidation or share exchange, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”)) of Issuer, (x) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer, or (z) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement; and, provided further, that in no event shall any merger, consolidation, share exchange or similar transaction in which the shareholders of B, as such, shall in the aggregate own at least 60% of the voting common shares (or equivalents) of the surviving or acquiring entity immediately following the consummation of such transaction be deemed to be an Acquisition Transaction;

(ii) Issuer or any Issuer Subsidiary, without having received Grantee’s prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intention to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

(iii) Any person other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

(iv) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

(v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

(vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

(c) The term “Subsequent Triggering Event” shall mean either of the following events or transactions occurring after the date hereof:

(i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding Common Stock; or

(ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (y) shall be 20%.

(d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has knowledge (together, a “Triggering Event”), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

(e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the “Notice Date”) specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the “Closing Date”); provided that if prior notification to or approval of the Federal Reserve Board or any other regulatory agency is required in connection with such purchase, the Holder shall as soon as reasonably practicable file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

(f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

(g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

(h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

“The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.”

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the “1933 Act”), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

(i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the “BHCA”), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any state or other regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such other regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms “Agreement” and “Option” as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer’s obligations hereunder.

6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 180 days of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option (“Option Shares”) in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder’s Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

7. (a) Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the “Option Repurchase Price”) equal to the number of shares for which this Option may then be exercised multiplied by the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, and (ii) at the request of the owner of Option Shares from time to time (the “Owner”), delivered within 90 days of such occurrence (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the “Option Share Repurchase Price”) equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term “Market/Offer Price” shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer’s assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to the Issuer.

(b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. Within the latter to occur of (x) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (y) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof, if any, that Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices, in each case as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

(d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation, share exchange or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer’s obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the “Substitute Option”), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

(b) The following terms have the meanings indicated:

(A) “Acquiring Corporation” shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer’s assets.

(B) “Substitute Common Stock” shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

(C) “Assigned Value” shall mean the Market/Offer Price, as defined in Section 7.

(D) “Average Price” shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

(c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

(d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

(e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the “Substitute Option Issuer”) shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

(f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

9. (a) At the request of the holder of the Substitute Option (the “Substitute Option Holder”), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the “Substitute Option Repurchase Price”) equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the “Substitute Share Owner”) of shares of Substitute Common Stock (the “Substitute Shares”), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the “Substitute Share Repurchase Price”) equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term “Highest Closing Price” shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

(b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

(c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to obtain all required regulatory and legal approvals, in each case as promptly as practicable, in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

10. The 90-day or 180-day periods for exercise of certain rights under Sections 2, 6, 7 and 13 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

11. Issuer hereby represents and warrants to Grantee as follows:

(a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this

Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

(b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

(c) Issuer has taken all action (including if required redeeming all of the Rights or amending or terminating the Rights Agreement) so that the entering into of this Option Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the Rights to be exercised, distributed or triggered.

12. Grantee hereby represents and warrants to Issuer that:

(a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

(b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 180 days following such Subsequent Triggering Event (or such later period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board approves an application by Grantee under the BHCA to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee’s behalf, or (iv) any other manner approved by the Federal Reserve Board.

14. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the New York Stock Exchange upon official notice of issuance and applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

15. (a) Grantee may, at any time during which Issuer would be required to repurchase the Option or any Option Shares pursuant to Section 7 upon proper request or notice, surrender the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender

Price (as defined below); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The “Surrender Price” shall be equal to (i) $1.8948 billion, plus (ii) if applicable, the aggregate purchase price previously paid pursuant hereto by Grantee with respect to any Option Shares, minus (iii) if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms’ length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party not affiliated with Grantee, over (2) the aggregate purchase price previously paid pursuant hereto by Grantee with respect to such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms’ length sale of a portion of the Option to any party not affiliated with Grantee.

(b) Grantee may exercise its right to surrender the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to surrender the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

(c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that Issuer is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

(d) Grantee shall have rights substantially identical to those set forth in paragraphs (a),(b) and (c) of this Section 15 with respect to the Substitute Option and the Substitute Option Issuer during any period in which the Substitute Option Issuer would be required to repurchase the Substitute Option pursuant to Section 9.

16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee’s Total Profit (as hereinafter defined) exceed $2.3685 billion and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination thereof, so that Grantee’s actually realized Total Profit shall not exceed $2.3685 billion after taking into account the foregoing actions.

(b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $2.3685 billion; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

(c) As used herein, the term “Total Profit” shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer’s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer’s repurchase of

Option Shares pursuant to Section 7, less (y) the Grantee’s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee’s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

(d) As used herein, the term “Notional Total Profit” with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof (except to the extent that mandatory provisions of federal or state law apply).

21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

BANK OF AMERICA CORPORATION

(Issuer)

By:	/s/ Kenneth D. Lewis

Name: Kenneth D. Lewis Title: Chairman, President and Chief Executive Officer

FLEETBOSTON FINANCIAL CORPORATION

    (Grantee)

By:	/s/ Charles K. Gifford

Name: Charles K. Gifford Title: Chairman and Chief Executive Officer

Signature Page to Bank of America Stock Option Agreement

Appendix D

Opinion of Goldman, Sachs & Co.

PERSONAL AND CONFIDENTIAL

October 27, 2003

Board of Directors

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Bank of America Corporation (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.5553 shares of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company to be issued in respect of each share of common stock, par value $0.01 per share (the “FleetBoston Common Stock”), of FleetBoston Financial Corporation (“FleetBoston”) pursuant to the Agreement and Plan of Merger, dated as of October 27, 2003 (the “Agreement”), between the Company and FleetBoston.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which fees are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We also have provided certain investment banking services to the Company from time to time, including having acted as co-manager on several note and capital securities offerings, having acted as manager of a public offering of Company Common Stock in November 2001, and having acted as financial advisor in connection with the restructuring of the Company’s Equicredit home equity business in April 2002, and we also participate in certain joint ventures from time to time with respect to certain investment arrangements. We also have provided certain investment banking services to FleetBoston from time to time, including having acted as co-manager or lead-manager on several note and capital securities offerings, and having acted as financial advisor to FleetBoston in connection with the acquisitions of Summit Bancorp in March 2001 and Liberty Financial Companies in November 2001, and we participate in a joint venture with FleetBoston with respect to certain loan arrangements. We also may provide investment banking services to the Company or FleetBoston in the future. In connection with the above-described investment banking services, we have received, and may receive, compensation. In addition, Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of their trading, investment management, financing and brokerage activities, Goldman, Sachs & Co. and its affiliates may actively trade the debt and equity securities of the Company and FleetBoston (or related derivative securities) for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and FleetBoston for the five fiscal years ended December 31, 2002; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and FleetBoston; certain other communications from the Company and FleetBoston to their respective

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stockholders; certain First Call research analyst estimates for each of the Company and FleetBoston approved for use in connection with this opinion by the management of the Company; certain internal financial analyses and forecasts for the Company prepared by its management; certain internal financial analyses and forecasts for FleetBoston prepared by its management; and certain financial analyses and forecasts for the combined company on a pro forma basis prepared by management of the Company, including certain cost savings and operating synergies projected by the management of the Company to result from the Transaction. We also have held discussions with members of the senior managements of the Company and FleetBoston regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and FleetBoston. In addition, we have reviewed the reported price and trading activity for the shares of FleetBoston Common Stock and the shares of the Company Common Stock, compared certain financial and stock market information for the Company and FleetBoston with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the forecasts reviewed by us have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and FleetBoston, as the case may be. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or FleetBoston or on the expected benefits of the Transaction in any way material to our analysis. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or FleetBoston or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address the underlying business decision of the Company to engage in the Transaction. In addition, we are not expressing any opinion herein as to the prices at which shares of Company Common Stock or FleetBoston Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

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Appendix E

Opinion of Morgan Stanley & Co. Incorporated

Board of Directors FleetBoston Financial 100 Federal Street Boston, MA 02110	October 26, 2003

Members of the Board:

We understand that FleetBoston Financial (“FleetBoston”) and Bank of America Corporation (“Bank of America”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 26, 2003 (the “Merger Agreement”), which provides, among other things, for the merger of FleetBoston with and into Bank of America (the “Merger”). Pursuant to the Merger, the separate corporate existence of FleetBoston shall cease and each outstanding share of common stock, par value $.01 per share, of FleetBoston (the “FleetBoston Common Stock”), other than shares held in treasury or held by Bank of America (except for shares held in a fiduciary or agency capacity owned by third parties or held in respect of previously contracted debt), will be converted into 0.5553 shares (the “Exchange Ratio”) of common stock, par value $.01 per share, of Bank of America (the “Bank of America Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of FleetBoston Common Stock.

For purposes of the opinion set forth herein, we have:

i. reviewed certain publicly available financial statements and other information of FleetBoston and Bank of America, respectively;

ii. reviewed certain internal financial statements and other financial and operating data concerning FleetBoston and Bank of America prepared by the managements of FleetBoston and Bank of America, respectively, including among other things, limited financial forecasts and profit plans for each company;

iii. discussed the past and current operations and financial condition and the prospects of FleetBoston and Bank of America, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of FleetBoston and Bank of America, respectively;

iv. reviewed the pro forma impact of the Merger on Bank of America’s earnings per share, consolidated capitalization and financial ratios;

v. reviewed the reported prices and trading activity of FleetBoston Common Stock and Bank of America Common Stock;

vi. compared the financial performance of FleetBoston and Bank of America and the prices and trading activity of the FleetBoston Common Stock and the Bank of America Common Stock with that of certain other comparable publicly-traded companies and their securities;

vii. reviewed the financial terms, to the extent publicly available, of certain precedent transactions;

viii. participated in discussions among representatives of FleetBoston and Bank of America and their financial and legal advisors;

ix. reviewed the draft Merger Agreement and certain related documents; and

x. considered such other factors and performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, profit plans, information regarding certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and

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judgments of the future financial performance of FleetBoston and Bank of America. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities (including any hedge or derivative position) of FleetBoston and Bank of America, nor have we been furnished with any such appraisals, and we have not made any independent examination of the loan loss reserves or examined any individual loan credit files of FleetBoston or Bank of America. In addition, we have assumed that in connection with the receipt of all necessary government, regulatory or other consents and approvals for the Merger, no restrictions will be imposed that would have any adverse effect on FleetBoston or Bank of America or on the benefits expected to be derived from the Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of FleetBoston in connection with this transaction and will receive a fee for our services which is contingent upon the completion of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for FleetBoston and Bank of America and have received fees for the rendering of these services. In the ordinary course of our business, Morgan Stanley and its affiliates may from time to time trade in the securities or indebtedness of FleetBoston and Bank of America for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In addition, Morgan Stanley and its affiliates may from time to time act as a counterparty to either FleetBoston or Bank of America and have received compensation for such activities.

It is understood that this letter is for the information of the Board of Directors of FleetBoston and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by FleetBoston in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any matter address the prices at which the Bank of America Common Stock will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as how the shareholders of the FleetBoston should vote at the shareholders’ meeting held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of FleetBoston Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ JONATHAN M. PRUZAN

Jonathan M. Pruzan Managing Director

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Appendix F

BUSINESS CORPORATION ACT OF RHODE ISLAND

TITLE 7. CORPORATIONS, ASSOCIATIONS AND PARTNERSHIPS

CHAPTER 1.1. RHODE ISLAND BUSINESS CORPORATION ACT

7-1.1-74 RIGHTS OF DISSENTING SHAREHOLDERS.

(a) Any shareholder electing to exercise the right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor of it, the shareholder may, within ten (10) days after the date on which the vote was taken, or if a corporation is to be merged without a vote of its shareholders into another corporation, any of its shareholders may, within fifteen (15) days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder’s shares. If the proposed corporate action is effected, the corporation shall pay to the shareholder, upon surrender of the certificate or certificates representing the shares, the fair value of the shares as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the ten (10) day period or the fifteen (15) day period, as the case may be, is bound by the terms of the proposed corporate action. Any shareholder making the demand is thereafter only entitled to payment as provided in this section and is not entitled to vote or to exercise any other rights of a shareholder.

(b) No demand may be withdrawn unless the corporation consents to it. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his or her shares ceases and his or her status as a shareholder is restored, without prejudice to any corporate proceedings taken during the interim.

(c) Within ten (10) days after the corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice of the action to each dissenting shareholder who has made demand as provided in these provisions, and shall make a written offer to each shareholder to pay for the shares at a specified price deemed by the corporation to be the fair value of the shares. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve (12) months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve (12) month period ended on the date of the balance sheet.

(d) If within thirty (30) days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment for the shares shall be made within ninety (90) days after the date on which the corporate action was effected, upon surrender of the certificate or certificates representing the shares. Upon payment of the agreed value, the dissenting shareholder ceases to have any interest in the shares.

(e) If within the period of thirty (30) days a dissenting shareholder and the corporation do not agree on the matter, then the corporation, within thirty (30) days after receipt of written request for the filing from any dissenting shareholder given within sixty (60) days after the date on which the corporate action was effected, shall, or at its election at any time within the period of sixty (60) days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying

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that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever they reside, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the power and authority that is specified in the order of their appointment or an amendment of the order. The judgment is payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing the shares. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

(f) The judgment shall include an allowance for interest at the rate of interest on judgments in civil actions from the date on which the vote was taken on the proposed corporate action to the date of payment.

(g) The costs and expenses of any proceeding shall be determined by the court and assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation has made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. The expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay for the shares, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding a sum that the court determines to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.

(h) Within twenty (20) days after demanding payment for his or her shares, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for notation on the certificate that the demand has been made. His or her failure to do so shall, at the option of the corporation, terminate his or her rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, directs otherwise. If shares represented by a certificate on which notation has been made are transferred, each new certificate issued for the shares shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by the transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value of the shares.

(i) Shares acquired by a corporation pursuant to payment of the agreed value for the shares or to payment of the judgment entered for the shares, as provided in this section, may be held and disposed of by the corporation as in the case of other treasury shares. However, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation otherwise provides.

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Appendix G

DELAWARE GENERAL CORPORATION LAW

TITLE 8

CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Bank of America Corporation

2003 Key Associate Stock Plan,

As Amended and Restated

Original Effective Date:  January 1, 2003

Amended and Restated Effective Date:  [            , 2004]

H-i

Bank of America Corporation

2003 Key Associate Stock Plan,

As Amended and Restated

Article 1.     Establishment, Duration and Purpose

1.1      Establishment and Duration of the Plan. The Company originally established this Plan effective as of January 1, 2003, and the Plan as originally established was approved by the Company’s stockholders. The Plan has been amended and restated effective             , 2004 in connection with the merger with FleetBoston Financial Corporation in order to (i) authorize the issuance of additional Shares under the Plan, (ii) modify the permitted mix of Option and non-Option awards under the Plan, (iii) extend the term of the Plan by one year and (iv) make certain other design changes consistent with changes in the economic and business environment since the Plan was originally adopted. The amendment and restatement of the Plan is subject to stockholder approval. The Plan as amended and restated shall remain in effect until the earlier (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Article 14 or (iii) the close of business on December 31, 2008.

1.2    Purpose of the Plan. The Company believes that the compensation of its Key Associates should be significantly linked to the Company’s business performance in order to enhance the long-term success and value of the Company. The Plan serves this compensation philosophy by providing a source of stock-based Awards for Key Associates that are intended to further motivate Key Associates to increase the value of the Company’s common stock, thereby linking the personal interests of the Key Associates with those of the Company’s stockholders. Terms and conditions placed on Awards further encourage the long-term retention of Key Associates. The Plan also provides the Company with a means to better attract and recruit Key Associates of outstanding ability who will further enhance the long-term success and value of the Company through their services.

Article 2.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.

“Award Agreement” means an agreement between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:

(a)    The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of either:

(i)    The then-outstanding Shares (the “Outstanding Shares”); or

(ii)    The combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Voting Securities”);

provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a):    (A) any acquisition directly from the Company, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b)  Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a Director subsequent to the Effective Date and whose election, or whose nomination for election by the Company’s stockholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Directors then comprising the Incumbent Board or (ii) recommended by a corporate governance committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c)  Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d)  Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

“Committee” means the Compensation Committee of the Board of Directors; provided, however, that (i) with respect to Awards to any Key Associates who are Insiders, Committee means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act, and (ii) with respect to Awards to any Key Associates who are Named Executive Officers intended to comply with the Performance-Based Exception, Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code. Committee may also mean any individual or committee of individuals (who need not be Directors) that the Compensation Committee may appoint from time to time to administer the Plan with respect to Awards to Key Associates who are not Insiders or Named Executive Officers, in accordance with and subject to the requirements of Section 3.2.

“Company” means Bank of America Corporation, a Delaware corporation, and any successor as provided in Article 17 herein.

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” with respect to a Participant, means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed.

“Earnings Per Share” means “earnings per common share” of the Company based on all earnings (either diluted or without regard to dilution, as selected by the Committee) determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Effective Date” means January 1, 2003.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” of a Share on any date means the closing price of a Share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no Shares were publicly traded on that day, the immediately preceding day that Shares were so traded) published in The Wall Street Journal (Eastern Edition) or in any other publication selected by the Committee; provided, however, that if the Shares are misquoted or omitted by the selected publication(s), the Committee shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.

“Incentive Stock Option” or “ISO” means an option to purchase Shares granted to a Key Associate under Article 6 herein, and designated as an Incentive Stock Option which is intended to meet the requirements of Section 422 of the Code.

“Insider” shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act and the rules thereunder.

“Key Associate” means an employee of the Company or any Subsidiary, including an officer of the Company or a Subsidiary, in a managerial or other important position who, by virtue of such employee’s ability, qualifications and performance, has made, or is expected to make, important contributions to the Company or its Subsidiaries, all as determined by the Committee in its discretion.

“Named Executive Officer” means, for a calendar year, a Participant who is one of the group of “covered employees” for such calendar year within the meaning of Code Section 162(m) or any successor statute.

“Net Income” means “net income” of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted to a Key Associate under Article 6 herein, and which is not intended to meet the requirements of Code Section 422.

“Operating Earnings Per Share” means “earnings per common share” of the Company based only on operating earnings (either diluted or without regard to dilution, as selected by the Committee) determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

“Participant” means a Key Associate, a former Key Associate or any permitted transferee under the Plan of a Key Associate or former Key Associate who has outstanding an Award granted under the Plan.

“Performance-Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or an Award of Restricted Stock Units is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares of Restricted Stock or the Restricted Stock Units are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d).

“Plan” means the incentive compensation plan set forth herein known as the “Bank of America Corporation 2003 Key Associate Stock Plan,” as the same may be amended from time to time.

“Prior Plan” means the Bank of America Corporation Key Employee Stock Plan, as amended and restated effective September 24, 1998.

“Restricted Stock” means an Award of Shares, subject to a Period of Restriction, that is granted to a Key Associate under Article 8 herein.

“Restricted Stock Unit” means an Award, subject to a Period of Restriction, that is granted to a Key Associate under Article 8 herein and is settled either (i) by the delivery of one (1) Share for each Restricted Stock Unit or (ii) in cash in an amount equal to the Fair Market Value of one (1) Share for each Restricted Stock Unit, all as specified in the applicable Award Agreement. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a Share or the appropriate amount of cash, as applicable, at the end of the Period of Restriction (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.

“Return on Assets” means “return on average assets” of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Return on Equity” means “return on average common stockholders’ equity” of the Company determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Shareholder Value Added” means the “shareholder value added” performance measure of the Company for a year determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K for the year. In that regard, Shareholder Value Added for a year equals the cash basis operating earnings for the year less a charge for the use of capital for the year. For purposes of any Award intended to satisfy the Performance-Based Exception incorporating Shareholder Value Added as a performance criteria, the Committee shall approve the charge for the use of capital for use in determining Shareholder Value Added for the year within the time required under Code Section 162(m).

“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” or “SAR” means an Award designated as an SAR that is granted to a Key Associate under Article 7 herein.

“Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Committee as a Subsidiary for purposes of the Plan.

“Total Revenue” means the sum of (i) net interest income on a taxable equivalent basis of the Company and (ii) noninterest income of the Company, such amounts determined in accordance with generally accepted accounting principles that would be reported in the Company’s Annual Report to Stockholders or Annual Report on Form 10-K.

“Total Stockholder Return” means the percentage change of an initial investment in Shares over a specified period assuming reinvestment of all dividends during the period.

Article 3.    Administration

3.1    Authority of the Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Key Associates who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein), amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.2    Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Key Associates who are not Insiders or Named Executive Officers. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3.2, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.

3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

Article 4.     Shares Subject to the Plan

4.1     Number of Shares Available for Grants. Subject to the provisions of this Article 4, the aggregate number of Shares that may be issued to Participants pursuant to Awards granted under the Plan shall not exceed the sum of (A) one hundred million (100,000,000) Shares plus (B) the number of Shares available for awards under the Prior Plan as of December 31, 2002 plus (C) any Shares that were subject to an award under the Prior Plan which award is canceled, terminates, expires or lapses for any reason from and after the Effective Date plus (D) effective as of the consummation of the merger with FleetBoston Financial Corporation and subject to stockholder approval of this amended and restated Plan, fifty-one million (51,000,000) Shares.

4.2     Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4.1 above.

4.3    Shares Used to Pay Option Price and Withholding Taxes. If, in accordance with the terms of the Plan, a Participant pays the Option Price for an Option or satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price or used to satisfy such tax withholding requirements shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4.1 above.

4.4    Other Items Not Included. The following items shall not count against the aggregate number of Shares that may be issued under the Plan set forth in Section 4.1 above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Associates as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.

4.5    Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

(i)	in no event shall a Participant receive an Award or Awards during any one (1) calendar year covering in the aggregate more than two million (2,000,000) Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash);

(ii)	in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of twenty million (20,000,000) Shares;

(iii)	in no event shall there be granted from and after January 1, 2004 Shares of Restricted Stock or Restricted Stock Units covering more than an aggregate of:

(A)	twenty million (20,000,000) Shares, plus

(B)	the number of Shares covering any Award made under this subparagraph (iii) from and after January 1, 2004 that again become available for issuance (x) under Section 4.2 above because the Award is canceled, terminates, expires, or lapses for any reason or (y) under Section 4.3 above because the Shares are used to pay withholding taxes;

provided, however, that the limitation of this subparagraph (iii) shall not apply to any Award of Restricted Stock or Restricted Stock Units either (X) described in subparagraph (iv) below or (Y) which is earned solely on the basis of the achievement of performance goals; and

(iv)	of the total Shares available for issuance under the Plan, the sum of:

(A)	eighteen million (18,000,000) Shares, plus

(B)	the number of Shares covering any Award made under this subparagraph (iv) from and after January 1, 2004 that again become available for issuance (x) under Section 4.2 above because the Award is canceled, terminates, expires, or lapses for any reason or (y) under Section 4.3 above because the Shares are used to pay withholding taxes, are set aside to be available exclusively for awards of Restricted Stock or Restricted Stock Units from and after January 1, 2004 in lieu of a portion of annual incentive compensation under the Bank of America Corporation Equity Incentive Plan, the Bank of America Corporation Executive Incentive Compensation Plan or any similar annual incentive compensation program as determined by the Committee.

4.6    Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

4.7    Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.

Article 5.    Eligibility and Participation

5.1    Eligibility. Persons eligible to participate in this Plan are all Key Associates of the Company, as determined by the Committee, including Key Associates who are Directors, but excluding Directors who are not Key Associates.

5.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Key Associates those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3    Non-U.S. Associates. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Key Associates (if any) employed outside the United States are eligible to participate in the Plan, (ii) modify the terms and conditions of any Awards made to such Key Associates and (iii) establish subplans and modified Option exercise and other terms and procedures to the extent such actions may be necessary or advisable.

Article 6.    Stock Options

6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Key Associates in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or an NQSO whose grant is intended not to fall under Code Section 422.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

6.4    Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant.

6.6    Payment. Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

The Option Price due upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price unless such Shares had been acquired by the Participant on the open market), or (c) by a combination of (a) and (b).

As soon as practicable after notification of exercise and full payment, the Company shall deliver the Shares to the Participant in an appropriate amount based upon the number of Shares purchased under the Option(s).

Notwithstanding the foregoing, the Committee also may allow (i) cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (ii) exercises by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8    Termination of Employment. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an Option following the death of the Participant, the Award Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant’s executor or other legal representative.

6.9    Nontransferability of Options.

(a)    Incentive Stock Options. No ISO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant except to the extent otherwise permitted by applicable law.

(b)    Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

6.10    No Rights. A Participant granted an Option shall have no rights as a stockholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the Participant upon the due exercise of the Option.

6.11    No Repricing. Except for adjustments made pursuant to Section 4.6, the Option Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may any outstanding Option granted under the Plan be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price without approval of the Company’s stockholders.

Article 7.    Stock Appreciation Rights

7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Key Associates at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The grant price of an SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR.

7.2    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.3    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.4    Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.5    Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)    The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee or as otherwise provided in the applicable Award Agreement, the payment upon SAR exercise shall be in cash, in Shares of equivalent value, or in some combination thereof.

7.6     Other Restrictions. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act or for any other purpose deemed appropriate by the Committee.

7.7     Termination of Employment. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an SAR following the death of the Participant, the Award Agreement shall provide that such SAR shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the SAR or shall have died intestate, by the Participant’s executor or other legal representative.

7.8     Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

7.9     No Rights. A Participant granted an SAR shall have no rights as a stockholder of the Company with respect to the Shares covered by such SAR except to the extent that Shares are issued to the Participant upon the due exercise of the SAR.

Article 8.    Restricted Stock and Restricted Stock Units

8.1     Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to eligible Key Associates in such amounts as the Committee shall determine.

8.2     Restricted Stock Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3     Transferability. Except as provided in this Article 8, the Shares of Restricted Stock or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

8.4    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws.

The Company shall retain the Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.

8.5    Settlement of Restricted Stock Units. Any Restricted Stock Units that become payable in accordance with the terms and conditions of the applicable Award Agreement shall be settled in cash, Shares, or a combination of cash and Shares as determined by the Committee in its discretion or as otherwise provided for under the Award Agreement.

8.6    Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. There shall be no voting rights with respect to Restricted Stock Units.

8.7    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may receive regular cash dividends paid with respect to the underlying Shares while the Restricted Stock is held by the Company. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. The Committee, in its discretion, may also grant dividend equivalents rights with respect to earned but unpaid Restricted Stock Units as evidenced by the applicable Award Agreement.

8.8    Termination of Employment. Each Restricted Stock or Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares or Restricted Stock Units following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In amplification but not limitation of the foregoing, in the case of an award of Restricted Stock or Restricted Stock Units to a Named Executive Officer which is intended to qualify for the Performance-Based Exception, the Award Agreement may provide that such Restricted Stock or Restricted Stock Units may become payable in the event of a termination of employment by reason of death, Disability or Change in Control, regardless of whether the related performance goal has been previously attained.

8.9    Limitation on Vesting for Certain Awards. Notwithstanding any provision of the Plan to the contrary, an Award of Restricted Stock or Restricted Stock Units that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) shall not vest more quickly than ratably over the three (3) year period beginning on the first anniversary of the Award, except that the Award may vest sooner under any of the following circumstances as more specifically set forth in the applicable Award Agreement:  (i) the Participant’s death, (ii) the Participant’s Disability, (iii) the Participant’s “retirement” as defined in the Award Agreement consistent with the Company’s retirement policies and programs, (iv) a Participant’s termination of employment with the Company and its Subsidiaries due to workforce reduction, job elimination or divestiture as determined by the Committee, (v) a Change in Control consistent with the provisions of Article 13 hereof or (vi) in connection with establishing the terms and conditions of employment of a Key Associate necessary for the recruitment of the Key Associate or as the result of a business combination or acquisition by the Company or any of its Subsidiaries. The provisions of this Section 8.9 shall not apply to any Award of Restricted Stock or Restricted Stock Units that is made to a Key Associate as a portion of the Key Associate’s annual incentive compensation under the Company’s Equity Incentive Plan (or any similar plan or program as determined by the Committee applicable to any Key Associate, including any such program applicable to an Insider or Named Executive Officer).

Article 9.    Performance Measures

The performance measure(s) to be used for purposes of Awards to Named Executive Officers which are designed to qualify for the Performance-Based Exception shall be chosen from among the following alternatives:

•	Earnings Per Share;

•	Net Income;

•	Operating Earnings Per Share;

•	Return On Assets;

•	Return On Equity;

•	Shareholder Value Added;

•	Total Revenue;

•	Total Stockholder Return;

•	customer satisfaction (determined based on objective criteria approved by the Committee);

•	expense management;

•	operating margin;

•	operating leverage; or

•	cash flow.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Article 10.    Beneficiary Designation

Except as otherwise provided in an Award Agreement, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 11.    Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 12.    Rights of Key Associates

12.1    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.

12.2    Participation. No Key Associate shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13.    Change in Control

13.1    Treatment of Outstanding Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)    Any and all outstanding Options and SARs held by persons employed with the Company or any Subsidiary on the date of the Change in Control shall become immediately exercisable, and shall remain exercisable throughout their entire term;

(b)    Any restriction periods and restrictions imposed on outstanding Shares of Restricted Stock or Restricted Stock Units held by persons employed with the Company or any Subsidiary on the date of the Change in Control shall lapse;

(c)    If applicable, the target payout opportunities attainable under all outstanding Awards of Restricted Stock or Restricted Stock Units held by persons employed with the Company or any Subsidiary on the date of the Change in Control shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the Change in Control, and the vesting of all such Awards shall be accelerated as of the effective date of the Change in Control; and

(d)    Subject to Article 14 herein, the Committee shall have the authority to make any modifications to the Awards as determined by the Committee to be appropriate before the effective date of the Change in Control.

13.2    Limitation on Change-in-Control Benefits. It is the intention of the Company and the Participants to reduce the amounts payable or distributable to a Participant hereunder if the aggregate Net After Tax Receipts (as defined below) to the Participant would thereby be increased, as a result of the application of the excise tax provisions of Section 4999 of the Code. Accordingly, anything in this Plan to the contrary notwithstanding, in the event that the certified public accountants regularly employed by the Company immediately prior to any “change” described below (the “Accounting Firm”) shall determine that receipt of all Payments (as defined below) would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount” (as defined below). If the Accounting Firm determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount in accordance with the provisions of Section 13.2(b) below.

(a)    For purposes of this Section 13.2(a):

(i)    A “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant who is a “disqualified individual” within the meaning of Section 280G(c) of the Code and which is contingent on a “change” described in Section 280G(b)(2)(A)(i) of the Code with respect to the Company, whether paid or payable pursuant to this Plan or otherwise;

(ii)    “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 13.2);

(iii)    “Net After Tax Receipt” shall mean the Present Value of a Payment, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant’s Federal taxable income for the immediately preceding taxable year;

(iv)    “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and

(v)    “Reduced Amount” shall mean the smallest aggregate amount of Payments which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if all Payments were paid to or for the benefit of the Participant.

(b)    If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Committee shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect, in the Participant’s sole discretion, which and how much of the Payments, including without limitation Plan Payments, shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments is equal to the Reduced Amount), and shall advise the Committee in writing of such election within ten (10) days of the Participant’s receipt of notice. If no such election is made by the Participant within such ten (10) day period, the Committee may elect which of the Payments, including without limitation Plan Payments, shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments is equal to the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section 13.2 shall be binding upon the Company and the Participant and shall be made within sixty (60) days immediately following the event constituting the “change” referred to above. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan.

(c)    At the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes or (ii) the Participant is subject to the prohibition on personal loans under Section 402 of the Sarbanes-Oxley Act of 2002.

In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

13.3    Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.

Article 14.    Amendment, Modification, and Termination

14.1    Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that an amendment to the Plan may be conditioned on the approval of the stockholders of the Company if and to the extent the Board determines that stockholder approval is necessary or appropriate.

14.2    Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

14.3    Acceleration of Award Vesting; Waiver of Restrictions. Notwithstanding any provision of this Plan or any Award Agreement provision to the contrary, the Committee, in its sole and exclusive discretion, shall have the power at any time to (i) accelerate the vesting of any Award granted under the Plan, including, without limitation, acceleration to such a date that would result in said Awards becoming immediately vested, or (ii) waive any restrictions of any Award granted under the Plan.

14.4    No Repricing. Nothing in the provisions of this Article 14 shall be construed to permit the repricing of any outstanding Option as otherwise prohibited by the provisions of Section 6.12.

Article 15.    Withholding

15.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

15.2    Share Withholding. The Company may cause any tax withholding obligation described in Section 15.1 to be satisfied by the Company withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (i) having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction or (ii) tendering previously acquired Shares having an aggregate Fair Market Value equal to the minimum statutory total tax which could be imposed on the transaction (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender unless such Shares had been acquired by the Participant on the open market). All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 16.    Indemnification

Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company’s Certificate of Incorporation and Bylaws as in effect from time to time.

Article 17.    Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18.    Legal Construction

18.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

18.5    No Conflict. Unless otherwise provided for by an Award Agreement, in the event of any conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall control.

18.6    Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the Delaware Corporation Law.

Article VIII of Bank of America’s bylaws provides for indemnification to the fullest extent authorized by the Delaware Corporation Law for any person who is or was a director or officer of Bank of America who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of Bank of America or was serving at the request of Bank of America as a director or officer of any other enterprise. Such indemnification is provided only if the director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of Bank of America, and with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

The foregoing is only a general summary of certain aspects of Delaware law and Bank of America’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VIII of the bylaws of Bank of America.

ITEM 21.    Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement:

Exhibit No.	Description

2(a)	Agreement and Plan of Merger, by and between FleetBoston and Bank of America, dated as of October 27, 2003 (included in Part I as Appendix A to the accompanying joint proxy statement/prospectus)

3(a)	Amended and Restated Certificate of Incorporation of Bank of America, as in effect on the date hereof, incorporated by reference to Exhibit 99.1 of Bank of America’s Current Report on Form 8-K filed May 7, 1999

3(b)	Amended and Restated Bylaws of Bank of America, as in effect on the date hereof, incorporated by reference to Exhibit 99.2 of Bank of America’s Current Report on Form 8-K filed May 7, 1999

4(a)*	Certificate of Designation for Bank of America 6.75% Perpetual Preferred Stock

4(b)*	Certificate of Designation for Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock

5(a)*	Opinion of Paul J. Polking, Esq., Executive Vice President and General Counsel of Bank of America, as to the validity of the shares of Bank of America common stock and Bank of America preferred stock being registered

8(a)*	Opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to Bank of America, as to material U.S. federal tax matters

8(b)*	Opinion of Wachtell, Lipton, Rosen & Katz, counsel to FleetBoston, as to material U.S. federal tax matters

10(a)*	Employment Agreement, dated as of October 27, 2003, by and between Bank of America and Eugene M. McQuade

10(b)*	Employment Agreement, dated as of October 27, 2003, by and between Bank of America and H. Jay Sarles

10(c)*	Employment Agreement, dated as of October 27, 2003, by and between Bank of America and Bradford H. Warner

10(d)*	Employment Agreement, dated as of October 27, 2003, by and between Bank of America and Brian T. Moynihan

10(e)	Form of the Bank of America Corporation 2003 Key Associate Stock Plan, incorporated by reference to Exhibit 10(j) of Bank of America’s Annual Report on Form 10-K filed March 3, 2003

10(f)	Form of the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated (included in Part I as Appendix H to the accompanying joint proxy statement/prospectus)

23(a)	Consent of Paul J. Polking, Esq., Executive Vice President and General Counsel of Bank of America (included in Exhibit 5(a) to this Registration Statement)

23(b)	Consent of PricewaterhouseCoopers LLP as to Bank of America

23(c)	Consent of PricewaterhouseCoopers LLP as to FleetBoston

23(d)	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 8(a) to this Registration Statement)

23(e)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b) to this Registration Statement)

24(a)*	Power of Attorney and Certified Resolutions

99(a)	Consent of Goldman, Sachs & Co.

Exhibit No.	Description

99(b)	Consent of Morgan Stanley & Co. Incorporated

99(c)	Stock Option Agreement, dated as of October 27, 2003, by and between FleetBoston (as issuer) and Bank of America (as grantee) (included as Appendix B to the accompanying joint proxy statement/prospectus)

99(d)	Stock Option Agreement, dated as of October 27, 2003, by and between Bank of America (as issuer) and FleetBoston (as grantee) (included as Appendix C to the accompanying joint proxy statement/prospectus)

99(e)	Notice of Special Meeting of Stockholders of Bank of America (included in the accompanying joint proxy statement/prospectus)

99(f)	Notice of Special Meeting of Stockholders of FleetBoston (included in the accompanying joint proxy statement/prospectus)

99(g)	Form of Proxy for Special Meeting of Stockholders of Bank of America

99(h)	Form of Proxy for Special Meeting of Stockholders of FleetBoston

*	Previously filed.

(b) Financial Statement Schedules.

Not Applicable.

(c) Fairness Opinions.

The opinion of each of Goldman Sachs and Morgan Stanley is included in Part I as Appendix D and E, respectively, to the accompanying joint proxy statement/prospectus.

ITEM 22.    Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bank of America pursuant to the foregoing provisions, or otherwise, Bank of America has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bank of America of expenses incurred or paid by a director, officer or controlling person of Bank of America in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bank of America will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on February 6, 2004.

BANK OF AMERICA CORPORATION

By:	/s/ Kenneth D. Lewis*

Kenneth D. Lewis Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth D. Lewis* Kenneth D. Lewis	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2004

/s/ James H. Hance, Jr.* James H. Hance, Jr.	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)	February 6, 2004

/s/ Marc D. Oken* Marc D. Oken	Executive Vice President and Principal Financial Executive (Principal Accounting Officer)	February 6, 2004

/s/ John R. Belk* John R. Belk	Director	February 6, 2004

/s/ Charles W. Coker* Charles W. Coker	Director	February 6, 2004

/s/ Frank Dowd, IV* Frank Dowd, IV	Director	February 6, 2004

/s/ Kathleen F. Feldstein* Kathleen F. Feldstein	Director	February 6, 2004

/s/ Paul Fulton* Paul Fulton	Director	February 6, 2004

/s/ Donald E. Guinn* Donald E. Guinn	Director	February 6, 2004

Signature	Title	Date

/s/ Walter E. Massey* Walter E. Massey	Director	February 6, 2004

/s/ C. Steven McMillan* C. Steven McMillan	Director	February 6, 2004

/s/ Patricia E. Mitchell* Patricia E. Mitchell	Director	February 6, 2004

/s/ Edward L. Romero* Edward L. Romero	Director	February 6, 2004

/s/ O. Temple Sloan, Jr.* O. Temple Sloan, Jr.	Director	February 6, 2004

/s/ Meredith R. Spangler* Meredith R. Spangler	Director	February 6, 2004

/s/ Ronald Townsend* Ronald Townsend	Director	February 6, 2004

/s/ Jackie M. Ward* Jackie M. Ward	Director	February 6, 2004

/s/ Virgil R. Williams* Virgil R. Williams	Director	February 6, 2004

*By:	/s/ Rachel R. Cummings

Rachel R. Cummings Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2(a)	Agreement and Plan of Merger, by and between FleetBoston and Bank of America, dated as of October 27, 2003 (included in Part I as Appendix A to the accompanying joint proxy statement/prospectus)

3(a)	Amended and Restated Certificate of Incorporation of Bank of America, as in effect on the date hereof, incorporated by reference to Exhibit 99.1 of Bank of America’s Current Report on Form 8-K filed May 7, 1999

3(b)	Amended and Restated Bylaws of Bank of America, as in effect on the date hereof, incorporated by reference to Exhibit 99.2 of Bank of America’s Current Report on Form 8-K filed May 7, 1999

4(a)*	Certificate of Designation for Bank of America 6.75% Perpetual Preferred Stock

4(b)*	Certificate of Designation for Bank of America Fixed/Adjustable Rate Cumulative Preferred Stock

5(a)*	Opinion of Paul J. Polking, Esq., Executive Vice President and General Counsel of Bank of America, as to the validity of the shares of Bank of America common stock and Bank of America preferred stock being registered

8(a)*	Opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to Bank of America, as to material U.S. federal tax matters

8(b)*	Opinion of Wachtell, Lipton, Rosen & Katz, counsel to FleetBoston, as to material U.S. federal tax matters

10(a)*	Employment Agreement, dated as of October 27, 2003, by and between Bank of America and Eugene M. McQuade

10(b)*	Employment Agreement, dated as of October 27, 2003, by and between Bank of America and H. Jay Sarles

10(c)*	Employment Agreement, dated as of October 27, 2003, by and between Bank of America and Bradford H. Warner

10(d)*	Employment Agreement, dated as of October 27, 2003, by and between Bank of America and Brian T. Moynihan

10(e)	Form of the Bank of America Corporation 2003 Key Associate Stock Plan, incorporated by reference to Exhibit 10(j) of Bank of America’s Annual Report on Form 10-K filed March 3, 2003

10(f)	Form of the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated (included in Part I as Appendix H to the accompanying joint proxy statement/prospectus)

23(a)	Consent of Paul J. Polking, Esq., Executive Vice President and General Counsel of Bank of America (included in Exhibit 5(a) to this Registration Statement)

23(b)	Consent of PricewaterhouseCoopers LLP as to Bank of America

23(c)	Consent of PricewaterhouseCoopers LLP as to FleetBoston

23(d)	Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 8(a) to this Registration Statement)

23(e)	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8(b) to this Registration Statement)

24(a)*	Power of Attorney and Certified Resolutions

99(a)	Consent of Goldman, Sachs & Co.

99(b)	Consent of Morgan Stanley & Co. Incorporated

99(c)	Stock Option Agreement, dated as of October 27, 2003, by and between FleetBoston (as issuer) and Bank of America (as grantee) (included as Appendix B to the accompanying joint proxy statement/prospectus)

Exhibit No.	Description

99(d)	Stock Option Agreement, dated as of October 27, 2003, by and between Bank of America (as issuer) and FleetBoston (as grantee) (included as Appendix C to the accompanying joint proxy statement/prospectus)

99(e)	Notice of Special Meeting of Stockholders of Bank of America (included in the accompanying joint proxy statement/prospectus)

99(f)	Notice of Special Meeting of Stockholders of FleetBoston (included in the accompanying joint proxy statement/prospectus)

99(g)	Form of Proxy for Special Meeting of Stockholders of Bank of America

99(h)	Form of Proxy for Special Meeting of Stockholders of FleetBoston

*	Previously filed.